UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement	[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

[ ] Definitive Information Statement

UNITED PARK CITY MINES COMPANY

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(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  Title of each class of securities to which transaction applies:

  Common Stock, Par Value $0.01 per share

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  Aggregate number of securities to which transaction applies: 3,249,411

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  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  $25 in cash per share, subject to reduction, as set forth in Agreement and Plan of Merger

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  Proposed maximum aggregate value of transaction:

  $81,235,275

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  Total fee paid:

$7,474

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange

Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(3) Filing Party:

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(4) Date Filed:

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Notice of Action by Written Consent

United Park City Mines Company

Box 1450

Park City, Utah 84060

August [__], 2002

Dear Stockholder:

This information statement is being forwarded to the holders of common stock, par value $0.01 per share (the "Common Stock"), of United Park City Mines Company (the "Company" or "United Park") in connection with the proposed acquisition of all of the Common Stock by Capital Growth Partners, LLC ("CGP") pursuant to an Agreement and Plan of Merger dated August 26, 2002 (the "Merger Agreement") among the Company, certain of the Company's stockholders (the "Majority Stockholders"), CGP and CGP Acquisition, Inc. ("CGP Acq."), pursuant to which CGP Acq. will merge with and into the Company resulting in the Company becoming a wholly owned subsidiary of CGP(the "Merger").

Stockholders of the Company on the effective date of the Merger will receive in consideration for the stock they hold cash in the amount of $25 per share, less a pro rata portion of certain advisory, legal and other fees and expenses in connection with the transaction, estimated not to exceed $0.50 per share (the "Stockholder Expenses"). As a result of the Merger, CGP will be the sole stockholder of the Company.

The board of directors of the Company has unanimously approved the Merger and the Merger Agreement. In its evaluation, the board considered the opinion of Dresdner Kleinwort Wasserstein Inc. ("DrKW"), its financial advisor, as to the fairness from a financial point of view of the Merger. DrKW's opinion is subject to the assumptions, limitations and qualifications set forth in its written opinion, which is attached as Annex C to the enclosed information statement.

The proposed Merger requires the approval of a majority of the outstanding voting stock of the Company. We are not asking you to vote on the Merger or the Merger Agreement. Holders of approximately 67% of the outstanding voting stock of the Company have acted by written consent and voted their shares in favor of adoption of the Merger Agreement and approval of the Merger. This action by written consent is sufficient for the stockholders of the Company to adopt the Merger Agreement and approve the Merger without the vote of any other stockholders of the Company. Accordingly, your approval is not required and is not being sought. We currently anticipate completing the Merger on or about October 1, 2002.

Please do not send in your stock certificates at this time. Promptly after the Merger is completed you will receive a letter of transmittal for that purpose.

Sincerely,

 _________________________

United Park City Mines Company

____________________________

____________________________

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INFORMATION STATEMENT

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WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being furnished to the holders of common stock, par value $0.01, of United Park City Mines Company ("United Park" or the "Company") in connection with the proposed acquisition of all the common stock of United Park by Capital Growth Partners, LLC ("CGP"). The acquisition will be effected by the merger (the "Merger") of a wholly-owned subsidiary of CGP with and into United Park pursuant to an Agreement and Plan of Merger dated as of August 26, 2002 (the "Merger Agreement") among United Park, certain of the Company's stockholders (the "Majority Stockholders"), CGP and its subsidiary, CGP Acquisition, Inc. ("CGP Acq.").

At the effective time of the Merger, each outstanding share of United Park common stock, except those shares as to which appraisal rights have been properly exercised, will be converted into the right to receive $25 in cash per share, less a pro rata portion of certain advisory, legal and other fees and expenses in connection with the transaction, estimated not to exceed $0.50 per share (the "Stockholder Expenses"). By virtue of the Merger, each share of CGP Acq. will be converted into one share of the new common stock of United Park (in the aggregate representing 100% of the outstanding common stock of United Park) and the remaining outstanding shares of common stock of United Park, excluding shares as to which appraisal rights have been properly exercised, will be converted into the right to receive $25 in cash per share, less a pro rata portion of the Stockholder Expenses.

The proposed Merger requires approval by a majority of the voting power of all outstanding shares of United Park stock. We are not asking you to vote on the Merger or the Merger Agreement. A majority of the Company's stockholders has acted by written consent and voted its shares in favor of the adoption of the Merger Agreement and approval of the Merger. This action by written consent is sufficient to ensure that stockholders owning a majority of United Park common stock adopt the Merger Agreement and approve the Merger without the vote of any other stockholder. Accordingly, your approval is not required and is not being sought. We expect to complete the Merger on or about October 1, 2002, but the actual completion date could change. Under certain rules of the Securities and Exchange Commission, the Merger may not be completed until 20 days after the mailing of this information statement have elapsed. Our board of directors has voted in favor of the Merger, however, there can be no assurances or guarantee that the Merger will close on or about October 1, 2002 or at all.

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Page

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Interests of Executive Officers and Directors in the Merger; Potential

Conflicts of Interest.................................................... 5

Legal Documents.......................................................... 5

Consideration............................................................ 5

Stockholder Vote Required to Approve the Merger and Adopt the Merger

TRANSACTIONS WITH CERTAIN EMPLOYEES AND INTERESTS OF EXECUTIVE OFFICERS

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What transaction is being proposed?

A: United Park is proposing the acquisition of all of the outstanding common stock of the Company by CGP for $25 in cash per share, less a pro rata portion of the Stockholder Expenses (as defined above) through the Merger of a wholly-owned subsidiary of CGP with and into United Park.

Q: What is the reason for the Merger?

A: The Company's board believes that the Merger is fair to, and in the best interests of, the Company and its stockholders. Important factors in the board's determination included the opinion of Dresdner Kleinwort Wasserstein Inc. ("DrKW"), its financial advisor, the scope of United Park's management's search for an investor in, or a buyer for, the business, and the results of the extensive negotiations with CGP that developed for the sale of United Park.

Q: What will I receive in the Merger?

A: After the Merger is completed, you will be entitled to receive $25 in cash per share, less a pro rata portion of the Stockholder Expenses, in exchange for each of your shares of United Park stock.

Q: Are there significant conditions to the closing of the Merger?

A: Completion of the Merger is dependent on the satisfaction or waiver of several conditions. Please see 'MERGER AGREEMENT -- Conditions to the Merger.'

Q: What vote of stockholders is required to approve the Merger and adopt the Merger Agreement?

A: Approval of the Merger and adoption of the Merger Agreement requires approval by a majority of the voting power of all outstanding shares of United Park. Holders of approximately 67% of the outstanding voting stock of the Company have acted, effective August [__], 2002, by written consent and voted all of their shares of United Park common stock in favor of the adoption of the Merger Agreement and the approval of the Merger. This action by written consent will be sufficient to obtain the stockholder vote necessary to adopt the Merger Agreement and approve the Merger without the approval of any other stockholder of United Park. Therefore, your vote is not required and is not being sought.

Q: Should I send in my stock certificates now?

A: No. Promptly after the Merger is completed, you will receive a letter of transmittal for use in surrendering your stock certificates and obtaining payment for your shares.

Q: Do I have appraisal rights?

A: Yes. If you so choose, you will be entitled to exercise appraisal rights upon completion of the Merger so long as you take all the steps required to perfect your rights under Delaware law. These steps are described under "Appraisal Rights" in this information statement.

Q: When will the Merger be completed?

A: The Company is working towards completing the Merger as quickly as possible. We currently anticipate completing the Merger on or about October 1, 2002.

Q. Whom do I call if I have questions about the Merger?

A: If you have any questions, require assistance, or need additional copies of this information statement or other related materials, please call United Park at (435) 649-8011.

SUMMARY

This summary highlights selected information from this information statement. It may not contain all of the information that is important to you. To better understand the Merger and the related documents and for a more complete description of the legal terms of the Merger, you should carefully read this information statement and the documents to which we refer you that are annexed to or incorporated by reference into this information statement. Additional information about United Park has been filed with the Security and Exchange Commission ("SEC") and is available as described under "Where You Can Find More Information" on page 31.

The Merger

This information statement relates to the acquisition of United Park by CGP for $25 in cash per share of United Park stock, less a pro rata portion of the Stockholder Expenses (as defined herein), through the Merger of a wholly-owned subsidiary, CGP Acq., with and into United Park.

The Companies

United Park City Mines Company
P.O. Box 1450
Park City, UT 84060
(435) 649-8011

The principal business of United Park City Mines Company, a Delaware corporation formed in 1953, together with its subsidiaries, is the leasing, development and sale of real property located in or near Park City, Utah. As used in this information statement, unless otherwise indicated or the context otherwise requires, "United Park," "Company," "we," "us" and "our" refer to United Park City Mines Company and its subsidiaries.

We acquired properties in the Park City area upon its formation in 1953. Prior to 1982, our principal business was the mining of silver ores from these properties or the leasing of these properties to other mine operators. We now conduct no active mining operations and have no agreement to sell or lease our mining properties. We have evolved from our historical roots as a mining company to a real estate development company capitalizing on our extensive land resources.

We also lease land for skiing to the operators of the Park City Ski Area and the Deer Valley Ski Area.

Capital Growth Partners, LLC
P.O. Box 1776
Park City, UT 84060
(435) 645-7300

Capital Growth Partners, LLC was formed on July 31, 2001 as a Utah limited liability company for the specific purpose of acquiring all of our capital stock. The members of Capital Growth Partners are experienced real estate developers. Capital Growth Partners intends to develop and sell the real properties owned by us. As used in this information statement, unless otherwise indicated or the context otherwise requires, "CGP" refers to Capital Growth Partners, LLC.

Background of the Merger (See Page 4)

Our board of directors believes that the proposed Merger is fair to, and in the best interests of, the Company and our stockholders. Our board unanimously:

  approved the form, terms and provisions of the Merger and the Merger
  Agreement;
  determined that the Merger, and the consideration to be paid, is fair to and in the best interests of the Company and our stockholders;
  approved the Merger; and
  recommended that our stockholders approve and adopt the Merger and the Merger Agreement.

Important factors in the board's determination included the information and fairness opinion presented by DrKW, our financial advisor, the scope of our management's search for a buyer for the Company or its assets, and the results of a negotiation process that developed for the sale of a majority of our common stock pursuant to a stock purchase agreement entered into among United Park, certain of our stockholders and CGP in a prior proposed transaction (with a subsequent second step tender offer or merger for the remaining shares) and CGP's acquisition of all of our stock in the current proposed transaction.

Interests of Executive Officers and Directors in the Merger; Potential Conflicts of Interest (See Page 5)

You should be aware that Mr. Hank Rothwell, President and a member of our board has interests in the Merger that are different from, or in addition to yours. Pursuant to Mr. Rothwell's employment agreement, Mr. Rothwell will have the right to terminate his employment agreement and receive certain benefits. Please see 'TRANSACTIONS WITH CERTAIN EMPLOYEES AND INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS; POTENTIAL CONFLICTS OF INTEREST.' Our board was aware of these interests and considered them, among other matters, in approving the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

Legal Documents (See Annexes A and B)

The Merger Agreement is attached to this information statement as Appendix A. The Merger Agreement incorporates by reference certain provisions of a stock purchase agreement, as amended and supplemented, between the Company, CGP and certain stockholders of the Company (collectively, the "Stock Purchase Agreement"). This Stock Purchase Agreement is included in Appendix A following the Merger Agreement. The form of stockholder written consent approving the Merger is attached to this information statement as Appendix B. We encourage you to read these agreements as they are the legal documents that govern the Merger.

Consideration (See Page 5)

Pursuant to the Merger Agreement, each share of our common stock outstanding immediately prior to the completion of the Merger, except for shares as to which appraisal rights have been properly exercised, will be exchanged for $25 in cash per share, less a pro rata portion of the Stockholder Expenses.

Stockholder Vote Required to Approve the Merger and Adopt the Merger Agreement

A majority vote of stockholders is required to approve the Merger Agreement and Merger. Under Delaware law, such approval may be provided by written consent and without a meeting of the stockholders. On August [__], 2002, holders of approximately 67% of the Company's outstanding common stock executed a written consent approving the Merger Agreement and the Merger.

Opinion of Financial Advisor (See Page 11)

In making its determination with respect to the Merger and the Merger Agreement, our board relied upon, among other factors, the opinion of DrKW, its financial advisor, to the effect that the cash consideration to be received by our stockholders (other than the Majority Stockholders) was fair from a financial point of view to such stockholders. The opinion, which is attached as Annex C to this information statement, sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.

Material United States Federal Income Tax Consequences of the Merger (See Page 25)

The conversion of your shares of our common stock into the right to receive cash in the Merger will be a taxable transaction to you for United States federal income tax purposes. Subject to certain assumptions and limitations, if you hold your shares of our common stock as a capital asset, you will recognize a capital gain or loss equal to the difference between the amount of cash you receive in the Merger and your tax basis in your shares of our common stock.

THE MERGER

General

Our board is using this information statement to inform United Park's public stockholders about the proposed acquisition of United Park by CGP and the related transactions. Our board has unanimously approved the Merger and the Merger Agreement.

The proposed acquisition will occur pursuant to the Merger Agreement. Under the Merger Agreement, CGP Acq. will merge with and into United Park and all outstanding shares of United Park, other than those as to which appraisal rights have been properly exercised, will at the effective time of the Merger be converted into the right to receive $25 in cash per share, less a pro rata portion of the Stockholder Expenses. The separate existence of CGP Acq. will cease and we will become a wholly owned subsidiary of CGP.

Holders of approximately 67% of the outstanding common stock of United Park have acted by written consent and voted their shares in favor of the approval and adoption of the Merger Agreement and approval of the Merger. No approval by our other stockholders is required or is being sought. The form of stockholder consent is attached as Annex B to this information statement.

United Park Reasons For the Merger

Our board of directors determined to recommend that our stockholders approve the transaction after careful consideration of a range of strategic alternatives to provide financing for the Company's development of its properties or to permit stockholders to realize the value of their shares. These strategic alternatives included potential joint ventures, business combinations, sales and other strategic alternatives with CGP and other companies. Our board of directors also considered the development by the Company of its properties either alone or in conjunction with a joint venture partner. In making its determination, our board of directors gave due consideration to the zoning and land use approvals we obtained from local municipalities. The Company has been working on its zoning and land use approval plan since 1991. The board also gave due consideration to the cost of developing our properties, the necessity of finding a capital source to fund such cost and the time necessary to sell out our properties and the risks entailed in connection with all of the foregoing.

In this regard, our board of directors concluded that the sale of United Park to CGP represented the preferable transaction among the alternatives considered. In reaching this determination, our board of directors considered the opinion of DrKW delivered in writing on February 8, 2002, and supplemented on July 9, 2002 and August 20, 2002, that subject to assumptions made, matters considered and limitations on the review set forth in the letters, that the price per share was fair to our stockholders (other than the Majority Stockholders) from a financial point of view. Please see 'THE MERGER -- Opinion of United Park Financial Advisor.'

Background of the Merger

On June 15, 2001, during a regularly scheduled meeting of our board of directors, the board discussed strategic options for United Park. The discussions focused on a potential sale of the business or other strategic alternatives. Based on the condition of the real estate industry, a decision was made to engage DrKW to assist us in identifying potential acquirors and negotiating the sale of the Company or other strategic alternatives. On June 14, 2001, we engaged DrKW as our financial advisor to assist in exploring possible investment in or sale of the Company.

DrKW solicited indications of interest for the acquisition of the Company from approximately 80 companies. DrKW received requests for more information from a small number of companies indicating possible interest in United Park. DrKW sent information memoranda to the interested parties and had limited conversations with them regarding the operations of the Company. Ultimately, no interest was generated from any potential acquirors, other than CGP, which expressed an interest in a possible transaction regarding United Park.

Mr. Gerald Jackson, an experienced real estate developer, became aware of our interest in securing an investor or being sold. Mr. Jackson contacted DrKW and requested financial and other information regarding United Park for the purpose of determining the feasibility of acquiring us (the "Evaluation Materials"). On July 9, 2001, Aspen Springs Ranch Corp., a Utah company owned by Mr. Jackson, entered into a confidentiality agreement with DrKW pursuant to which Aspen Springs Ranch Corp. received the Evaluation Materials. On July 31, 2001, Mr. Jackson and other individuals caused the formation of CGP for the sole purpose of acquiring our capital stock.

CGP approached the Majority Stockholders through DrKW and ultimately stated that it was prepared to make an offer to purchase all of our capital stock. CGP also advised DrKW that unless it had a firm commitment from the Majority Stockholders to sell their shares it would not negotiate a transaction pursuant to which it would acquire all of our common stock.

In July of 2001, CGP acting through Mr. Jackson had several telephonic meetings with representatives of DrKW. During those telephonic meetings, CGP was questioned as to its financial ability to complete a transaction pursuant to which it would acquire all of our common stock. Mr. Jackson indicated that upon execution of an agreement to purchase United Park an earnest money deposit would be made. In subsequent discussions with DrKW, it was agreed that confirmatory assurances regarding the financial resources available would be forthcoming. In performing our due diligence, we communicated with the bank and accountants of certain of CGP's members regarding these assurances.

CGP sent a proposed letter of intent dated October 3, 2001 to DrKW pursuant to which CGP would acquire all of our capital stock owned by Majority Stockholders at a price of $21.85 per share. The proposed letter of intent contained other terms and conditions and indicated that CGP would consider purchasing the remaining outstanding shares of United Park (the "Minority Shares") at $21.85 per share and would make an earnest money deposit.

On October 8, 2001, DrKW, in a letter to CGP, stated that the Majority Stockholders would not consider CGP's proposal unless the proposed purchase price was at least $25 in cash per share. By letter dated October 12, 2001, counsel for CGP advised DrKW that CGP was prepared to make an offer of $25 in cash per share to all stockholders of United Park subject to certain contingencies.

Subsequently, Mr. Jackson spoke by telephone with representatives of the Majority Stockholders for the purpose of discussing terms and conditions upon which CGP might acquire the capital stock of United Park. Representatives of the Majority Stockholders stated that the purchase price must be at least $25 in cash per share and that as a condition of the sale of their shares, CGP must make an offer to the remaining stockholder of United Park to purchase the Minority Shares for $25 in cash per share.

On October 25, 2001, CGP entered into a Non-Disclosure Agreement with DrKW related to the proposed acquisition of the Majority Stockholders' shares and pursuant to which the parties agreed to maintain the confidentiality of their negotiations and financial and other information received pursuant to such negotiations.

On October 26, 2001 CGP addressed a revised Letter of Intent to the Majority Stockholders pursuant to which it proposed to acquire their shares and the Minority Shares of United Park at $25 in cash per share subject to certain terms and conditions including a "hold back" of 10% of the purchase price to provide for payment in the event of breach of the representations and warranties to be contained in a definitive purchase and sale agreement. The October 26, 2001 Letter of Intent also provided for a $1 million refundable deposit. On November 5, 2001, Mr. Jackson and Mr. Richard Dudley, another member of CGP, met in New York City with members of the Majority Stockholders. At that meeting, there was a discussion and negotiation of the terms and conditions that would be acceptable to the Majority Stockholders and pursuant to which CGP might acquire all of our common stock.

Following the November 5, 2001 meeting in New York and after further discussions between Mr. Jackson and DrKW, a revised Letter of Intent was sent to the Majority Stockholders by CGP under date of November 6, 2001. The Majority Stockholders did not execute a letter of intent.

On November 26, 2001, our board of directors met to discuss the proposed transaction with CGP and the status of other companies that had expressed a possible interest in acquiring us during DrKW's marketing process. At that time, our board instructed the officers to cooperate with CGP during its due diligence, although we were not proposed to be a party to the agreement to purchase stock from the Majority Stockholders.

On November 29, 2001, a draft of a Stock Purchase Agreement pursuant to which CGP would purchase the Majority Stockholders' shares at $25 in cash per share and make a tender offer to acquire the Minority Shares at $25 in cash per share was sent to Mr. Trevisani, counsel for CGP.

Our board members and management met with our legal counsel seeking outside advice as to the appropriateness of the terms of the Stock Purchase Agreement as early as October of 2001. The Majority Stockholders engaged as special legal counsel, Holme Roberts & Owen LLP, to advise them and certain members of our board regarding our potential sale. Although the Majority Stockholders agreed to sell their shares at $25 in cash per share to CGP, the board wished to ensure that the stockholders other than the Majority Stockholders would have an opportunity to sell their shares at the same price to be received by the Majority Stockholders. Further, seeking to ensure that the price proposed to be paid to the stockholders other than the Majority Stockholders was fair from a financial point of view, our board sought from DrKW a fairness opinion for the transaction.

Following an exchange of drafts of the Stock Purchase Agreement, a meeting of counsel was held on December 13, 2001. At that meeting there were extensive negotiations relating to the Stock Purchase Agreement. Several drafts of the Stock Purchase Agreement were negotiated and exchanged by the parties during the period commencing December 13, 2001 and ending as described below.

On January 22, 2002, at a regularly scheduled board meeting, our board discussed the request by CGP that the Company become a party to the Stock Purchase Agreement. Our board deferred the decision until a later date when we could obtain more information regarding CGP and to consider financial information concerning the purchaser group.

On February 1, 2002, our board met to discuss the status of the negotiations of the Stock Purchase Agreement and the latest draft thereof. A representative from DrKW participated by telephone at the meeting and discussed and presented to the board a fairness opinion DrKW had prepared relating to the proposed transaction. After discussion and consideration of various factors, including the presentation by DrKW, our board authorized us to enter into the Stock Purchase Agreement and any other documents that were required to effect the transaction, and our board further authorized us to recommend to the stockholders of the Company (other than the Majority Stockholders) to sell their shares to CGP for $25 in cash per share, less a pro rata portion of the Stockholder Expenses.

On February 21, 2002, the Stock Purchase Agreement was executed by the Company, CGP and the Majority Stockholders, together with a related Deposit Agent Agreement and Option Holder Agreement.

After signing the Stock Purchase Agreement, CGP continued its due diligence investigation. CGP conducted multiple interviews with our management and engaged Utah counsel and other professional advisors to specifically review environmental, permitting zoning and real property title issues.

While conducting its due diligence inquiry and in anticipation of acquiring ownership of United Park, CGP began negotiations with East/West Developers pursuant to which East/West and CGP (when it became the owner of United Park) would jointly develop two parcels of land owned by United Park (as a wholly owned subsidiary of CGP) known as Pod A and Pod B-2 (the "East/West Contract"). The East/West Contract would only be effective upon the acquisition by CGP of 100% of our capital stock. CGP would then as owner of United Park cause us to sell Pods A and B-2 to East/West for $35 million to be paid at the Closing, plus additional consideration contingent upon the completion of certain improvements required by Park City Municipal Corporation.

 In the course of CGP conducting its due diligence, Mr. Douglas Anderson, a financial partner of CGP, determined that he would not proceed with completion of the Stock Purchase Agreement and would cause CGP to notify us and the Majority Stockholders before expiration of the 120 day due diligence period that it would not proceed to close under the Stock Purchase Agreement and require return of the $1.5 million deposit. Mr. Jackson, the founder and manager of CGP, advised the Majority Stockholders and us of Mr. Anderson's decision and sought to introduce a new partner to replace Mr. Anderson.

Talisker Mountain Developments, Inc., a Utah corporation ("Talisker"), agreed to replace Mr. Anderson as a principal of CGP and to fund the $1.5 million deposit. As a condition to replacing Mr. Anderson, however, Talisker required that certain conditions to the East/West contract be completed and certain deadlines under the Stock Purchase Agreement be extended to permit Talisker to perform its own due diligence investigation.

Extensive negotiations between CGP, the Majority Stockholders and the Company took place in late June 2002 in order to:

  (i)  avoid termination of the Stock Purchase Agreement on June 21, 2002;

   (ii)  permit Talisker to complete its due diligence and become the substitute principal member of CGP replacing Mr. Anderson; and

(iii) permit completion of the East/West contract.

The Majority Stockholders, the Company and CGP entered into an Amendment to the Stock Purchase Agreement (the "Amendment") dated June 21, 2002 which provides:

(i) $250,000 be paid from the $1.5 million deposit held in escrow to the Majority Stockholders as a non-refundable deposit;

(ii) the remaining $1.25 million deposit would continue to be held under the Deposit Agreement to be returned to CGP if it determined not to close the transaction prior to July 19, 2002;

(iii) on or before July 19, 2002, CGP could elect a postponement of the closing until August 19, 2002 but in such event $1.25 million of the deposit would become non-refundable, except under limited circumstances; and

(iv) further postponements of the closing of 15 days each to September 3 and September 19, 2002 could be elected by CGP, provided additional non-refundable deposits of $250,000 were paid to the Majority Stockholders for each postponement.

On July 19, 2002, a Supplement to the Stock Purchase Agreement ("Supplement") was entered into between CGP, Loeb Investors Co. XL ("Loeb") and United Park. The Supplement provides that Loeb will sell an additional 917,778 shares of United Park to CGP upon the same terms and conditions as the Stock Purchase Agreement. CGP was required to place an additional $250,000 with Zions Bank under the Deposit Agreement and a Supplemental Deposit Agent Agreement among Loeb, CGP and Zions Bank and that with respect to a request by CGP to postpone the closing to September 3 and September 18, 2002, a $50,000 forfeitable deposit with respect to each extension was to be paid by CGP to Loeb.

On August 19, 2002, pursuant to the Amendment, CGP gave the Majority Stockholders notice and a non-refundable $250,000 for a postponement of the closing date thereunder. Further, pursuant to the Supplement, CGP gave Loeb notice and a non-refundable $50,000 for a postponement of the closing date thereunder.

On August 26, 2002 CGP, United Park and the Majority Stockholders entered into the Merger Agreement which suspends the terms of the Stock Purchase Agreement. The Merger Agreement provides that (i) the provisions of the Stock Purchase Agreement be suspended and the terms of the transaction be governed by the Merger Agreement and (ii) the closing pursuant to the Merger Agreement is to be held on or about October 1, 2002 (subject to certain postponement events) at which time each stockholder of the Company not electing appraisal rights would receive $25 in cash per share, less a pro rata portion of the Stockholder Expenses.

Our board met on August 26, 2002 and approved the suspension of the Stock Purchase Agreement and voted in favor of the Merger and the Merger Agreement. On the same day, holders of a majority of our stock executed a written consent approving the Merger and the Merger Agreement.

In August of 2002, CGP became aware that the deposits for the sale of 6 of the 10 "Northside Lots" owned by United Park and subject to purchase and sale agreements had been returned to the buyers after the buyers terminated the contracts. The Majority Stockholders executed an agreement with CGP dated August 26, 2002 which provides that if any of the 10 Northside Lots are not sold by us at the time of completion of the Merger then the Majority Stockholders will purchase the unsold Northside Lots at the same price as provided in the terminated contracts. The Majority Stockholders will use part of the proceeds they will receive upon the sale of their shares to purchase the properties. The Majority Stockholders agreed to the purchase of these properties to accommodate CGP so they would not terminate the transaction and so that they would close the Merger.

Opinion of Financial Advisor

On June 14, 2001, we retained DrKW to act as our financial advisor with respect to a possible sale or disposition of our businesses. As part of the engagement, our board of directors requested that DrKW consider whether the cash consideration to be received by our stockholders, other than the Majority Stockholders, in the Merger was fair from a financial point of view to such stockholders. Neither our management nor our board placed any limitations upon DrKW with respect to the procedures followed or factors considered by DrKW in rendering its opinion.

 DrKW is an internationally recognized investment banking and advisory firm. Our board retained DrKW to act as our financial advisor in connection with the Merger because of DrKW's experience and reputation. DrKW has not performed any financial advisory services for us or CGP in the past.

 At a meeting of our board of directors on February 1, 2002, DrKW rendered its oral opinion to our board, subsequently confirmed in writing as of February 8, 2002, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of their review, as set forth in their opinion, the cash consideration to be received by our stockholders (other than the Majority Stockholders) pursuant to the Stock Purchase Agreement was fair from a financial point of view to such stockholders. Subsequently, in connection with the modifications to the transactions culminating in the Merger, the opinion letter was updated by DrKW in letters dated July 9, 2002 and August 20, 2002.

 The full text of DrKW's opinion, which sets forth, among other things, the opinion expressed, the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by DrKW, is attached as Annex C to this information statement and is incorporated herein by reference. This description of DrKW's opinion should be reviewed together with the full text of the opinion, and you are urged to read the opinion and consider it carefully. The DrKW opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or otherwise act in respect of the Merger Agreement or the other transactions contemplated thereby and should not be relied upon by any stockholder in respect of such matters. The following summary of DrKW's opinion is qualified in its entirety by reference to the full text of the opinion. DrKW has consented to the inclusion of its opinion in its entirety in this information statement.

 DrKW's opinion is addressed to our board and evaluated only the fairness, from a financial point of view, of the cash consideration to be received by our stockholders (other than the Majority Stockholders) pursuant to the Merger. The terms of the Merger, including the Merger Consideration, were determined through negotiations between CGP, United Park, the Majority Stockholders and our board, and were not determined by DrKW. DrKW's opinion does not address the merits of the underlying decision to engage in the Merger.

In arriving at its opinion, DrKW, among other things:

  reviewed certain publicly available business and financial information relating to us that DrKW deemed to be relevant;
  reviewed certain information, including financial forecasts, relating to our business, earnings, cash flow, assets, liabilities and prospects;
  conducted discussions with members of our senior management concerning the history, current operations and financial status, and future prospects, as well as the future outlook for the ski resort real estate industry generally;
  toured our facilities and assets located in the Park City, Utah area;
  reviewed the market prices and valuation multiples for our shares;
  reviewed drafts of the Stock Purchase Agreement, the amendments thereto, and the Merger Agreement; and
  reviewed such other financial studies and analysis and took into account such other matters DrKW deemed necessary, including DrKW's assessment of general economic, market and monetary conditions.

In preparing its opinion, DrKW has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available, discussed with or reviewed by or for DrKW, or publicly available, and DrKW has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of our assets or liabilities or been furnished with any such evaluation or appraisal. With respect to the financial forecast information furnished to or discussed with DrKW by us, DrKW has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of our management as to our expected future financial performance. Although DrKW toured our facilities and assets located in the Park City, Utah area, DrKW did not conduct an appraisal of the value of our real estate assets or commission any such appraisal or review. Finally, DrKW assumed that the final form of the Merger Agreement will be substantially similar to the last drafts reviewed by them.

 DrKW's opinion was necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to DrKW as of February 8, 2002, the date of the opinion, as updated.

 Summary of Analyses

 The following is a brief summary of certain of the quantitative analyses performed and factors considered by DrKW in connection with rendering its opinion and reviewed with our board of directors at its February 8, 2002 meeting. While the foregoing summary described the analyses and factors that DrKW deemed material in its presentation to our board of directors, it is not a comprehensive description of all analyses and factors considered by DrKW. In connection with its delivery of additional letters on July 9, 2002 and August 20, 2002, DrKW reviewed its analyses and certain factors with us but did not perform new analyses.

Because of the early stage project development nature of our business and land holdings, DrKW did not believe several customary valuation methodologies would apply to the Company. Our unique land holdings and lack of current revenue and cash flow prevent it from reasonable comparison to other publicly traded companies. A lack of current operations prevents any analysis of relevant multiples of the financial results of the Company or comparison to valuation multiples of precedent transactions. Moreover, the unique nature of our portfolio of land parcels prevents any meaningful comparison to large land sales in Park City, Utah or in other ski resort areas. Therefore, in performing its analysis, DrKW used and reviewed with our board of directors three principal valuation methodologies: (1) a review of our historical trading ranges, (2) a review of premiums paid in similar transactions and (3) a net present value analysis of future land development proceeds.

 Review of Historical Trading Ranges: DrKW reviewed the historical trading prices of our stock as traded on the New York Stock Exchange under the ticker "UPK." Because of the low volume of trading of the stock, DrKW reviewed not only the ranges of trading of the stock but the distribution of volume over certain price ranges over the last two years. We traded for an average price of $19.31 per share over the last year with the majority of trading volume between $19.00 and $19.50 per share. Over the last two years, we traded for an average price of $20.20 per share over the last year with the majority of trading volume between $19.00 and $21.00 per share.

Premiums Analysis: DrKW reviewed the transaction premiums paid over market prices for transactions for selected all cash-structures between $50 million and $100 million for the five-year period from 1996 to 2001. A review of the these transactions indicates a median one day premium of 20.6% over market, a median one week premium of 28.1% over market and a median four week premium of 33.3%.

Noting that the cash consideration to be paid to the stockholders (other than the Majority Stockholders) was above the recent and historical trading prices of us by premiums that are within or above the range of premiums for transactions of a similar size, DrKW determined that these facts supported a determination that the cash consideration was fair, from a financial point of view to our stockholders (other than the Majority Stockholders).

Net Present Value of Future Land Development: DrKW performed a net present value analysis on our future land development proceeds with projections for the years 2002 to 2008 provided by our management. In performing this analysis, DrKW made various assumptions and applied valuation parameters that it deemed appropriate.

Utilizing the projections provided by our management, DrKW calculated the theoretical net present value per share for our common stock by (a) adding together the projected cash flows from land sales of each of our developments with corporate expenses over the projection period, (b) subtracting corporate income taxes net of net operation loss tax credits ("NOLs") accumulated by the Company, (c) discounting the resulting cash flows using a range of discount rates from 30% to 40% which were determined through a survey of rates of return required by real estate investors for similar projects to us contacted by DrKW or the Company, (d) adding current value of the Park City Mountain Resort Ski Lease, (e) subtracting the environmental, mine maintenance and other liabilities of the Company and (f) dividing the total by our shares outstanding.

In addition, DrKW calculated the theoretical equity values per share for assuming our NOLs were excluded. DrKW also conducted an analysis of an alternative scenario which assumed that several of the land developments would be delayed by 6 to 12 months.

The analysis described above generated the following theoretical equity values per share for the Company:

Assumed Discount Rate	30.0%	35.0%	40.0%
Implied Value Per Share (with NOLs)	$29.29	$25.73	$22.74
Implied Value Per Share (without NOLs)	$24.04	$20.81	$18.12

     Assuming a 6-12 month delay in several land developments:

Assumed Discount Rate	30.0%	35.0%	40.0%
Implied Value Per Share (with NOLs)	$21.37	$17.76	$14.83
Implied Value Per Share (without NOLs)	$17.47	$14.26	$11.66

DrKW noted that the NOLs may be impaired upon change of control and that certain of our developments could be delayed due to disruptions including, but not limited to, delays in the land entitlement process, weather, the 2002 Winter Olympics, construction delays or general real estate market conditions. DrKW noted that the consideration pursuant to the Merger Agreement ("Merger Consideration") was within the foregoing valuation range and this fact supported a determination that the Merger Consideration was fair, from a financial point of view to our stockholders (other than the Majority Stockholders).

Our management did not prepare updated projections for DrKW to analyze in connection with either the July 9, 2002 or August 20, 2002 letters delivered by DrKW. As a result, DrKW's letters are each based on its analysis of the projections initially provided to DrKW in connection with the February 8, 2002 fairness opinion. In its fairness opinion, DrKW stated that it assumed and relied upon the reasonableness and accuracy of these projections, it assumed that such projections were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of our management, and that it was not expressing any opinion with respect to these projections or the assumptions upon which they were based.

The foregoing summary is qualified by reference to the written opinion dated as of August 20, 2002 of DrKW, which is attached as Annex C to this information statement.

Fee Arrangements

 DrKW was retained by our board of directors under an engagement letter dated June 14, 2001. As compensation for its services as financial advisor to us in connection with the Merger, we agreed to pay DrKW the following fees:

  a fixed advisory fee of $50,000, which was paid upon the execution of the engagement letter which is credited against the following fees; and
  a success fee (the "Success Fee"), payable upon closing of the Merger, calculated as 1% of the aggregate consideration up to $90,000,000 paid by CGP in connection with the Merger plus 5% of the aggregate consideration, if any, over $90,000,000.

Accordingly, please be advised that a significant portion of the fee paid to DrKW was contingent upon the closing of the Merger. Also, the success fee would be reduced to 0.75% of the aggregate consideration if no opinion was requested; however, no fees paid to DrKW were contingent upon any conclusions reached in its opinion.

After the Closing, one-half of the Success Fee is to be paid by the Company (as the new wholly-owned subsidiary of CGP) and one-half is to be paid by the our stockholders on a pro rata basis. The Merger Consideration will be reduced by the expenses incurred in the transaction, including the amount paid for the DrKW fee.

In addition, we agreed to reimburse DrKW for its reasonable out-of-pocket expenses up to $100,000 and to indemnify DrKW against certain liabilities, including liabilities under the federal securities laws, relating to, arising out of, or in connection with its engagement. Under the terms of the engagement letter, we paid the $50,000 advisory fee to DrKW upon execution of the engagement letter. Neither we nor CGP has paid DrKW any other compensation during the past two years, and no further compensation is contemplated. Furthermore, neither we nor CGP has had any other relationship at any time with DrKW, and neither we nor CGP has agreed to engage DrKW to provide any services in the future.

MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement and is qualified by reference to the complete text of the Merger Agreement, which is incorporated by reference and attached as Annex A to this information statement.

Completion of the Merger

As soon as practicable after all of the conditions set forth in the Merger Agreement have been satisfied or waived, the parties will file a certificate of Merger with the Secretary of State of the State of Delaware. The Merger will be completed at the time the certificate is filed or, if later, at the time specified in the certificate.

Merger Consideration

The Merger Agreement provides that each share of our common stock outstanding immediately prior to the completion of the Merger (other than shares as to which appraisal rights have been properly exercised), will, at the completion of the Merger, be converted into the right to receive $25 in cash per share, without interest, less a pro rata portion of the Stockholder Expenses. The Majority Stockholders will also have their Merger Consideration reduced by their pro rata portion (among themselves) of any deposit or postponement payment paid by CGP that has been released or paid to them. Shares of United Park held as treasury shares will be cancelled without any payment for those shares.

Stock Options

At or immediately prior to the completion of the Merger, each option, whether or not vested or exercisable, will be cancelled. CGP will pay each holder of vested options an amount in cash per option, subject to any required withholding taxes, determined by multiplying the excess, if any, of $25 in cash, less a pro rata portion of the Stockholder Expenses, over the applicable exercise price of such option, by the number of shares to which such option relates.

Surrender of Certificates and Payment Procedures

A paying agent will be appointed to handle the exchange of stock certificates of stockholders for the Merger Consideration. Promptly after the Merger, the paying agent will send or, if requested in writing, deliver to you a letter of transmittal and instructions explaining how to surrender your stock certificates. If you surrender your certificates to the paying agent, together with a properly completed letter of transmittal, and all other documents the paying agent may reasonably require, you will receive the appropriate Merger Consideration subject to any required withholding taxes, less a pro rata portion of the Stockholder Expenses. Until surrendered in accordance with the foregoing instructions, each certificate formerly representing our shares, other than shares as to which appraisal rights have been properly exercised, will only represent the right to receive the Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable.

At the completion of the Merger, our stock transfer book will be closed and there will be no further registration of transfers of our shares. If certificates of shares are presented after the completion of the Merger, they will be cancelled and exchanged for the right to receive the Merger Consideration.

The Majority Stockholders will receive the Merger Consideration to which they are entitled at the completion of the Merger.

Representations and Warranties

We have made certain representations and warranties to CGP and CGP Acq., subject to disclosure schedules and certain materiality thresholds. These include representations and warranties as to:

  organization and qualification;
  capitalization;
  authority to execute and deliver the Merger Agreement;
  no violation of charter documents, material agreements or law in connection with the Merger;
  required filings and consents;
  books and records;
  SEC reports;
  financial statements;
  undisclosed liabilities;
  compliance with applicable laws;
  absence of certain changes and events;
  litigation;
  benefit plans;
  taxes;
  intellectual property;
  licenses and permits;
  material contracts;
  environmental matters;
  brokers;
  our board approval;
  title to assets;
  real property;
  labor matters; and
  insurance.

CGP and CGP Acq. have made certain representations and warranties to United Park and the Majority Stockholders, subject to disclosure schedules and certain materiality thresholds. These include representations and warranties as to:

  organization and qualification;
  authority to execute, deliver and perform the Merger Agreement;
  no violation of charter documents, material agreements or law in connection with the Merger;
  required filings and consents;
  brokers;
  financial capability;
  investment experience and intent; and
  acknowledging the lack of other representations by United Park.

The Majority Stockholders have represented and warranted to CGP and CGP Acq. as to their respective title to and authorization to tender their shares of the Company.

The representations and warranties contained in the Merger Agreement (other than as to title of the shares held by the Majority Stockholders) do not survive the completion of the Merger or the termination of the Merger Agreement.

Covenants

The parties to the Merger Agreement have agreed to certain covenants in the Merger Agreement. A description of the covenants follows:

  Subject to certain exceptions contained in the Merger Agreement, CGP agreed to maintain the confidentiality of all documents and non-public information obtained about the Majority Stockholders and United Park.
  Until the completion of the Merger, we agreed to continue conducting our real estate business, including paying or performing obligations when due, preserving intact our current officers and key employees, and preserving relationships.
  Until the completion of the Merger, we may not, without the prior written consent of CGP, which may not be unreasonably withheld:
  commence any litigation having a value greater than $10,000,000 or settle any litigation having a value of greater than $5,000,000 without giving three business days prior notice to CGP;
  declare, set aside or pay any dividends or make any other distributions in respect of, or split, combine, reclassify, issue or authorize the issue of, or repurchase, redeem or otherwise acquire, our equity securities;
  issue any capital stock, other than capital stock issued upon exercise of options or warrants outstanding on the date of the Merger Agreement;
  amend our charter or by-laws;
  merge or consolidate with, or purchase any assets or equity securities of, another entity;
  incur, issue or guarantee any debt (or amend the terms of any existing debt) in an amount greater than $10,000,000 in total (and in all cases, the funds obtained from those actions must be used in our real estate development business);
  grant loans to others or purchase debt securities from others which are, in total, greater than $50,000 (and in all cases, those loans and purchases must be made or done only in connection with our real estate development business;
  grant any severance or termination pay (in cash or otherwise) to any employee, including any officer, except pursuant to agreements in existence on the date of the Merger Agreement;
  except as described in the next bullet, enter into any strategic alliance agreement or arrangement or joint marketing arrangement or agreement in excess of a total of $10,000,000, other than certain excepted transactions;
  buy and sell lots, or portions of real property in a single transaction greater than $10,000,000 in value, which is to a single person or entity;
  take any action to accelerate the vesting schedule of our outstanding stock options, except pursuant to agreements in existence on the date of the Merger Agreement;
  hire or terminate any management-level employees, or encourage them to resign;
  begin construction or enter into a construction contract, in either case, with payment obligations greater than $10,000,000 in total;
  enter into lines of business other than the development and sale of real property, minerals and water;
  enter into any contract for services that is for a duration of greater than one year and may not be terminated by us on less than 90 days notice and without cost to us;
  enter into any transaction with any of our affiliates; and
  enter into a contract or agreement to do any of the above.
  Until the completion of the Merger, we have agreed to provide reasonable access to information about our operations to CGP.
  We and the Majority Stockholders have agreed to provide to CGP a copy of all written non-public information provided to any other party in connection with or related to an actual or potential alternative acquisition proposal. We and the Majority Stockholders must also notify CGP, in reasonable detail, of the receipt of any written acquisition proposal, any non-written proposal that has been presented to our board of directors, and the dissemination of any written notice to our board of directors indicating an intent to raise or discuss an alternative acquisition proposal at any meeting. Material changes to any alternative acquisition proposal must also be disclosed to CGP. The Majority Stockholders have agreed that they will not bring any litigation on behalf of any minority stockholders that, if successful, could prevent or delay the Merger, unless they are legally obligated to do so. Our board of directors may withdraw its approval and recommendation of the Merger, but only if a superior offer is pending at the time of the board's action.
  The parties have agreed to cooperate with each other in connection with making all necessary filings and submissions necessary to complete the Merger, including this information statement.
  We have agreed to promptly prepare and file with the SEC, and to mail to our stockholders, this information statement.
  CGP has acknowledged that we and the Majority Stockholders may publicly announce the Merger and to comply with SEC disclosure requirements. CGP may make public announcements of the Merger with our consent.
  CGP will take all action necessary to cause CGP Acq. to perform its obligations under the Merger Agreement.
  The approval of the Merger given by our board of directors with respect to Delaware takeover rules may not be withdrawn, revoked or modified. If any state takeover statute other than Delaware's becomes or is deemed to become applicable to us or the Merger, we will take all action necessary to render the statute inapplicable.
  Upon the completion of the Merger, CGP, United Park and a representative of the Majority Stockholders will instruct the deposit agent to release to the paying agent the deposits paid by CGP under the Stock Purchase Agreement, the Merger Agreement and the deposit agreement, as supplemented, between us, the Majority Stockholders and CGP.
  Postponement deposits will be applied to the Merger Consideration upon the completion of the Merger. Certain deposits and postponement payments that have been made by CGP are non-refundable. Certain postponement deposits made by CGP will become non-refundable and the property of the Majority Stockholders if the Merger Agreement has not been terminated on or before September 19, 2002. An additional postponement deposit made by CGP will become non-refundable and the property of the Majority Stockholders if the Merger Agreement has not been terminated on or before October 1, 2002.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of United Park, CGP, CGP Acq. and the Majority Stockholders to complete the Merger are subject to the satisfaction or waiver of the following conditions:

  approval and adoption of the Merger Agreement and the Merger by our stockholders and CGP Acq. in accordance with Delaware law, and by the members of CGP in accordance with the laws of the State of Utah;
  approval and adoption of the Merger Agreement and the Merger by the board of directors of each of United Park and CGP Acq.;
  the receipt of all necessary consents, orders, and approvals;
  no provision of any applicable domestic law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction may restrain or prohibit the completion of the Merger;
  with certain exceptions, there may not be any proceeding pending to enjoin, restrain, prohibit or obtain substantial damages in respect of, related to, or arising out of the Merger Agreement or the Merger; and
  there may not be any stop order issued by the SEC suspending the use of this information statement.

Closing Conditions to the Obligations of CGP and CGP Acq.

The obligations of CGP and CGP Acq. to complete the Merger are subject to the satisfaction or waiver of the following further conditions:

  the representations and warranties of United Park and the Majority Stockholders must be accurate in all material respects to the extent specified in the Merger Agreement;
  United Park and the Majority Stockholders must have performed, in all material respects, their respective obligations under the Merger Agreement;
  CGP and CGP Acq. must have received a copy of the resolutions of our board of directors authorizing the Merger;
  we must be in good standing in Delaware;
  we must have obtained necessary consents;
  United Park and the Majority Stockholders must have delivered to DrKW the amount equal to their respective obligations to DrKW;
  CGP must be satisfied with the results of its due diligence investigation of United Park. This condition to the completion of the Merger, however, will terminate on September 19, 2002; and
  our stockholders executing the action by written consent must be the owner of record of more than 50% of the issued and outstanding voting stock of United Park.

Conditions to the Obligations of the Company and the Majority Stockholders

The obligations of United Park and the Majority Stockholders to complete the Merger are subject to the satisfaction or waiver of the following further conditions:

  the representations and warranties of CGP and CGP Acq. must be accurate in all material respects to the extent specified in the Merger Agreement;
  CGP and CGP Acq. must have performed, in all material respects, their respective obligations under the Merger Agreement;
  CGP must be in good standing in the State of Utah, and CGP Acq. must be in good standing in the State of Delaware;
  all applicable deposits and "postponement payments" must have been made under the Stock Purchase Agreement, as amended and supplemented; and
  our directors and officers liability insurance policy must be in effect at the completion of the Merger. At the completion of the Merger, we must reimburse the Majority Stockholders for amounts paid by them on behalf of United Park in respect of the premium on the insurance policy, up to a maximum reimbursement of $225,000.

Set-off

The Majority Stockholders have agreed to purchase from United Park any of eight identified building lots that remain unsold to third parties as of the Closing Date of the Merger. As of the date hereof, the parties estimate the number of unsold lots will not exceed six. The average gross sales price for these lots is approximately $1.6 million per lot.  United Park will be permitted, at its option, to set-off any amounts payable by the Majority Stockholders to United Park (the "Northside Lot Consideration") under a Letter Agreement, dated as of August 26, 2002, between the Majority Stockholders and United Park with respect to the purchase of the Northside Lots of real estate by the Majority Stockholders. United Park may effect any such offset by instructing the paying agent to disburse to United Park as an offset an amount equal to the Northside Lot Consideration out of the amount payable to the Majority Stockholders under the Merger Agreement.

Termination

The parties to the Merger Agreement may mutually agree, at any time before the completion of the Merger, to terminate the Merger Agreement. In addition:

  if CGP or CGP Acq. has committed a material breach of its obligations under the Merger Agreement and the breach has not been cured or waived, United Park or the Majority Stockholders may terminate the Merger Agreement. If a material breach of the Merger Agreement has been committed by United Park or the Majority Stockholders and the breach has not been cured or waived, CGP or CGP Acq. may terminate the Merger Agreement;
  any party to the Merger Agreement may terminate it if any applicable domestic law, rule or regulation makes completion of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a court of competent jurisdiction restrains or prohibits the completion of the Merger, and that judgment, injunction, order or decree becomes final and non-appealable;
  any party to the Merger Agreement may terminate it if any condition applicable to another party has not been satisfied or waived;
  United Park and the Majority Stockholders may terminate the Merger Agreement if a superior offer is received and if any temporary restraining order, preliminary or permanent injunction or other order has been issued by any United States federal or state court of competent jurisdiction or other material legal restraint or prohibition has been issued or promulgated by a United States federal or state governmental entity, court or agency in a proceeding which was initiated by a party other than United Park or the Majority Stockholders having the effect of compelling consideration of a superior offer and sale of our shares (by any means) to the originator of the superior offer;
  CGP may terminate the Merger Agreement within 10 days of receipt of notice from us of our withdrawal of recommendation of the Merger and/or recommendation of a superior offer;
  any party to the Merger Agreement may terminate the Merger Agreement if the Merger is not completed on or before the later of (i) October 1, 2002, (ii) if 10 days following the filing of this information statement with the SEC has elapsed (the "Waiting Period") and the SEC had not given us notice that it would comment on the information statement, the 25th day following the expiration of the Waiting Period, or (iii) if the SEC elected to comment on the information statement, the twenty-fifth day following the date on which all SEC comments were resolved. The date of comment resolution could not be later than November 8, 2002. If any date described in this paragraph does not fall on a Business Day, the Merger will be completed on the next following Business Day. The Merger Agreement may only be terminated, however, under this paragraph by a party that is not in breach of the Merger Agreement;
  United Park and Loeb, as representative of the Majority Stockholders, may terminate the Merger Agreement on September 20, 2002 if a required deposit has not been made by CGP on or before September 19, 2002; and
  United Park and Loeb, as representative of the Majority Stockholders, may terminate the Merger Agreement on October 2, 2002 if a required postponement payment has not been made by CGP on or before October 1, 2002.

If the Merger Agreement is validly terminated, it will become void and have no effect, without any liability of any party (or any stockholder), director, officer, employee, agent, consultant or representative of that party) to the other parties, unless that party has willfully breach the Merger Agreement. If the Merger Agreement is validly terminated (other than as a result of the events described in the first, fourth, seventh or eighth bullet points above), however, all provisions of the Stock Purchase Agreement will be reinstated as of the date of the termination. If the Stock Purchase Agreement is reinstated, the closing of the transactions contemplated by it will occur on the later of (i)10 business days after the reinstatement of the Stock Purchase Agreement and (ii) another date provided for in the Stock Purchase Agreement or agreed upon by the parties.

The provisions of the Merger Agreement relating to termination fees will continue to apply if the Merger Agreement is terminated, which means that if the Merger Agreement is validly terminated by the Majority Stockholders as a result of a superior offer the transaction proposed by the superior offer is completed, then the Majority Stockholders will pay to CGP $2,500,000 within 5 business days after the completion of the superior offer.

If the Merger Agreement is terminated by the Majority Stockholders due to a superior offer, but the transactions contemplated by the superior offer are not completed, CGP has the option to reinstate the Merger Agreement (if not prevented from doing so by court order) pursuant to all of the terms of the Merger Agreement.

Indemnification

United Park and CGP have agreed to indemnify the Majority Stockholders and United Park in respect of any litigation or claim by any of our direct or indirect stockholders or other party, in connection with the Merger, alleging that the Majority Stockholders violated the Majority Stockholders' fiduciary duties to our minority stockholders, or alleging that any of our officers or directors violated his or her fiduciary duty to our minority stockholders or us. In turn, the Majority Stockholders have each agreed to indemnify CGP in respect of breaches of the applicable Majority Stockholder's representation and warranty that the Majority Stockholders have good and marketable title in any proceeding brought by a third party.

The indemnification obligations of United Park and CGP under the Merger Agreement will survive the completion of the Merger in connection with proceedings initiated within three years of the completion of the Merger.

Submission to Jurisdiction

If any legal proceeding or other legal action relating to the Merger Agreement is brought or otherwise initiated, the venue for it will be in Delaware, which will be deemed to be a convenient forum. CGP and the Majority Stockholders have consented and submitted to the jurisdiction of the courts in Delaware and have expressly waived (to the extent permitted by law) the right to bring an action in any other jurisdiction. Each of the parties to the Merger Agreement has waived any and all right to trial by jury in any legal proceeding arising out of or related to the Merger Agreement or the Merger.

Assignment

No party to the Merger Agreement may assign any of its rights or delegate any of its obligations under the Merger Agreement to any other person without the prior written consent of the other parties to the Merger Agreement. Prior to the completion of the Merger, the Majority Stockholders may, however, assign to any person their right to receive all or any portion of the Merger Consideration they are entitled to, and CGP may assign all or part of its rights under the Merger Agreement to a company or other legal entity controlled by it.

Amendment and Waiver

The Merger Agreement may not be amended, modified, altered or supplemented, except by means of a written instrument executed on behalf of CGP, United Park and at least 82% of the shares held by the Majority Stockholders.

No failure on the part of any party to the Merger Agreement to exercise any power, right, privilege or remedy under the Merger Agreement, and no delay on the part of any party to the Merger Agreement in exercising any power, right, privilege or remedy under the Merger Agreement, will operate as a waiver; and no single or partial exercise of any such power, right, privilege or remedy shall prevent any other or further exercise of it or of any other power, right, privilege or remedy.

Fees and Expenses

CGP will bear all costs and expenses of each party to the Merger Agreement, including reasonable attorneys' fees, in connection with (i) preparing for, entering into and carrying out the Merger Agreement and (ii) preparing and filing the information statement with the SEC, including associated filing fees and the dissemination of the information statement.

Except for the fees described in the prior paragraph, applicable termination fees, fees payable to DrKW, fees in connection with deposits made by CGP and certain other fees described in the Stock Purchase Agreement, whether or not the Merger is completed, each party will pay its own expenses in connection with the completion of the Merger.

Specific Performance

The parties to the Merger have agreed that a breach of the Merger Agreement would irreparably and immediately harm the non-breaching party, and could not be remedied by monetary damages (other than the return of deposits and postponement payments, and a breach of the requirement that a termination fee be paid). Therefore, there parties have agreed that they:

  will waive, in any action for specific performance, the defense of adequacy of a remedy at law; and
  will be entitled, in addition, to any other remedy to which they may be entitled, to compel specific performance of the Merger Agreement in any action instituted in a court of competent jurisdiction.

Agent for Sellers

Under the Merger Agreement, Loeb has been appointed agent and attorney-in-fact, for and on behalf of the Majority Stockholders. Notices or communications to or from Majority Stockholders in care of Loeb constitute notice to or from such Sellers.

Governing Law

The Merger Agreement is governed in all respects by the laws of the State of Delaware.

TRANSACTIONS WITH CERTAIN EMPLOYEES AND

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS;

POTENTIAL CONFLICTS OF INTEREST

Stock Options

Our Dual Stock Option Plan and agreements provided to our option holders under these plans, contain change of control provisions that will give rise to accelerated vesting of outstanding unvested options as a result of the transactions. Any option held by a current or former employee or director that has an exercise price less than the Merger Consideration that is not exercised before completion of the Merger will be cancelled in exchange for a cash payment, or option spread, equal to the difference between the option exercise price and $25 in cash, less a pro rata portion of the Stockholder Expenses. All other options will be cancelled without payment.

The following table shows the number of vested and unvested options held by our directors and executive officers. All outstanding options of our directors and executive officers are fully vested.

	Number of unvested options that accelerate as a result of the Merger	Already vested options	Aggregate of option spread value of all options (1)
Hank Rothwell, President and Chief Executive Officer	0	33,333	$604,194.00
Michael Salmond, Chief Financial Officer	0	15,000	$91,200.00
Ronald S. Krolick, Director	0	5,000	$ 28,250.00
Mark Mashburn, Director	0	5,000	$ 28,250.00
Peter S. Duncan, Director	0	5,000	$ 28,250.00

(1) The estimated option spread value shown in this column assumes a value of our common stock of $25.00 per share.

United Park Employment and Other Agreements

During the second quarter of 2000, we entered into a three-year employment agreement ("Agreement") with Hank Rothwell for Mr. Rothwell's services as President and Chief Executive Officer of the Company. The Agreement provided for an initial annual base salary of $135,000, which was to be increased annually by the lesser of either 6% or a formula based upon the Consumer Price Index, and provided for incentive compensation tied to the profitability of certain projects undertaken by the Company. No incentive compensation was earned by Mr. Rothwell during the years ended December 31, 2001 and December 31, 2000. Mr. Rothwell earned incentive compensation totaling $61,082 during 1998 under a prior agreement, which was paid during 1999. In addition, Mr. Rothwell's Employment Agreement provides for certain payments upon a change of control of United Park. As a result of the Merger such change of control provisions will be triggered and Mr. Rothwell will have the right to terminate his employment agreement and receive a lump sum payment pursuant to the following schedule:

Price Per Share Paid in Connection with the Acquisition of Company Shares	Amount of Special Bonus
$0 to $19.99	$0
$20.00 to $24.99	$500,000
$25 to $29.99	$750,000
$30 and Higher	$1,000,000

In addition, Mr. Rothwell will have the right to receive an amount equal to the aggregate salary to which he would be entitled for the remainder of his employment which expires on June 1, 2003.

Indemnification; Directors' and Officers' Insurance

Please refer to 'MERGER AGREEMENT--Indemnification,' and 'MERGER AGREEMENT--Conditions to the Merger,' for a discussion of indemnification and insurance rights of our directors and officers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain of the United States federal income tax consequences that we expect will apply to our stockholders (not including the Majority Stockholders, who have sought the advice of their own tax advisors) who hold our common stock as a capital asset and, pursuant to the Merger, exchange such stock for the right to receive cash. This discussion is included for general informational purposes only and does not purport to be a complete technical analysis or listing of all potential tax considerations that may be relevant to such stockholders. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury regulations (the "Regulations"), and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change. Any such change could be applied retroactively and could affect the tax consequences of the Merger to you. This discussion is also based on the information contained in this information statement and the related documents, and on certain assumptions with respect to factual matters. This discussion does not cover all aspects of United States federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular stockholders and does not address foreign, state, or local tax consequences.

We have not sought and will not seek any rulings from the Internal Revenue Service (the "Service") with respect to the Merger. There can be no assurance that the Service will not take a different position concerning the tax consequences of the Merger or that the Service's position would not be sustained by a court if the matter were litigated. No opinion has been received from counsel with respect to the tax consequences of the Merger.

The United States federal income tax consequences to our stockholders may vary depending on the stockholder's particular situation or status. This discussion does not address the tax considerations applicable to holders of our stock options or to stockholders who exercise their appraisal rights as described below, and is not intended for stockholders that may be subject to special United States federal income tax rules, such as the following types of stockholders:

  insurance companies;
  financial institutions or broker-dealers;
  retirement plans;
  tax-exempt organizations;
  stockholders that hold their shares as part of a straddle or a hedging or conversion transaction;
  stockholders who acquired their shares through the exercise of an employee stock option or otherwise as compensation;
  stockholders who are not citizens or residents of the United States or that are a foreign corporation, a foreign partnership or a foreign estate or trust as to the United States;
  stockholders who have at any time owned, either directly or by attribution under applicable provisions of the Code, stock representing more than five percent of the total value of our outstanding stock; or
  any person who would be treated as constructively owning our stock immediately after the Merger by reason of attribution under applicable provisions of the Code.

This discussion is for general information purposes only. EACH STOCKHOLDER IS EXPECTED AND URGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER FROM THE MERGER TRANSACTION, INCLUDING WITHOUT LIMITATION THE APPLICABILITY AND EFFECT OF FOREIGN, STATE OR LOCAL TAX LAWS AND OF ANY CHANGE IN FEDERAL INCOME TAX LAW OR ADMINISTRATIVE OR JUDICIAL INTERPRETATION THEREOF SINCE THE DATE OF THIS INFORMATION STATEMENT.

Conversion of Shares in the Merger

The conversion of your shares of our common stock into the right to receive cash in the Merger will be a taxable transaction for United States federal income tax purposes. Subject to the assumptions and limitations described above, if you hold your shares of stock as a capital asset, you will recognize capital gain or loss equal to the difference between the amount of cash you receive in the Merger and your tax basis in your shares. Generally, your tax basis for your shares will be equal to your cost for the shares. For purposes of computing any gain or loss, your share of the Stockholder Expenses (as defined above) which will be withheld from your cash payment should be treated as either a reduction in the amount realized from the sale of your stock or as an addition to the tax basis of the shares deemed sold in the Merger. Any gain or loss will be long-term capital gain or loss if the stock has been held for the applicable holding period. In general, long-term capital gain income of an individual taxpayer is subject to lower marginal United States federal income tax rates than is ordinary income or short-term capital gain income. Certain limitations may apply to the deduction of any capital losses.

Backup Withholding

You may be subject to backup withholding up to the rate of 30% with respect to the gross proceeds you receive from the conversion of your stock in the Merger unless you:

    are a corporation or other exempt recipient and, when required, establish this exemption; or
    provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be creditable against your United States federal income tax liability if appropriate information is provided to the Service. If after the Merger you do not provide the paying agent with your correct taxpayer identification number or any other document or certification required by the Service, including among others, a Form W-9 or an acceptable substitute for this Form, you may be subject to penalties imposed by the Service. The paying agent will report to you and to the Service the amount of any reportable payment made to you (including payments made to you pursuant to the Merger) and any amount withheld pursuant to the Merger.

APPRAISAL RIGHTS

 Under Section 262 of the Delaware General Corporation Law, or DGCL, if you comply with the conditions established by Section 262, you will be entitled to dissent and elect to have the "fair value" of your shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, judicially determined by the Delaware Court of Chancery and paid to you in cash.

 The following is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by certain Delaware case law and the full text of Section 262, a copy of which is provided as Annex D to this information statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the our shares of stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of stock held of record in the name of another person, such as a broker or nominee, you will be required to act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect your appraisal rights.

Under Section 262, where a Merger is accomplished by written consent pursuant to Section 228 of DGCL, the corporation, either before or within 10 days after the completion of the Merger, must notify each stockholder entitled to appraisal rights of the approval of the Merger and that appraisal rights are available and include in the notice a copy of Section 262. This information statement constitutes notice to you of the availability of appraisal rights under Section 262. If you wish to exercise your appraisal rights or wish to preserve the right to do so, you should review carefully Section 262, a copy of which is provided as Annex D to this information statement, and seek advice of legal counsel, since failure to comply fully with the procedures of Section 262 will result in the loss of appraisal rights.

If you wish to exercise the right to dissent from the Merger and demand appraisal under Section 262, you are required to deliver to us a written demand for appraisal of your shares of our stock within 20 days after the date of mailing of this information statement, which demand will be sufficient if it reasonably informs us of your identity and that you intend to demand appraisal of your shares.

Only a holder of record of shares of our stock issued and outstanding immediately prior to the completion of the Merger will be entitled to assert appraisal rights for the shares of stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of stock owned and that the stockholder intends thereby to demand appraisal of the stockholder's shares of our stock.

 If your shares of our stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written demand should be made in that capacity. If your shares of our stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners.

 A record holder such as a broker who holds shares of our stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our stock held for one or more beneficial owners while not exercising those rights with respect to the shares of our stock held for one or more other beneficial owners; in that case, the written demand should set forth the number of shares of our stock as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of our stock held in the name of the record owner. If you hold your shares of our stock in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

 Within 120 days after the completion of the Merger, but not thereafter, either United Park or any holder of dissenting shares of our stock who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares of our stock held by dissenting stockholders. We are under no obligation to and have no present intent to file a petition for appraisal, and you should not assume that we will file a petition or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, if you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262.

 Within 120 days after the completion of the Merger, any stockholder who has complied with the provisions of Section 262 will be entitled to receive from us, upon written request, a statement setting forth the aggregate number of shares of our stock for which demands for appraisal have been received by us and the aggregate number of holders of the shares. We must mail this statement to the stockholder within 10 days of receipt of a request or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

 A stockholder timely filing a petition for appraisal with the Delaware Chancery Court must deliver a copy to us, which will then obligate us within 20 days to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of our stock and with such stockholders agreements as to the value of our shares have not been reached with us. After notice to the stockholders, the Delaware Chancery Court is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Chancery Court may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Chancery Court may dismiss the proceedings as to that stockholder.

 After determining the stockholders entitled to an appraisal, the Delaware Chancery Court will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a holder of dissenting shares of our stock, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares of our stock entitled to appraisal.

IF YOU CONSIDER SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION YOU WOULD RECEIVE UNDER THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES.

 In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In WEINBERGER V. UOP, INC., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. In WEINBERGER, the Delaware Supreme Court further stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the Merger."

 Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the Merger, be entitled to vote the shares subject to this demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the Merger).

 If any stockholder who demands appraisal of shares of our stock under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, the stockholder's shares of our stock will be converted into the right to receive the Merger Consideration in cash in accordance with the Merger Agreement, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the completion of the Merger. A stockholder may withdraw a demand for appraisal by delivering to us a written withdrawal of the demand for appraisal and acceptance of the Merger Consideration, except that any such attempt to withdraw made more than 60 calendar days after the completion of the Merger will require our written approval. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder, absent approval of the Delaware Chancery Court.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of August 26, 2002, the names of those persons known to the Company to beneficially own more than 5% of our outstanding common stock. The percentages are calculated on the basis of the 3,249,411 shares outstanding plus 100,833 shares under presently exercisable options for a total of 3,350,244 shares. The information with respect to stockholders has been obtained from statements filed on Schedule 13D by the respective stockholders.

Name and address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Loeb Investors Co. XL 521 5th Avenue New York, NY 10175	2,722,786 (1)(7)	81.27
Joseph S. Lesser 521 5th Avenue New York, NY 10175	2,722,786 (2)(7)	81.27
Labrador Partners L.P. 780 3rd Ave., Suite 3801 New York, NY 10017	2,722,786 (3)(7)	53.88
Stephen L. Farley 780 3rd Ave., Suite 3801 New York, NY 10017	2,722,786 (4)(7)	53.88
Tivoli Partners LP 42 E. 81st St. New York, NY 10028	2,722,786 (5)(7)	53.88
Peter I. Kenner	2,722,786 (6)(7)	53.88
Other selling stockholders under the Stock Purchase Agreement	2,722,786 (7)	53.88

  Includes 2,722,786 shares which are being sold pursuant to the Merger Agreement. Of the 2,722,786 shares being sold, Loeb Investors Co. XL holds of record 2,185,933 shares. The remaining balance of 536,853 shares is held of record by other selling stockholders as described below. Loeb Investors Co. XL disclaims beneficial ownership of such shares.
  Mr. Joseph S. Lesser is the Managing Partner of Loeb Investors Co. XL, and as such has beneficial ownership of the shares beneficially owned by Loeb Investors Co. XL. Includes 2,722,786 shares which are being sold pursuant to the Merger Agreement. Of the 2,722,786 shares being sold, Loeb Investors Co. XL holds of record 2,185,933 shares. The remaining balance of 536,853 shares is held of record by other selling stockholders as described below. Mr. Joseph S. Lesser disclaims beneficial ownership of such shares.
  Includes 2,722,786 shares which are being sold pursuant the Merger Agreement. Of the 2,722,786 shares being sold, Labrador Partners, L.P. holds of record 367,000 shares. The remaining balance of 2,355,786 shares is held of record by other selling stockholders as described above and below. Labrador Partners, L.P. disclaims beneficial ownership of such shares.
  Mr. Stephen L. Farley is the Managing Partner of Labrador Partners, L.P., and as such has beneficial ownership of the shares beneficially owned by Labrador Partners, L.P. and an additional 13,858 shares as described in footnote 7. Includes 2,722,786 shares which are being sold pursuant the Merger Agreement. Of the 2,722,786 shares being sold, Labrador Partners, L.P. holds of record 367,000 shares. The remaining balance of 2,355,786 shares is held of record by other selling stockholders as described above and below. Mr. Stephen L. Farley disclaims beneficial ownership of such shares.
  Includes 2,722,786 shares which are being sold pursuant to the Merger Agreement. Of the 2,722,786 shares being sold, Tivoli Partners LP holds of record 98,820 shares. The remaining balance of 2,623,966 shares is held of record by other selling stockholders as described above and below. Tivoli Partners LP disclaims beneficial ownership of such shares.
  Mr. Peter I. Kenner is the general partner of Tivoli Partners LP, and as such has beneficial ownership of the shares beneficially owned by Tivoli Partners LP and an additional 705 shares as described in footnote 7 and 25,872 owned of record by himself. Includes 2.722.786 shares which are being sold pursuant to the Merger Agreement. Of the 2,722,786 shares being sold, Tivoli Partners LP holds of record 98,820 shares and Mr. Peter I. Kenner holds of record 25,872. The remaining balance of 2,598,094 shares is held of record by other selling stockholders as described above and below. Mr. Peter I. Kenner disclaims beneficial ownership of such shares.
  Includes 2,722,786 shares which are being sold pursuant to the Merger Agreement. The following are additional parties to the Merger Agreement and hold the number of shares of record following their name: Eileen Farley Trust (6,900), John Farley Trust (6,500), Trust f/b/o John S. Farley (229) and Trust f/b/o Grace Farley (229), all of which shares are also beneficially owned by Stephen L. Farley; Peter Kenner Cust FBO Nicholas Kenner (650) and Peter Kenner Cust FBO Katherine I. Kenner (55), all of which are also beneficially owned by Peter I. Kenner; Katherine Irene Kenner Trust (115), P. Kenner & B. Kenner Trust (30) and Peter Kenner Annuity Trust (25), all of which are also beneficially owned by Clara Halperin; and Eileen Farley (5,700), J.C. Walter (7,600), T.Y. Wong Foundation, Inc. (17,000), Eleanor Wong (17,000) and IRA FBO Peter I. Kenner (128). Each of these parties to the Merger Agreement disclaims beneficial ownership of all shares other than those which are held of record or beneficially owned by it individually.

Security Ownership of Management

The following table sets forth, as of August 26, 2002, the number of shares of common stock of the Company beneficially owned by each or our officers and directors and all officers and directors as a group. Mr. Rothwell has the opportunity to become the beneficial owner of additional shares of our common stock as a result of stock options vesting or becoming exercisable, as described under "Interests of Executive Officers and Directors; Potential Conflicts of Interest." Each of these options will be cancelled in the Merger in exchange for a payment equal to the difference between the Merger Consideration ($25 in cash, less a pro rata portion of the Stockholders Expenses) and the option exercise price. The percentages are calculated on the basis of the 3,249,411 shares outstanding plus 100,833 shares under presently exercisable options for a total of 3,350,244 shares.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Joseph S. Lesser	2,722,786(1)	81.27
Hank Rothwell	33,333(2)	*
Michael R. Salmond	15,000(3)	*
Peter S. Duncan	5,000(4)	*
Ronald Krolick	5,000(4)	*
Mark Mashburn	5,000(4)	*
Alan L. Gordon	2,010(5)	*
All Directors and Officers (7 persons)	2,786,119(6)	83.16

* Represents beneficial ownership of less than 1%.

  Mr. Joseph S. Lesser is the Managing Partner of Loeb Investors Co. XL, and as such has beneficial ownership of the shares owned by Loeb Investors Co. XL and has sole voting and disposition power with respect to all of the shares owned by Loeb Investors Co. XL. (Refer to "Security Ownership of Certain Beneficial Owners" section, Footnote No. 1).
  Mr. Rothwell beneficially owns 33,333 sares under a presently exercisable option.
  Mr. Salmond beneficially owns 15,000 shares under a presently exercisable option.
  Mr. Duncan, Mr. Krolick, and Mr. Mashburn beneficially own 5,000 shares each under a presently exercisable option.
  Loeb Investors Co. XL is the holder of record of these shares. Mr. Gordon indirectly owns 2,010 shares of the Company through his ownership of an interest in Loeb Investors Co. XL; however, Mr. Joseph S. Lesser, as Managing Partner of Loeb Investors Co. XL, has the sole present voting power with respect to these shares.
  Includes shares shown as being beneficially owned by all officers and directors as a group which includes the following: Joseph S. Lesser, 2,722,786 shares, Hank Rothwell, 33,333 shares, Michael R. Salmond, 15,000 shares, Peter S. Duncan, 5,000 shares, Ronald Krolick, 5,000 shares and Mark Mashburn, 5,000.

WHERE YOU CAN FIND MORE INFORMATION

 We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

As allowed by the Securities and Exchange Commission's rules, this information statement does not contain all of the information relating to us. Some of the important business and financial information relating to us that may be important is not included in this information statement, but rather is 'incorporated by reference' to documents that have been previously filed by us with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this information statement, except for any information superseded by information contained directly in this information statement. Please see 'INCORPORAITON OF DOCUMENTS BY REFERENCE.' Stockholders can obtain any of the documents incorporated by reference through us or the Securities and Exchange Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits. Stockholders may obtain documents incorporated by reference in this information statement by requesting them orally or in writing to the following address or by telephone:

United Park City Mines Company
Box 1450
Park City, UT 84060
(435) 649-8011

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED AUGUST [__], 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us 'incorporate by reference' the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this information statement and later information filed with the Securities and Exchange Commission will update and supersede this information. This information statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. The documents contain important information about us and our finances.

We incorporate by reference our:

  annual report on Form 10-KSB for the year ended December 31, 2001, including information in our Definitive Proxy Statement on Schedule 14A, filed on April 25, 2001;
  quarterly reports on Form 10-QSB for the periods ended March 31, 2002 and June 30, 2002; and
  current reports on Form 8-K, filed on February 22, 2002, June 24, 2002 and July 22, 2002.

In addition, all of our filings with the Securities and Exchange Commission after the date of this information statement under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference until the closing of the Merger. Any statement contained in this information statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement.

Annex A--AGREEMENT AND PLAN OF MERGER

The Agreement and Plan of Merger which follows contains references to a Stock Purchase Agreement, dated February 21, 2002, as amended by the First Amendment to Stock Purchase Agreement, dated as of June 21, 2002, and a Supplemental Stock Purchase Agreement, dated as of July 19, 2002.  These documents are found following the Agreement and Plan of Merger as Annexes 1, 2 and 3, respectively.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 26, 2002, among Capital Growth Partners, LLC, a Utah limited liability company (the "Purchaser"), United Park City Mines Company, a Delaware corporation (together with its Subsidiaries, the "Company"), those entities and individuals whose names are set forth on Schedule A attached hereto (collectively, the "Sellers" and each individually a "Seller"), and CGP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of CGP ("Merger Subsidiary").

WHEREAS, this Agreement and the Merger (as defined below) have each been duly authorized and approved by the Purchaser, the Company, each Seller and Merger Subsidiary;

WHEREAS, the parties hereto are party to a Stock Purchase Agreement, dated as of February 21, 2002 (the "SPA"), as amended by the First Amendment to Stock Purchase Agreement, dated as of June 21, 2002 (the "First Amendment" and the SPA as amended by the First Amendment, the "Amended SPA") and a Supplemental Stock Purchase Agreement, dated as of July 19, 2002, among the Purchaser, Loeb Investors Co. XL ("Loeb") and the Company (the "Supplemental SPA", and the Amended SPA, as so supplemented, the "Purchase Agreement"), pursuant to which Purchaser agreed to purchase, and the Sellers agreed to sell, certain shares of the capital stock of the Company which are owned by the Sellers (the "Purchase");

WHEREAS, provided that the Merger is consummated on or prior to October 1, 2002 (or another date determined in accordance with this Agreement), the parties hereto desire to consummate the Merger pursuant to this Agreement instead of the Purchase;

WHEREAS, capitalized terms used herein have the meaning given to them in Section 10.18 hereof; and

WHEREAS, Loeb is executing this Agreement in respect of the Supplemental Shares (as defined in the Supplemental SPA).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER

SECTION 1.01 The Merger

(a) At the Effective Time (as defined in Section 1.01(b) below), Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

(b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The closing of the Merger (the "Merger Closing") will take place at the offices of Torys LLP, 237 Park Avenue, New York, New York 10017, or such other place as the parties may agree. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

(c) From and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

(d) Upon the effectiveness of this Agreement, the Purchase Agreement shall be suspended. Upon the Merger Closing, the Purchase Agreement shall be terminated and shall be of no further force or effect.

SECTION 1.02 Conversion of Shares

At the Effective Time:

(a) each outstanding share of common stock, $0.01 par value per share (the "Shares"), of the Company held by the Company as treasury stock or owned by Purchaser or any subsidiary of Purchaser immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto;

(b) each share of common stock, $0.01 par value per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

(c) each Share issued and outstanding on the date hereof (other than Shares to be cancelled in accordance with Section 1.02(a) hereof) shall be automatically converted into the right to receive $25.00 per Share in cash (subject to amendment based upon the total number of Shares outstanding on the Merger Closing and subject to Sections 1.02(e), 1.02(f) and 6.04 hereof), payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share of Company common stock in the manner provided in Section 1.03 hereof. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 1.03 hereof or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares pursuant to Section 1.05 hereof;

(d) all outstanding options granted by the Company to acquire shares of its common stock (the "Options") shall be cancelled. In consideration for the cancellation of the outstanding "in the money" Options pursuant to this Section 1.02(d), the Company shall pay to the holders of such Options an amount, in cash, equal to the product of (i) the difference between the Merger Consideration and the per share exercise price of such Options multiplied by (ii) the number of shares covered by such Options. The Company agrees that with respect to all outstanding "underwater" Options, the Company shall, prior to Merger Closing, obtain agreements from the holders of Options to cancel their Options, and, after such cancellation pursuant to this Section 1.02(d), there shall be no Options outstanding; and

(e) The aggregate Merger Consideration payable to the Sellers shall be reduced by each Seller's pro rata share of any Postponement Deposit or Merger Postponement Payment (as defined in Section 5.11) made by Purchaser that, in each case, has been released or paid to such Sellers.

(f) The Merger Consideration payable in respect of each Share shall be reduced by an amount equal to the pro rata portion applicable to such Share of the costs and expenses incurred in connection with the Merger (including, without limitation, legal fees and the Dresdner Fee). Loeb shall provide the Paying Agent and the Company with a written, detailed list of such costs and expenses reasonably satisfactory to the Paying Agent, no fewer than three (3) days prior to the Merger Closing.

SECTION 1.03 Surrender and Payment

(a) Paying Agent. Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.02(c) hereof. Purchaser shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the payment of the Merger Consideration as provided herein. Such funds shall be invested by the Paying Agent as directed by Loeb and the Purchaser, acting together. Earnings from such investments shall be the sole and exclusive property of Purchaser, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Exchange Procedures. Subject to Section 1.03(c), as soon as reasonably practicable, but in no event more than five Business Days after the Effective Time, the Purchaser shall cause the Paying Agent to mail, or upon a written request delivered to the Company by the applicable holder, deliver, to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose shares were converted pursuant to Section 1.02 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Purchaser may reasonably specify) and (ii) instructions for use of such letter of transmittal in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 1.03. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article I.

(c) Exchange Procedures for Sellers. All Certificates held by Sellers shall be surrendered to the Company for cancellation on or prior to the Merger Closing Date (Certificates surrendered prior to the Merger Closing shall be held by the Company in escrow pending the Merger Closing). In exchange for Certificates so surrendered, each Seller shall be entitled to receive (by bank cashier's or certified check or wire transfer), at the Merger Closing, the Merger Consideration payable in respect of the Certificates surrendered by such Seller, and such Certificates shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered.

(d) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of common stock of the Company on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of common stock of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

(e) Termination of Fund, No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed with such assurances as the Paying Agent may, in its discretion require, and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates the Merger Consideration pursuant to this Agreement.

SECTION 1.04 Withholding Taxes

The Purchaser and Merger Subsidiary shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable pursuant to the Merger, any withholding and stock transfer Taxes and such amounts as are required under the IRC or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by Purchaser or Merger Subsidiary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Purchaser or Merger Subsidiary.

SECTION 1.05 Appraisal Rights

Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of or consent in writing to the Merger and who comply with all of the relevant provisions of Delaware Law (each a "Dissenting Stockholders") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Delaware Law, but the holders thereof shall be entitled to only such rights as are granted by Delaware Law. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 1.03 hereof. The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company relating to the stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 1.02(c) hereof.

ARTICLE II
THE SURVIVING CORPORATION

SECTION 2.01 Certificate of Incorporation

The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

SECTION 2.02 Bylaws

The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

SECTION 2.03 Directors and Officers

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS;
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01 Representations and Warranties of Sellers

(a) The representations and warranties of each Seller set forth in Section 4.1 of the SPA are, as amended from time to time by the Disclosure Schedule and all amendments thereto, accurate in all material respects as of the date of the SPA and will be accurate in all material respects as of the Merger Closing Date.

(b) The Sellers represent and warrant that the Sellers executing a written consent in favor of this Agreement and the Contemplated Transactions are the owners of record of more than fifty (50%) percent of the issued and outstanding voting stock of the Company.

SECTION 3.02 Representations and Warranties of the Company

The representations and warranties of the Company set forth in Section 4.2 through and including Section 4.19 of the SPA are, as amended from time to time by the Disclosure Schedule and all amendments thereto, accurate in all material respects as of the date of the SPA and will be accurate in all material respects as of the Merger Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01 Representations and Warranties of the Purchaser and Merger Subsidiary

The representations and warranties of the Purchaser set forth in Section 5.1 through and including Section 5.6 of the SPA are accurate in all material respects as of the date of this Agreement; provided, however, that references in such representations and warranties to the Purchaser shall be deemed to also be references to Merger Subsidiary, in respect of which such representations and warranties are also accurate in all material respects of the date of this Agreement.

ARTICLE V
COVENANTS

SECTION 5.01 Covenants from Purchase Agreement

The parties hereto agree to perform their respective covenants contained in Section 6 of the Purchase Agreement and such covenants incorporated herein by reference.

SECTION 5.02 Obligations of Merger Subsidiary

The Purchaser will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

SECTION 5.03 State Takeover Laws

Notwithstanding any other provision in the Agreement, in no event shall the approval given by the board of directors of the Company with respect to Section 203 of Delaware Law be withdrawn, revoked or modified by the board of directors of the Company. If any state takeover statute other than Section 203 of Delaware Law becomes or is deemed to become applicable to the Company, the acquisition of Shares or the Merger, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing.

SECTION 5.04 Further Assurances

At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments, assurances, instruments or other documents and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 5.05 Certain Filings

The Company and the Purchaser shall cooperate with one another (a) in connection with the preparation of the information statement to be prepared pursuant to Regulation 14C of Securities Exchange Act of 1934, as amended, and filed with the SEC (the "Information Statement"), (b) in determining whether any action by or in respect of, or filing with, any Governmental Body, or Governmental Authorization is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Information Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

SECTION 5.06 Information Statement

The Company and the Purchaser shall promptly prepare and file with the SEC a preliminary version of the Information Statement and will use their best efforts to promptly respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Information Statement. Each of the Company and the Purchaser shall use its best efforts to resolve all SEC comments, if any, received in respect of the Information Statement, and to have the Information Statement cleared by the SEC as soon as practicable. Promptly after all such SEC comments are resolved, each party will cause the Information Statement to be mailed to its stockholders, and if necessary, after the definitive Information Statement shall have been mailed, promptly circulate an amended, supplemented or supplemental Information Statement. The Information Statement shall provide that the Merger will become effective twenty (20) days after the definitive Information Statement is mailed to such stockholders.

SECTION 5.07 Approval of Merger by Board of Directors

The board of directors of the Company has approved this Agreement and the Merger, and such approval shall not be withdrawn, revoked, rescinded or amended in any way except with the prior written consent of the Purchaser, acting in its sole discretion.

SECTION 5.08 Stockholder Consent

Each of the Company and the Purchaser have obtained the necessary approvals by its stockholders or members, as applicable, of this Agreement, the Contemplated Transactions and such other matters as are contemplated by the terms of this Agreement or required by Delaware Law or the laws of the State of Utah, as applicable, and will otherwise comply with all legal requirements applicable to obtaining such approvals, and such approvals shall not be withdrawn, revoked, rescinded or amended in any way except with the prior written consent of the Purchaser (if such action is proposed to be taken by the Company) or the Company (if such action is proposed to be taken by the Purchaser), acting in its sole discretion.

SECTION 5.09 Approvals by Merger Subsidiary

(a) The Purchaser shall cause the board of directors of Merger Subsidiary to approve this Agreement and the Merger, and such approval shall not be withdrawn, revoked, rescinded or amended in any way except with prior written consent of the Company and the Sellers, acting in their respective sole discretion.

(b) The Purchaser, as sole stockholder of Merger Subsidiary, has approved this Agreement and the Merger, and such approval shall not be withdrawn, revoked, rescinded or amended in any way except with the prior written consent of the Company and the Sellers, acting in their respective sole discretion.

SECTION 5.10 Release of Deposit

Upon the Merger Closing, the Purchaser, the Company and Loeb, acting on behalf of the Sellers, shall instruct the Deposit Agent to release the Deposit, the Supplemental Deposit and the Additional Deposit, if applicable, to the Paying Agent.

SECTION 5.11 Treatment of Postponement Deposits

(a) The Postponement Deposits shall be applied as follows:

(i) to the Merger Consideration at the Merger Closing, if the Merger Closing occurs;

(ii) the initial deposit made by Purchaser pursuant to the First Amendment ($250,000) (the "Initial Deposit"), the Second Postponement Payment ($250,000), the Supplemental Shares Second Postponement Payment ($50,000), and, if applicable, the Third Postponement Payment ($250,000) and the Supplemental Shares Third Postponement Payment ($50,000) shall be non-refundable and the property of the Sellers;

(iii) if this Agreement is terminated prior to September 19, 2002 by Purchaser, the deposit made by Purchaser pursuant to the Deposit Agreement ($1,250,000) (the "Deposit") and the supplemental deposit made by the Purchaser pursuant to the Supplemental Deposit Agreement ($250,000) (the "Supplemental Deposit") shall be delivered to the Sellers, subject to the terms of the Deposit Agreement, the Supplemental Deposit Agreement and this Agreement, as applicable; provided, however, the Deposit, the Supplemental Deposit and the Additional Deposit, if applicable, shall be promptly returned to Purchaser if (a) any Seller is in Breach of its representations and warranties contained in Section 4.1(f) of the Purchase Agreement, and such Breach has not be waived or cured, and as a result of which, Purchaser will be unable to acquire from the Sellers at Merger Closing, free and clear of all claims and Encumbrances, at least fifty-one (51%) percent of the outstanding common stock of the Company as of the Merger Closing Date after assuming that all Options or other rights to acquire common stock of the Company have been issued, exercised and converted to common stock, as applicable, (b) if Purchaser has satisfied its obligations under Sections 6.03 (a) and (b) in all material respects and all of the conditions specified in Sections 6.02 (a) and (b) have not been satisfied (provided however, for the purposes of this subsection, (i) the Company and the Sellers must satisfy the conditions of Section 6.02 (a) only with respect to at least fifty-one (51%) percent of the outstanding common stock of the Company as of the Merger Closing Date (assuming that all Options or other rights to acquire common stock of the Company have been issued, exercised and converted to common stock as applicable), (ii) incorrect representations and warranties contained in the certificate required by Section 6.02(a), of which the Company and the Sellers had no Knowledge prior to or at Merger Closing shall not be considered a failure to satisfy the conditions specified in Section 6.02(a), (iii) if Purchaser had Knowledge of any such incorrect representation or warranty prior to Merger Closing, such incorrectness shall not be considered a failure by the Company or the Sellers to satisfy the conditions specified in Section 6.02(a), or (c) all of the conditions specified in Sections 6.03(a) and (b) have been satisfied in all material respects but the parties are prevented from completing the Contemplated Transactions (the Merger Closing or the Closing under the Purchase Agreement, if reinstated) if any judgment, injunction, order or decree of a court of competent jurisdiction shall restrain or prohibit both the consummation of the Merger and the Closing of the Purchase Agreement, and such judgment, injunction, order or decree shall become final and non-appealable.

(iv) If the Sellers retain the Postponement Deposits under this Section 5.11, the parties agree that since any damages to the Sellers under this Agreement may be difficult to ascertain, the Postponement Deposits shall constitute liquidated damages as the Sellers' sole and exclusive remedy in law or equity for any Breach or termination of this Agreement by Purchaser at any time or for failure to close during the Postponement Period;

(v) If this Agreement is not terminated prior to September 19, 2002, on September 19, 2002 all Postponement Deposits are deemed non-refundable and shall be immediately paid to, or retained by, Loeb on behalf of and as the property of the Sellers. As a condition of the extension of this Agreement beyond September 19, 2002, Purchaser shall pay on or prior to September 19, 2002, to Loeb as Sellers' Representative on behalf of the Sellers, an additional non-refundable payment, in the amount of $1,650,000, which shall be the property of the Sellers and applied to the Merger Consideration payable to the Sellers at Merger Closing (the "Additional Deposit").

(vi) If this Agreement is not terminated prior to October 1, 2002, as a condition of the extension of this Agreement beyond October 1, 2002, Purchaser shall pay on or prior to October 1, 2002, to Loeb as Sellers' Representative on behalf of the Sellers, an additional non-refundable payment in the amount of $1,000,000, which shall be the property of the Sellers and applied to the Merger Consideration payable to the Sellers at Merger Closing (the "Merger Postponement Payment").

(b) If this Agreement is not terminated prior to September 19, 2002, Loeb, as Sellers' Representative (as defined in the Deposit Agreement), may submit a Sellers' Disbursement Notice (as defined in the Deposit Agreement) in the amount of the Deposit and Purchaser agrees that it shall not file an Objection Notice (as defined in the Deposit Agreement) to such Sellers' Disbursement Notice, thereby allowing the Deposit to be distributed to the Sellers. Upon disbursement to the Sellers, the Deposit shall be nonrefundable and the property of the Sellers. In furthering the provisions of this subsection, the Deposit Agent (as defined in the Deposit Agreement) shall promptly disburse the Deposit to Sellers' Representative and the parties shall execute any documentation necessary to accomplish the foregoing, including a notice from Purchaser to the Deposit Agent waiving the 7-day waiting period in relation to the Deposit required pursuant to the Deposit Agreement. Purchaser shall countersign the Sellers' Disbursement Notice with respect to the Deposit and shall confirm in writing that it will not file an Objection Notice with respect to the Deposit.

(c) If this Agreement is not terminated prior to September 19, 2002, Loeb as Sellers' Representative (as defined in the Supplemental Deposit Agreement) may submit a Sellers' Disbursement Notice (as defined in the Supplemental Deposit Agreement) in the amount of the Supplemental Deposit and Purchaser shall not file an Objection Notice to such Sellers' Disbursement Notice, thereby allowing the Supplemental Deposit to be distributed to Sellers' Representative, which Supplemental Deposit shall be nonrefundable and the property of Sellers' Representative. In furthering the provisions of this subsection, the Deposit Agent (as defined in the Supplemental Deposit Agreement) shall promptly disburse the Supplemental Deposit to Sellers' Representative and the parties shall execute any documentation necessary to accomplish the foregoing, including a notice from Purchaser to the Deposit Agent waiving the 7-day waiting period in relation to the Supplemental Deposit required pursuant to the Supplemental Deposit Agreement. Purchaser shall countersign Sellers' Disbursement Notice with respect to the Supplemental Deposit and shall confirm in writing that it will not file an Objection Notice with respect to the Supplemental Deposit.

(d) If the Merger Closing or a Closing under the Purchase Agreement occurs, all Postponement Deposits and the Merger Postponement Payment shall be applied to the Merger Consideration payable to the Sellers under the Merger Agreement, or to the Purchase Price under the Purchase Agreement.

(e) If the Additional Deposit is made by Purchaser, at the time of such payment, the Sellers shall deliver to Holme Roberts & Owen LLP, counsel to the Sellers, the Shares owned or held by such Sellers, which Shares shall constitute at least seventy-five percent (75%) of the Shares outstanding on such date (assuming that all Options or other rights to acquire common stock of the Company have been issued, exercised and converted to common stock as applicable), and which Shares shall be held in escrow until the Merger Closing or the Closing under the Purchase Agreement. If the Merger Closing or the Closing under the Purchase Agreement does not occur on or prior to the latest date permitted by this Agreement and the Purchase Agreement, as applicable, each such Share shall be returned to the applicable Seller.

(f) If the Merger Postponement Payment has been made, but the Merger Closing or the Closing under the Purchase Agreement does not occur because (x) the Sellers have not fulfilled the conditions applicable to them set forth in Section 6.02 (other than clause (a) thereof), (y) there is a Breach of the representations contained in Section 4.1(f) of the SPA, which is incorporated in this Agreement by reference, such that Purchaser would not receive at least fifty-one percent (51%) of the Shares outstanding (assuming that all Options or other rights to acquire common stock of the Company have been issued, exercised and converted to common stock as applicable), or (z) all of the conditions specified in Sections 6.03(a) and (b) have been satisfied in all material respects but the parties are prevented from completing the Contemplated Transactions (the Merger Closing or the Closing under the Purchase Agreement, if reinstated) if any judgment, injunction, order or decree of a court of competent jurisdiction shall restrain or prohibit both the consummation of the Merger and the Closing of the Purchase Agreement, and such judgment, injunction, order or decree shall become final and non-appealable, then, in each case, all Postponement Deposits and the Merger Postponement Payment shall be returned by the Sellers to Purchaser.

ARTICLE VI
CONDITIONS TO THE MERGER

SECTION 6.01 Conditions to the Obligations of Each Party

The obligations of the Company, the Purchaser, Merger Subsidiary and the Sellers to consummate the Merger are subject to the satisfaction of the following conditions (any of which may be waived by consent of all of the parties in whole or in part):

(a) this Agreement and the Merger have been approved by the requisite vote or consent of the stockholders of the Company and Merger Subsidiary in accordance with Delaware Law, and by the members of the Purchaser in accordance with the laws of the State of Utah, and such approvals shall remain in full force and effect;

(b) this Agreement and the Merger have been approved by the board of directors of each of the Company and Merger Subsidiary, and such approvals shall remain in full force and effect;

(c) subject to the terms and provisions herein provided, all consents, orders, and approvals required of all Governmental Bodies for the consummation of the Contemplated Transactions shall have been obtained and be in effect at the Effective Time, other than non-material consents, orders or approvals, and the waiting periods under the HSR Act, if applicable, shall have expired or been terminated;

(d) no provision of any applicable domestic law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger;

(e) there shall be no Proceeding pending to enjoin, restrain, prohibit or obtain substantial damages in respect of, related to, or arising out of this Agreement or the consummation of the Contemplated Transactions; provided, however, that this Section 6.01(e) shall not encompass any Proceeding described in Section 7.01(e), and in such event, the terms of Section 7.01(e) shall control and this Section 6.01(e) shall not apply; and

(f) All comments on the Information Statement received from the SEC shall have been resolved and no stop order suspending the use of such Information Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC.

SECTION 6.02 Conditions to the Obligations of Purchaser and Merger Subsidiary

The obligations of the Purchaser and Merger Subsidiary to consummate the Merger are subject to the satisfaction, as of the Merger Closing Date, of the following further conditions (any of which may be waived by the Purchaser and Merger Subsidiary in whole or in part):

(a) the representations and warranties of the Company and the Sellers set forth in Article III hereof shall, as amended from time to time by the Disclosure Schedule and all amendments thereto, be accurate in all material respects when made and as of the Merger Closing Date, and the Purchaser and Merger Subsidiary shall have received a certificate to that effect signed by an executive officer of each of the Company and each Seller. At any time prior to the Merger Closing Date, the Company and the Sellers shall promptly amend the Disclosure Schedule by written notice to the Purchaser and counsel to the Purchaser at the address listed in Section 10.04 if they obtain Knowledge of any matter that should be included in the Disclosure Schedule, as required under this Agreement;

(b) the Company and the Sellers shall have performed, in all material respects, all obligations required under this Agreement to be performed by the Company and the Sellers on or before the Merger Closing Date, and the Purchaser and Merger Subsidiary shall have received a certificate to that effect signed by an executive officer of each of the Company and each Seller;

(c) the Purchaser and Merger Subsidiary shall have received a copy of the resolutions of the board of directors of the Company authorizing the Merger, which copy shall be certified by an executive officer of the Company;

(d) the Purchaser and Merger Subsidiary shall have received a certificate of the corporate Secretary of the Company, dated the Merger Closing Date, certifying as to true and accurate copies of all corporate action taken by the board of directors of the Company, as applicable, related to or in connection with this Agreement and the Contemplated Transactions, the Certificate of Incorporation (certified by the Secretary of State of Delaware as of a recent date), and the by-laws of the Company as amended to date, and the names, true signatures and incumbency of the officers of the Company authorized to execute this Agreement and the other documents executed or to be executed in connection with this Agreement and the Contemplated Transactions;

(e) the Purchaser and Merger Subsidiary shall have received a certificate of the Managing Partner of Loeb (as set forth in Loeb's Organizational Documents), dated the Merger Closing Date, certifying such person is the Managing Partner of Loeb and has executed on behalf of Loeb this Agreement and the other documents executed or to be executed in connection with this Agreement and the Contemplated Transactions, that Loeb has taken all partnership and other action necessary to authorize this Agreement and the Contemplated Transactions, and that such Managing Partner is authorized to execute this Agreement and such other documents on behalf of Loeb;

(f) Purchaser and Merger Subsidiary shall have received a recent Certificate of Good Standing of the Company from the Secretary of State of Delaware;

(g) the Company shall have obtained consents to a change of control in landlords party to any and all material leases of the Facilities which required such consents, as advised by Purchaser on or prior to September 19, 2002;

(h) the Company shall have obtained consents to a change in control required by any Applicable Contract, as advised by Purchaser on or prior to September 19, 2002;

(i) the Purchaser and Merger Subsidiary shall have received an opinion of counsel to the Company, in form substantially similar to the form attached as an exhibit to the SPA, to the effect as agreed upon by the Company and the Purchaser;

(j) the Company and the Sellers shall have delivered to Dresdner, as to the Sellers out of the proceeds of Merger Closing, the amount equal to their respective obligations to Dresdner as set forth in Section 13.11(c) of the Purchase Agreement;

(k) the Purchaser, in its sole discretion, shall be satisfied with the results of its due diligence investigation of the Company; provided, however, that such condition to the Merger Closing shall terminate on September 19, 2002; and

(l) The Sellers executing a written consent in favor of this Agreement and the Contemplated Transactions pursuant to Section 5.08 shall be the owners of record of more than fifty (50%) percent of the issued and outstanding voting stock of the Company.

SECTION 6.03 Conditions to the Obligations of the Company and the Sellers

The obligations of the Company and the Sellers to consummate the Merger are subject to the satisfaction, as of the Merger Closing Date, of the following further conditions (any of which may be waived by the Company and the Sellers in whole or in part):

(a) the representations and warranties of the Purchaser and Merger Subsidiary set forth in Article IV hereof shall be accurate in all material respects when made and as of the Merger Closing Date, and the Company and the Sellers shall have received a certificate to that effect signed by an executive officer of each of the Purchaser and Merger Subsidiary;

(b) the Purchaser and Merger Subsidiary shall have performed, in all material respects, all obligations required by this Agreement to be performed by the Purchaser on or before the Merger Closing Date, and the Company and the Sellers shall have received a certificate to that effect signed by an executive officer of each of the Purchaser and Merger Subsidiary;

(c) the Company and the Sellers shall have received a certificate of each of the Purchaser and the corporate Secretary of Merger Subsidiary, dated the Merger Closing Date, certifying as to true and accurate copies of all action taken by members of the Purchaser, or, as applicable, all corporate action taken by the board of directors of Merger Subsidiary, related to or in connection with this Agreement and the Contemplated Transactions, and the names, true signatures and incumbency of the officers of the Purchaser and Merger Subsidiary, as applicable, authorized to execute this Agreement and the other documents executed or to be executed in connection with this Agreement and the Contemplated Transactions;

(d) the Company and the Sellers shall have received a recent Certificate of Good Standing of the Purchaser issued by the State of Utah, and of Merger Subsidiary issued by the Secretary of State of Delaware;

(e) the Company and the Sellers shall have received an opinion of counsel to Purchaser and Merger Subsidiary, in form substantially similar to the form attached as an exhibit to the SPA, to the effect as agreed upon by the Company and the Purchaser;

(f) the Postponement Deposits shall each have been made; and

(g) the insurance policy described in Section 12(d) of the Purchase Agreement and purchased by the Company shall be in effect at the Merger Closing; provided, however, that no act or omission on the Company's part within the reasonable control of the Company caused the cancellation or non-renewal of the policy. This Section 6.03(g) shall not apply if the insurance policy is cancelled or not renewed for non-payment of premiums. At the Merger Closing, the Company shall reimburse Loeb for amounts paid by Loeb on behalf of the Company in respect of the premium on such policy, up to a maximum reimbursement of $225,000.

SECTION 6.04 Set-off

The Company shall be permitted, at its option, to set-off any amounts payable by the Sellers to the Company pursuant to that certain Letter Agreement, dated as of August 26, 2002, by and among the Sellers and the Company, with respect to the purchase of certain lots of real estate by the Sellers. The Company may effect any such offset by instructing the Paying Agent to disburse such offset amounts, which would otherwise have been payable to the Sellers pursuant to Section 1.03(b) hereof.

ARTICLE VII
TERMINATION

SECTION 7.01 Right to Terminate Agreement

This Agreement may be terminated prior to the Effective Time without any costs or damages against the other parties, except with respect to the termination fee paid pursuant to Section 7.03:

(a) by the mutual written consent of the Company, the Purchaser and Loeb acting in its discretion on behalf of the Sellers;

(b) at any time prior to the Effective Time by (i) the Purchaser if a material Breach of any provision of this Agreement has been committed by the Company or the Sellers and such Breach has not been waived or cured, or (ii) the Company or Loeb acting on behalf of the Sellers if a material Breach of any provision of this Agreement has been committed by the Purchaser and such Breach has not been waived or cured;

(c) at any time prior to the Effective Time by any party hereto if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and non-appealable;

(d) by any party hereto if any condition applicable to another party set forth in Article VI shall not have been satisfied or waived on or before the Merger Closing Date;

(e) by the Company or Loeb acting in its discretion on behalf of the Sellers at any time prior to the Merger Closing if (i) the Sellers or the Company have received a Superior Offer and (ii) if any temporary restraining order, preliminary or permanent injunction or other order has been issued by any United States federal or state court of competent jurisdiction or other material legal restraint or prohibition has been issued or promulgated by a United States federal or state governmental entity, court or agency in a Proceeding which was initiated by a party other than the Company or the Sellers having the effect of compelling consideration of a Superior Offer and sale of the Shares (by any means) to the originator of the Superior Offer. The Company and the Sellers will control such action and shall consult with the Purchaser in the defense of any such action, and, if the Company and the Sellers elect not to control such action, the Purchaser may undertake the defense of and control such action; provided, however, that if such action falls within the ambit of Section 9.01, then the provisions of Section 9.01 governing control and settlement of litigation shall govern. The party that is in control of such action shall use good faith efforts to vigorously defend and will endeavor to promptly resolve any such action; the other parties hereto shall have a right to participate in such action at their sole cost and expense. The Company and the Sellers may settle any monetary portion of such action that does not impose upon the Purchaser any monetary obligation or liability other than in de minimus amounts, subject to the limitations set forth in Section 9.01, but may not settle any portion of such action involving sale or other disposition of the Shares without the prior, written consent of the Purchaser. If the Purchaser controls such action, the Company and the Sellers shall fully cooperate with such defense and hereby consent to any settlement or disposition of any such action effected by the Purchaser that does not impose upon the Company or the Sellers any monetary obligation or liability other than in de minimus amounts;

(f) by the Purchaser within ten (10) days of receipt of notice from the Company of its withdrawal of recommendation of the Merger and/or recommendation of a Superior Offer;

(g) by any party hereto, if the Merger Closing does not occur on or before the later of (i) October 1, 2002, (ii) if ten (10) days following the filing of the Information Statement with the SEC have elapsed (the "Waiting Period") and the SEC has not given the Company notice that it will comment on the Information Statement, the twenty-fifth (25th) day following the expiration of the Waiting Period, or (iii) if the SEC elects to comment on the Information Statement, the twenty-fifth day following the date on which all such SEC comments are resolved, which date of comment resolution shall not be later than November 8, 2002 (if such comments are not resolved by such date, this Agreement may be terminated by any party hereto); provided, however, if any such date does not fall on a Business Day, the Merger Closing shall occur on the next following Business Day; provided, further, that the party that seeks to terminate this Agreement is not in Breach of this Agreement. Any Breach of this Agreement shall be subject to the provisions of this Agreement for addressing such Breach;

(h) on September 20, 2002 by the Company or Loeb, as Sellers' Representative, if the Additional Deposit has not been made on or prior to September 19, 2002

(i) on October 2, 2002 by the Company or Loeb, as Sellers' Representative, if the Merger Postponement Payment has not been made on or prior to October 1, 2002.

SECTION 7.02 Effect of Termination; No Survival

Upon the termination of this Agreement pursuant to Section 7.01 (other than pursuant to clauses (b), (e), (h) or (i) thereof), the terms of the Purchase Agreement shall automatically apply. Upon such termination, all provisions of the Purchase Agreement shall be reinstated as of such date; provided, however, notwithstanding any provision in the Purchase Agreement to the contrary, the Closing Date of the Purchase under the Purchase Agreement shall be the later of (i) ten (10) Business Days after the reinstatement thereof and (ii) such other date as provided in Section 2 of the Purchase Agreement, or on such other date, and at such location, as the parties shall agree.

SECTION 7.03 Termination Fees

If (i) this Agreement shall have been validly terminated by the Company or the Sellers pursuant to Section 7.01(e) and (ii) the Shares are purchased (or cancelled in a merger transaction) pursuant to the Superior Offer, then the Sellers shall pay to the Purchaser the sum of $2,500,000 within five (5) Business Days after the closing of such Superior Offer.

SECTION 7.04 Reinstatement

If this Agreement is terminated by the Company or the Sellers pursuant to Section 7.01(e) or by the Purchaser pursuant to Section 7.01(f), but the Company or the Sellers, as applicable, do not sell their Shares pursuant to the Superior Offer, the Purchaser shall have the right at its sole option to reinstate this Agreement (if not prevented from doing so by court order) pursuant to all of the terms hereto. This Section 7.04 shall survive termination of this Agreement.

ARTICLE VIII
SELLERS' AGREEMENTS

SECTION 8.01 Consent to Merger

Loeb, acting on behalf of the Sellers, shall, unless ordered by a court of competent jurisdiction to do otherwise, execute a written consent under Delaware Law in favor of the Merger and this Agreement and/or against any Superior Offer or, if applicable, vote all of the Shares in favor of the transaction of any and all business that may come before any meeting of the stockholders of the Company called for the purpose of voting on the Merger and this Agreement and/or to vote against any Superior Offer, or at any adjournment thereof, or in any consent solicitation related to the foregoing. Such written consent shall not be amended, rescinded or altered in any way, and any attempt to do so shall be null and void.

SECTION 8.02 No Proxies for or Disposition of Shares

Except pursuant to the terms of this Agreement, including, without limitation, any Superior Offer, the Sellers shall not, without the prior written consent of the Purchaser and Merger Subsidiary, directly or indirectly, (i) grant any proxies or voting rights or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, (ii) acquire, sell, assign, transfer, encumber, pledge or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares or interest therein during the term of this Agreement, or (iii) issue any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock or enter into any contract, arrangement or understanding with respect thereto.

ARTICLE IX
INDEMNIFICATION

SECTION 9.01 Indemnification

The provisions of Section 12 of the Purchase Agreement are incorporated herein by reference, and such provisions shall be applicable to the representations, warranties, covenants and obligations contained in or incorporated by reference into this Agreement.

ARTICLE X
MISCELLANEOUS

SECTION 10.01 Compliance with Laws

The parties hereto shall execute such agreements and other documents, and shall take such other actions, as the other parties hereto may reasonably request (prior to, at or after the Merger Closing Date) for the purpose of ensuring that the Merger is carried out in full compliance with the provisions of all applicable laws and regulations, including, without limitation, the United States securities laws and regulations.

SECTION 10.02 Governing Law

This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflict of law).

SECTION 10.03 Venue and Jurisdiction; Consent to Service of Process; Waiver of Jury Trial

If any legal Proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor shall be in Delaware, which shall be deemed to be a convenient forum. The Purchaser and the Sellers hereby expressly and irrevocably consent and submit to the jurisdiction of the courts in Delaware and expressly waive (to the extent permitted by law) the right to bring an action in any other jurisdiction. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal Proceeding arising out of or related to this Agreement or the Merger.

SECTION 10.04 Notices

All notices, requests, demands and other communications to any party hereunder shall be given in the manner contemplated by Section 13.4 of the Purchase Agreement; provided, however, that copies of such notices, requests, demands and communications to the Purchaser shall also be provided to:

Charles B. Hughes, Esq.
Torys LLP
237 Park Avenue
New York, NY 10017
Fax: (212) 682-0200

SECTION 10.05 Table of Contents and Headings

The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

SECTION 10.06 Assignment

No party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other parties hereto; provided, however, that (i) the Sellers may, prior to the Merger Closing, assign to any Person their right to receive all or any portion of the Merger Consideration the applicable Seller is entitled to and (ii) the Purchaser may assign all or part of its rights under this Agreement to a company or other legal entity controlled by it.

SECTION 10.07 Parties in Interest

Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.

SECTION 10.08 Severability

In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Person or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law; provided, however, the parties shall be entitled to receive substantially all of the economic benefit contemplated by this Agreement.

SECTION 10.09 Entire Agreement

This Agreement and the Purchase Agreement set forth the entire understanding of the Purchaser, the Company and the Sellers and supersede all other agreements and understandings between the Purchaser, the Company and the Sellers relating to the subject matter hereof and thereof.

SECTION 10.10 Waiver

No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

SECTION 10.11 Fees and Expenses

(a) The Purchaser shall bear all costs and expenses of each party hereto, including reasonable attorneys' fees, in connection with (i) preparing for, entering into and carrying out this Agreement, and (ii) preparing and filing the Information Statement, including associated filing fees and the dissemination of the Information Statement.

(b) Except as otherwise provided in Section 10.11(a), Article VII hereof and Section 13.11 (other than clause (a) thereof) of the Purchase Agreement, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to the consummation of the Merger.

SECTION 10.12 Specific Performance

Remedies for a Breach of this Agreement by the Company or any Seller (other than a Breach of Section 4.1(f) of the SPA, which is incorporated into this Agreement by reference, and Section 7.03 of this Agreement) shall be limited to specific performance (other than the return of the Postponement Deposits and the Merger Postponement Payment (if applicable), as contemplated by Section 5.11 hereof). Any claim by Purchaser arising from or relating to a Breach of such Section 4.1(f) may seek any damages available at law or equity other than consequential damages, unless such Breach was intentional or the Sellers had Knowledge of such Breach prior to Merger Closing, in which case Purchaser may seek any damages available at law or equity for such Breach. The Sellers' liability hereunder shall be several, and not joint, liability. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages (other than a Breach of Section 7.03 hereof). It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition, to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

SECTION 10.13 Amendments

This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of the Purchaser, the Company and at least eighty-two (82%) percent of the Shares held by the Sellers.

SECTION 10.14 Survival of Representations, Warranties and Covenants

The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except Sections 7.03, 7.04, 9.01 and 10.11 hereof, and Sections 4.1(f), 6.1 and 6.4 of the Purchase Agreement and incorporated herein by reference.

SECTION 10.15 Agent for Sellers

(a) Each of the Sellers hereby appoints Loeb as its agent and attorney-in-fact, for and on behalf of the Sellers in their respective name, place and stead, to act as their proxy in respect of their respective Shares, to give and receive notices and communications, to consent to the Contemplated Transactions and all business related thereto, to execute a letter of transmittal and other documents contemplated by Section 1.03, to vote against a Superior Offer, to make the elections specified within this Agreement, and to take all other actions, including, without limitation, amending the Deposit Agreement and the Supplemental Deposit Agreement to make them consistent with this Agreement, that are either (i) necessary or appropriate in the judgment of Loeb for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from Sellers in care of Loeb shall constitute notice to or from such Sellers.

(b) Loeb is hereby given and granted full power and authority to do and perform every act contemplated by Section 10.15(a), as fully as it might or could do if personally present with full power of substitution, appointment and revocation, and all that Loeb shall do or cause to be done by virtue hereof is hereby ratified and confirmed.

(c) Loeb shall not be liable for any act done or omitted hereunder as Sellers' agent and attorney-in-fact while acting in good faith and in the exercise of reasonable judgment. The Sellers, proportionately to their individual percentage of ownership of the Shares, shall indemnify and hold Loeb harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of Loeb and arising out of or in connection with the acceptance or administration of Loeb's duties hereunder.

(d) The irrevocable proxy granted to Loeb pursuant to this Section 10.15 is coupled with an interest, namely the right of the Purchaser and Merger Subsidiary to acquire all of the Shares and is given to the Purchaser and to its officers and employees in consideration of the agreements of the Purchaser and Merger Subsidiary under this Agreement, and to induce the Purchaser and Merger Subsidiary to enter into this Agreement, and such irrevocable proxy shall not be revocable or revoked by the Sellers, and shall be binding upon them, or their successors and assigns until, in accordance with this Agreement, Article VIII and this Section 10.15 are each terminated.

SECTION 10.16 Interpretation of Agreement

(a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

(b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, the words "include," "including" and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

(d) References herein to "Sections" and "Exhibits" are intended to refer to Sections and Exhibits to this Agreement.

SECTION 10.17 Counterparts and Facsimile

This Agreement may be signed in counterparts, all of which together shall constitute one and the same instrument.

The parties hereto may provide signatures to this Agreement by facsimile, and such facsimile signatures shall be deemed to be the same as original signatures.

SECTION 10.18 Definitions

(a) Capitalized terms used herein but not defined herein have the meaning given to them in the Purchase Agreement.

(b) In this Agreement:

"Business Day" means any day other than Saturday, Sunday or any other day on which banks are required or authorized to be closed in Salt Lake City, Utah, New York, New York or Toronto, Ontario.

"Postponement Deposits" means, collectively, the Initial Deposit, the Deposit, the Supplemental Deposit, the Second Postponement Payment, the Supplemental Shares Second Postponement Payment and, if applicable, the Third Postponement Payment, the Supplemental Shares Third Postponement Payment and the Additional Deposit.

(c) For greater certainty, references in this Agreement to Section 6.4 of the Purchase Agreement shall refer to Section 6.4 of the SPA, as amended by the Amended SPA.

(d) For purposes of this Agreement, references in the Purchase Agreement to:

"Closing" means the Merger Closing;

"Closing Date" means Merger Closing Date;

"Contemplated Transactions" means all of the transactions contemplated by this Agreement, including the Merger;

"Merger Closing Date" means the date on which the Merger Closing occurs; and

"Offer" means the Merger;

"the date hereof" and "the date of this Agreement" mean the date of this Agreement and Plan of Merger; and

"this Agreement" means this Agreement and Plan of Merger.

(e) References in the portions of the Purchase Agreement incorporated by reference herein to any particular Section refers to the corresponding Section in the Purchase Agreement.

* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

CAPITAL GROWTH PARTNERS, LLC
By: Talisker Mountain Developments, Inc.,
as Manager

By: /s/

Name: Jeff Levine
Title: Secretary and Treasurer

CGP ACQUISITION, INC.

By: /s/

Name: Jeff Levine
Title: Vice President

LOEB INVESTORS CO. XL

By: /s/

Name: Joseph S. Lesser
Title: Managing Partner

LOEB INVESTORS CO. XL, WITH RESPECT TO THE SUPPLEMENTAL SHARES

By: /s/

Name: Joseph S. Lesser
Title: Managing Partner

LABRADOR PARTNERS, LP

By: /s/

Name: Stephen Farley
Title:

TIVOLI PARTNERS, a limited partnership

By:_________________________________

Name: Peter I. Kenner
Title:

PETER I. KENNER

By:_________________________________

Peter Kenner

PETER KENNER CUST

FBO NICHOLAS KENNER

By:_________________________________

Name: Peter I. Kenner
Title: Custodian

IRA FBO PETER I. KENNER

By:_________________________________

Name: Peter I. Kenner
Title: Custodian

KATHERINE IRENE KENNER TRUST

By:_________________________________

Name: Clara Halperin
Title: Successor Trustee

PETER KENNER CUST

FBO KATHERINE I. KENNER

By:_________________________________

Name: Peter I. Kenner
Title: Custodian

P. KENNER & B. KENNER TRUST

By:_________________________________

Name: Clara Halperin
Title: Trustee

PETER KENNER ANNUITY TRUST

By:_________________________________

Name: Clara Halperin
Title: Trustee

UNITED PARK CITY MINES COMPANY

By: /s/

Name: Hank Rothwell
Title: President

EILEEN FARLEY

By:_________________________________

Eileen Farley

EILEEN FARLEY TRUST

By: /s/

Name: Stephen Farley
Title: Trustee

JOHN FARLEY TRUST

By: /s/

Name: Stephen Farley
Title: Trustee

J.C. WALTER

By:_________________________________

J.C. Walter

T.Y. WONG FOUNDATION

By:_________________________________

Name: Eleanor Wong
Title: President

TRUST f/b/o JOHN S. FARLEY UNDER THE UNIFORM GIFT TO MINORS ACT

By: /s/

Name: Stephen Farley
Title: Guardian

TRUST f/b/o JOHN S. FARLEY UNDER THE UNIFORM GIFT TO MINORS ACT

By: /s/

Name: Stephen Farley
Title: Guardian

EXHIBIT A

SELLERS

Loeb Investors Co. XL
Loeb Investors Co. XL, with respect to the Supplemental Shares
Labrador Partners, LP
Tivoli Partners, a limited partnership
Peter I. Kenner
Peter Kenner cust fbo Nicholas Kenner
IRA fbo Peter I. Kenner
Katherine Irene Kenner Trust
Peter Kenner cust fbo Katherine I. Kenner
P. Kenner & B. Kenner Trust
Peter Kenner Annuity Trust
Eileen Farley
Eileen Farley Trust
John Farley Trust
J.C. Walter
T.Y. Wong Foundation
Trust f/b/o John S. Farley under the Uniform Gift to Minors Act
Trust f/b/o John S. Farley under the Uniform Gift to Minors Act

Page

ARTICLE I THE MERGER *

SECTION 1.01 The Merger *

SECTION 1.02 Conversion of Shares *

SECTION 1.03 Surrender and Payment *

SECTION 1.04 Withholding Taxes *

SECTION 1.05 Appraisal Rights *

ARTICLE II THE SURVIVING CORPORATION *

SECTION 2.01 Certificate of Incorporation *

SECTION 2.02 Bylaws *

SECTION 2.03 Directors and Officers *

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS; REPRESENTATIONS AND WARRANTIES OF THE COMPA *

SECTION 3.01 Representations and Warranties of Sellers *

SECTION 3.02 Representations and Warranties of the Company *

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER *

SECTION 4.01 Representations and Warranties of the Purchaser and Merger Subsidiary *

ARTICLE V COVENANTS *

SECTION 5.01 Covenants from Purchase Agreement *

SECTION 5.02 Obligations of Merger Subsidiary *

SECTION 5.03 State Takeover Laws *

SECTION 5.04 Further Assurances *

SECTION 5.05 Certain Filings *

SECTION 5.06 Information Statement *

SECTION 5.07 Approval of Merger by Board of Directors *

SECTION 5.08 Stockholder Consent *

SECTION 5.09 Approvals by Merger Subsidiary *

SECTION 5.10 Release of Deposit *

SECTION 5.11 Treatment of Postponement Deposits *

ARTICLE VI CONDITIONS TO THE MERGER *

SECTION 6.01 Conditions to the Obligations of Each Party *

SECTION 6.02 Conditions to the Obligations of Purchaser and Merger Subsidiary *

SECTION 6.03 Conditions to the Obligations of the Company and the Sellers *

SECTION 6.04 Set-off *

ARTICLE VII TERMINATION *

SECTION 7.01 Right to Terminate Agreement *

SECTION 7.02 Effect of Termination; No Survival *

SECTION 7.03 Termination Fees *

SECTION 7.04 Reinstatement *

ARTICLE VIII SELLERS' AGREEMENTS *

SECTION 8.01 Consent to Merger *

SECTION 8.02 No Proxies for or Disposition of Shares *

ARTICLE IX INDEMNIFICATION *

SECTION 9.01 Indemnification *

ARTICLE X MISCELLANEOUS *

SECTION 10.01 Compliance with Laws *

SECTION 10.02 Governing Law *

SECTION 10.03 Venue and Jurisdiction; Consent to Service of Process; Waiver of Jury Trial *

SECTION 10.04 Notices *

SECTION 10.05 Table of Contents and Headings *

SECTION 10.06 Assignment *

SECTION 10.07 Parties in Interest *

SECTION 10.08 Severability *

SECTION 10.09 Entire Agreement *

SECTION 10.10 Waiver *

SECTION 10.11 Fees and Expenses *

SECTION 10.12 Specific Performance *

SECTION 10.13 Amendments *

SECTION 10.14 Survival of Representations, Warranties and Covenants *

SECTION 10.15 Agent for Sellers *

SECTION 10.16 Interpretation of Agreement *

SECTION 10.17 Counterparts and Facsimile *

SECTION 10.18 Definitions *

Annex 1

STOCK PURCHASE AGREEMENT

among

CAPITAL GROWTH PARTNERS, LLC

a Utah limited liability company

and

UNITED PARK CITY MINES COMPANY

a Delaware corporation

and

SELLERS

referred to herein

_____________________

Dated as of February 21, 2002

_____________________

Page

Section 1. SALE AND PURCHASE OF THE SHARES

1.1 Purchase of the Shares

1.2 Purchase Price

Section 2. CLOSING

Section 3. DEPOSIT AGREEMENT

Section 4. REPRESENTATIONS AND WARRANTIES OF SELLERS; REPRESENTATIONS AND WARRANTIES OF COMPANY

4.1 Organization and Authority of Sellers; Title to Shares.

4.2 Organization and Capitalization of the Company; Authority to Enter Into Agreement

4.3 Financial Statements

4.4 Books and Records

4.5 Title to Properties; Encumbrances

4.6 No Undisclosed Liabilities

4.7 Taxes

4.8 Employee Benefit Plans

4.9 Compliance with Legal Requirements; Governmental Authorizations

4.10 Legal Proceedings; Orders

4.11 Absence of Certain Changes and Events

4.12 Contracts; No Defaults

4.13 Insurance

4.14 Environmental Matters

4.15 Employees

4.16 Certain Payments

4.17 Brokers or Finders

4.18 Intellectual Property

4.19 SEC Compliance

Section 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 Good Standing and Corporate Power

5.2 Authorization

5.3 No Conflicts

5.4 Brokers

5.5 Investment Representations

5.6 No Other Representations and Warranties as to the Company

Section 6. COVENANTS

6.1 Confidentiality

6.2 Conduct of Business of the Company

6.3 Access to Information

6.4 No Solicitation of Transactions

6.5 Further Action; Best Efforts

6.6 Public Announcements

6.7 Recommendation of Company 18

6.8 Parsons, Behle and Latimer

6.9 Delivery of Notices

Section 7. TENDER OFFER

7.1 The Offer

7.2 Cooperation

7.3 Payment for Remaining Shares

7.4 Limitations on Amending the Offer

7.5 Reimbursement of Expenses

7.6 Penalties for Breach of Offer Provisions

Section 8. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

8.1 Accuracy of Representations and Warranties

8.2 Performance

8.3 Due Diligence

8.4 No Proceedings

8.6 No Claim Regarding Stock Ownership or Sale Proceeds

Section 9. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

9.1 Accuracy of Representations and Warranties

9.2 Performance

Section 10. CLOSING DELIVERIES

Section 11. TERMINATION OF AGREEMENT

11.1 Right to Terminate Agreement

11.2 Effect of Termination; No Survival

11.3 Termination Fees

Section 12. INDEMNIFICATION

Section 13. MISCELLANEOUS PROVISIONS

13.1 Compliance with Laws

13.2 Governing Law

13.3 Venue and Jurisdiction; Consent to Service of Process; Waiver of Jury Trial

13.4 Notices

13.5 Table of Contents and Headings

13.6 Assignment

13.7 Parties in Interest

13.8 Severability

13.9 Entire Agreement

13.10 Waiver

13.11 Fees and Expenses

13.12 Remedies

13.13 Amendments

13.15 Survival of Representations, Warranties and Covenants

13.14 Interpretation of Agreement

13.16 Counterparts

13.17 Definitions

Annex 1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of February 21, 2002, by and among Capital Growth Partners, LLC, a Utah limited liability company ("Purchaser"), United Park City Mines Company, a Delaware corporation (together, with its Subsidiaries, the "Company"), and those entities whose names are set forth on Schedule A attached hereto (such entities are hereinafter collectively referred to as "Sellers" and each individually as a "Seller"). Certain capitalized terms used in this Agreement are defined in Section 13.

RECITALS

A. Sellers desire to sell, and Purchaser desires to purchase, certain shares of the capital stock of the Company which are owned by Sellers and are set forth in detail on Schedule A, as it may be amended from time to time (collectively, the "Shares"), for the consideration and on the terms set forth in this Agreement.

B. Purchaser also desires to purchase the remaining shares of the capital stock of the Company by means of a tender offer in connection with the acquisition of the Shares.

AGREEMENT

Purchaser and Sellers, intending to be legally bound, agree as follows:

Section 1. SALE AND PURCHASE OF THE SHARES

1.1 Purchase of the Shares. Subject to the terms and conditions at this Agreement, at the Closing, each Seller will sell and transfer such Seller's Shares to Purchaser, and Purchaser will purchase the Shares from such Seller.

1.2 Purchase Price; Schedule A. The purchase price payable by Purchaser for the Shares shall be $25.00 per share in cash for an aggregate purchase price of $45,125,188.75 (subject to amendment based upon the total number of Shares set forth in Schedule A, as amended, on the Closing Date) in cash (the "Purchase Price"). Sellers shall promptly amend Schedule A if they obtain Knowledge that any information contained in Schedule A is incorrect.

Section 2. CLOSING

The closing of the transactions contemplated by Sections 1 and 3 (the "Closing") shall be held at the offices of Holme Roberts & Owen LLP, 111 East Broadway, Suite 1100 in Salt Lake City, Utah, or at such other place as may be jointly designated by Purchaser and Sellers, which Closing shall be held on the date (the "Closing Date") which is the date which is the later of (a) the date that is 120 days after the date of this Agreement or (b) if a Proceeding is initiated as described in Section 8.4 (an "Extension Event") within the first 120 days after the date of this Agreement, the date that is the earlier of (i) ten business days following the date of the final disposition of the Extension Event, (ii) 90 days after the date of initiation of the Extension Event, or (iii) 210 days after the date of this Agreement (both (a) and (b), the "Initial Closing Date Deadline"); provided, however, that Purchaser may, at its election, postpone the date of the Closing (a "Postponement") by 60 days after the Initial Closing Date (the "Postponement Period") upon written notice to Sellers. If an Extension Event is initiated within the Postponement Period, the Closing Date shall be postponed until the earlier of (a) 270 days after the date of this Agreement or (b) the later of (i) 60 days after the beginning of the Postponement Period, (ii) 10 days after the final disposition of the Extension Event or (iii) 90 days after the date of initiation of the Extension Event.

Section 3. DEPOSIT AGREEMENT

Contemporaneously with the execution and delivery of this Agreement, Purchaser and Sellers shall enter into a Deposit Agent Agreement (the "Deposit Agreement"), a copy of which is attached to this Agreement as Exhibit A and Purchaser shall deposit with Zions First National Bank as agent for Sellers (the "Deposit Agent") the sum of $1,500,000 in cash (or at the option of Purchaser a letter of credit issued by a United States bank acceptable to the Sellers (the "LC")) (the "Deposit") in accordance with the terms of the Deposit Agreement. If the Deposit is in the form of cash, Purchaser may at any time upon five business days written notice to the Deposit Agent, replace such cash with an LC, except as provided in the Deposit Agreement; if the Deposit is in the form of an LC, Purchaser may at any time upon three business days written notice to the Deposit Agent, replace the LC with cash.

The Deposit shall be applied as follows:

(i) to the Purchase Price at the Closing, if the Closing occurs;

(ii) if (a) the Closing does not occur, and if Purchaser has not elected a Postponement or (b) Purchaser has elected a Postponement but the Agreement terminates as a result of an Extension Event extending the Postponement Period to 270 days after the date of this Agreement (or, as applicable, 90 days after the initiation of the Extension Event) without it having been terminated by Purchaser prior to such date, then the Deposit shall be returned to Purchaser subject to the terms of the Deposit Agreement within three days from the date of termination of this Agreement or expiration of the 270 day period (or the period ending 90 days after the initiation of the Extension Event, if applicable), as applicable;

(iii) if there is a Postponement and the Closing does not occur within the Postponement Period (other than as set forth in subsection (ii) above), the Deposit shall be delivered to Sellers, subject to the terms of the Deposit Agreement; provided, however, that the Deposit shall be promptly returned to Purchaser if (a) any Seller is in Breach of its representations and warranties contained in Section 4.1(f) which has not been cured and, as a result of which, Purchaser will not be able to acquire from Sellers at Closing, free and clear of all claims and Encumbrances, at least fifty-one percent (51%) of the outstanding common stock of the Company as of the Closing Date after assuming that all options or other rights to acquire common stock of the Company have been issued, exercised and converted to common stock, as applicable, (b) if Purchaser has satisfied its obligations under Sections 9.1 and 9.2 of this Agreement in all material respects and all of the conditions specified in Section 10(a) have not been satisfied (provided however, that for the purposes of this subsection, (i) Sellers and the Company need to satisfy the conditions of Section 10(a) only with respect to at least fifty-one percent (51%) of the outstanding common stock of the Company as of the Closing Date (assuming that all options or other rights to acquire common stock of the Company have been issued, exercised and converted to common stock, as applicable), (ii) incorrect representations and warrantees contained in the certificate required by Section 10(a)(ii) of which Sellers or the Company had no Knowledge prior to or at Closing shall not be considered a failure to satisfy the conditions specified in Section 10(a), and (iii) if Purchaser had Knowledge of any such incorrect representation or warranty prior to Closing, such incorrectness shall not be considered a failure by Sellers or the Company to satisfy the conditions specified in Section 10(a)), or (c) all of the conditions specified in Sections 9.1 and 9.2 have been satisfied in all material respects but a Proceeding prevents the parties from completing the Contemplated Transactions. If Sellers retain the Deposit under this Section, the parties agree that since any damages to Sellers under this Agreement may be difficult to ascertain, the Deposit shall constitute liquidated damages as Sellers' sole and exclusive remedy in law or equity for any Breach or termination of this Agreement by Purchaser at any time or for any failure to close during the Postponement Period;

(iv) if Sellers or the Company have received a Superior Offer and if any temporary restraining order, preliminary or permanent injunction or other order has been issued by any United States federal or state court of competent jurisdiction or other material legal restraint or prohibition has been issued or promulgated by a United States federal or state governmental entity, court or agency in a Proceeding which was initiated by a party other than the Company or Sellers (not including Non-Selling Shareholders, defined below) having the effect of compelling the Sellers to consider a Superior Offer and to sell the Shares to the originator of the Superior Offer, then the Deposit shall be returned to Purchaser within three days from the date of issuance of any such injunction or order; and

(v) if the Company withdraws its recommendation of the Offer and/or recommends a Superior Offer, then the Deposit shall be returned to the Purchaser, provided that in order to obtain return of the Deposit under this subsection (v), Purchaser must terminate this Agreement within ten days of receipt of written notice of such withdrawal or recommendation and in such event Sellers shall return the Deposit within 3 business days of receipt of such notice.

Notwithstanding the foregoing, if an action, suit, proceeding or demand described in Section 12(a) herein has been brought before the date Closing occurs or the date this Agreement terminates, the Deposit shall remain with the Deposit Agent until such proceeding has been resolved, in order that the Deposit may be used to secure Purchaser's obligations under Section 12(a).

(b) At any time prior to a Postponement, Purchaser may notify Sellers of its intention not to proceed to the Closing of this Agreement. In such event, the Deposit Agent shall promptly return the Deposit to Purchaser and this Agreement shall be terminated pursuant to the terms of Section 11 herein.

Section 4. REPRESENTATIONS AND WARRANTIES OF SELLERS; REPRESENTATIONS AND WARRANTIES OF COMPANY

Each Seller represents and warrants, separately and not jointly, to Purchaser the representations and warranties as set forth in Section 4.1. The Company represents and warrants to Purchaser all other representations and warranties as set forth in Sections 4.2 through 4.19.

4.1 Organization and Authority of Sellers; Title to Shares.

(a) Such Seller (i) is, if not an individual, an entity duly organized, validly existing and in good standing under the laws of the state of incorporation or organization pursuant to which each is organized, and (ii) has full power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

(b) (i) Such Seller has full power and authority to execute, deliver and perform this Agreement and all of the ancillary agreements to which such Seller is a party; (ii) the execution, delivery and performance of this Agreement and the ancillary agreements to which such Seller is a party have been duly authorized and approved by such Seller's board of directors, managers, general partners or other governing authority, as applicable pursuant to such Seller's Organizational Documents, and do not require any further authorization or Consent of such Seller; and (iii) this Agreement and each of the ancillary agreements to which such Seller is a party have been duly authorized, executed and delivered by such Seller and each is the legal, valid and binding obligation of such Seller enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

(c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) conflict with, result in a Breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares under (i) the Organizational Documents of such Seller, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which such Seller is subject or by which such Seller is bound, or (iii) to the Knowledge of such Seller, any Order issued on or before this date to which such Seller is a party or any of the respective assets or properties of such Seller is subject or by which such Seller is bound.

(d) Except as set forth in Section 4.1 of the Disclosure Schedule, no Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(e) Of the issued and outstanding common stock of the Company, 1,805,007.55 shares are held of record by Sellers and are being sold pursuant to this Agreement and 917,778.45 shares are held of record by Loeb Investors Co. XL ("Loeb") for the benefit of third parties (the "Non-Selling Parties") and are not being sold pursuant to this Agreement.

(f) Sellers are and will be at the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances, which Shares are fully paid and non-assessable. On the Closing Date, Sellers will convey to Purchasers good and marketable title to the Shares free and clear of any Encumbrance. No Person has a right or option to purchase, acquire or encumber the Shares.

4.2 Organization and Capitalization of the Company; Authority to Enter Into Agreement.

(a) The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of Utah. The Company has delivered to Purchaser true, accurate and complete copies of the Organizational Documents of the Company, as currently in effect. Set forth in Section 4.2 of the Disclosure Schedule is a list of the authorized equity securities of the Company, the par value per share, the number of shares issued and outstanding and the number of options to acquire shares of said common stock issued and outstanding. Other than as listed in Section 4.2 of the Disclosure Schedule or stock options granted in the ordinary course under the Company's existing stock option plans, there are no outstanding or authorized equity securities, rights or other Contracts or commitments that could require the Company to issue equity securities.

(b) Except as set forth in Section 4.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by the Company will:

(i) directly or indirectly, (with or without notice or lapse of time) conflict with, result in a Breach of the terms, conditions or provisions of, constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or loss of rights under, or result in the creation or imposition of any Encumbrance upon (1) the Organizational Documents of the Company, (2) any material vote, instrument, agreement, mortgage, lease, license, Contract, franchise, permit or other authorization, right, restriction or obligation to which the Company is subject or by which the Company is bound or (3) to the Knowledge of the Company, any Order issued on or before this date;

(ii) to the Knowledge of the Company, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Company and each of its Subsidiaries is subject;

(iii) to the Knowledge of the Company, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company and that applies to the maintenance of mines owned by the Company and its real estate development entitlements;

(iv) to the Knowledge of the Company, contravene, conflict with, or result in a violation or Breach of any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

(v) contravene, conflict with, or result in a violation of any resolution adopted by the Board of Directors or the stockholders of the Company; and

(vi) to the Knowledge of the Company, result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

(c) Section 4.2 of the Disclosure Schedule contains a complete and accurate list for the Company, of the jurisdictions in which it is authorized to do business, and its capitalization (including to the Knowledge of the Company the identity of each stockholder holding 5% or more of any class of capital stock of the Company and the number of shares held by each). As of the date hereof, there are 3,249,411 shares of the Company's common stock outstanding (of which 1,294 shares are held as treasury shares). All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company other than (i) 100,833 outstanding options to acquire the Company's common stock or (ii) options that may be granted under the Company's existing stock option plan as set forth in Section 4.2 of the Disclosure Schedule. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Section 4.2 of the Disclosure Schedule

(d) (i) The Company has full power and authority to execute, deliver and perform this Agreement and all the ancillary agreements to which it is a party; (ii) the execution, delivery and performance of this Agreement and the ancillary agreements to which the Company is a party have been duly authorized and approved by the Company's Board of Directors, and do not require any further authorization or Consent of the Company; and (iii) this Agreement and each of the ancillary agreements to which the Company is a party have been duly authorized, executed and delivered by the Company and each is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditor's rights, and subject to general equity principles and to limitations on availability of equity relief, including specific performance.

4.3 Financial Statements. As of the date of execution hereof, Sellers and the Company have provided Purchaser, or made available to Purchaser as part of the Company SEC Documents (as defined below), the Company's most recent audited financial statements and all interim financial statements since December 31, 2000 that have been prepared by the Company. The financial statements (including any related notes) contained in reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act since January 1, 1998 through the date hereof (the "Company SEC Documents"): (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (ii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby.

4.4 Books and Records. All of the books of account, minute books, stock record books and other records of the Company for the preceding five years are in possession of the Company and have been made available to Purchaser.

4.5 Title to Properties; Encumbrances. The Company has delivered or made available to Purchaser copies of all title reports of the Company completed since January 1, 1999. To the Knowledge of the Company, there are no other title reports of the Company and no conflicting title reports for such period. To the Knowledge of the Company, there have been no notices of violations against any of the Company's properties. To the Knowledge the Company, none of the Company's property or assets is subject to an Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body with or without compensation; nor, to the Knowledge of the Company, has any condemnation, expropriation or taking been proposed; nor, except as set forth in Section 4.5 of the Disclosure Schedule has the Company received (i) any written notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirements relating to its properties or (ii) written notice of any material change of zoning which specifically affect the Company's properties or the Company's use thereof.

4.6 No Undisclosed Liabilities. As of the date hereof, the Company has no liabilities of the type required to be disclosed in financial statements prepared in accordance with GAAP, except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents and (ii) liabilities incurred in the ordinary course of the real estate development business.

4.7 Taxes.

(a) The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to the Company for the five fiscal years prior to the date hereof. The Company has delivered or made available to Purchaser copies of all such Tax Returns relating to income or franchise taxes filed since, and including, 1998. Section 4.7 of the Disclosure Schedule contains a complete and accurate list of all such Tax Returns relating to income or franchise taxes filed since, and including, 1998. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such taxes, if any, as are listed in Section 4.7 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the balance sheet and the interim balance sheet.

(b) Section 4.7 of the Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns, including a reasonable detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Section 4.7 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. Except as disclosed in Section 4.7 of the Disclosure Schedule, the Company has received no notice of a proposed assessment or audit.

(c) All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) Except as disclosed in Section 4.7 of the Disclosure Schedule, the Company has not entered into any agreements with the IRS within the five years preceding the date hereof.

4.8 Employee Benefit Plans. (a) Section 4.8 of the Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of ERISA) and (ii) any material Contracts, arrangements or understandings between the Company and any employee of the Company, including, without limitation, any Contracts, arrangements or understandings relating to or impacted by a sale of the Company (collectively, the "Plans"). The Company has made available to Purchaser a true and correct copy of (i) all such Plans, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, (iii) the most recent summary plan description for each Plan for which a summary plan description is required by any applicable Legal Requirement, if any, (iv) the most recent actuarial report or valuation, if any, relating to a Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to any Plan that is intended to qualify under Section 401(a) of the IRC.

(b) No action, claim or proceeding is pending or, to the Knowledge of the Company, Threatened with respect to any Plan (other than claims for benefits in the ordinary course) that could reasonably be expected to have an effect that is materially adverse to the business assets, liabilities, financial condition or results of operation of the Company and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such action, claim or proceeding. To the Knowledge of the Company, except as set forth in Section 4.8 of the Disclosure Schedule, the Company has made all filings with all Governmental Bodies with respect to all such Plans required to be made since January 1, 1999.

4.9 Compliance with Legal Requirements; Governmental Authorizations.

(a) Set forth in Section 4.9 of the Disclosure Schedule is a list of all material notices received during the five years previous to the date hereof from any Governmental Body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Legal Requirement, or Primary Governmental Authorization (as defined below), or (ii) any actual or alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature or which would limit the manner in which the Company engages in business.

(b) Section 4.9 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that, to the Knowledge of the Company, is held by the Company and relates to the maintenance of the mines owned by the Company or its real estate development entitlements or other operations currently conducted by the Company (the "Primary Governmental Authorizations"). To the Knowledge of the Company, each Primary Governmental Authorization listed or required to be listed in Section 4.9 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 4.9 of the Disclosure Schedule, the Company has not received any written notice of a violation of or a failure to comply with any material term or requirement of any Primary Governmental Authorization, or any impending termination or cancellation of a Primary Governmental Authorization, listed or required to be listed in Section 4.9 of the Disclosure Schedule.

4.10 Legal Proceedings; Orders.

(a) Except as set forth in Section 4.10 of the Disclosure Schedule, there is no pending Proceeding:

(i) that has been commenced by or against the Company; or

(ii) that challenges, or that may have the effect of preventing, delaying or making illegal any of the Contemplated Transactions.

(b) To the Knowledge of the Company, no such Proceeding has been Threatened in writing. Sellers have delivered, or will make available, to Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 4.10 of the Disclosure Schedule.

(c) Except as set forth in Section 4.10 of the Disclosure Schedule, there is no Order to which the Company, or any of the assets owned or used by the Company, is subject which was issued within the three years preceding the date of this Agreement.

4.11 Absence of Certain Changes and Events. Except as set forth in Section 4.11 of the Disclosure Schedule, since September 30, 2001, there has not been any:

(a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, other than the exercise of options granted under the Company's stock option plan;

(b) amendment to the Organizational Documents of the Company;

(c) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business or financial condition of the Company, taken as a whole;

(d) other than a transaction in the ordinary course of the Company's real estate development business, any sale, lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of the Company;

(e) material change in the accounting methods used by the Company;

(f) a loan by the Company to any Person, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances in the ordinary course of the Company's real estate development business consistent with past practices;

(g) payment, grant or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or, except in the ordinary course of the Company's real estate development business, employee or entry into any employment severance, "phantom" stock rights, stock appreciation rights or similar Contract with any director, officer, or employee; or

(h) adoption of, or increase in the payments to or benefits under, any profit sharing bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company.

4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Disclosure Schedule contains a complete and accurate list, and the Company shall make available or deliver to Purchaser, true and complete copies of:

(i) each Applicable Contract that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $100,000, excluding all Applicable Contracts for the sale of the Company's lots (provided that the Company has delivered or made available or will make available to Purchaser all Applicable Contracts for the sale of any of the Company's lots);

(ii) each Applicable Contract that was not entered into in the ordinary course of the real estate development business and that involves expenditures or receipts of the Company in excess of $100,000, or provides for an undertaking by the Company to be responsible for consequential damages;

(iii) each Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except those contracts disclosed in the title report produced pursuant to Section 4.5 and personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000), including unrecorded boundary agreement or unrecorded leases, affecting the rights with other property owners to sell, lease, acquire or exchange any real or personal property;

(iv) each Applicable Contract with respect to material patents, trademarks and copyrights owned or licensed by the Company;

(v) each Applicable Contract to or with any labor union or other employee representative of a group of existing employees;

(vi) each Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(vii) each agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Contemplated Transactions or by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(viii) each fidelity or surety bond or completion bond relating to the Company;

(ix) each mortgage, indenture, guarantee, bond, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit relating to the Company;

(x) each employment or consulting agreement, Contract or commitment with an employee or individual consultant or salesperson, or consulting or sales agreement, Contract, or commitment with a firm or other organization; and

(xi) each amendment, supplement, and modification (whether oral or written) with respect to any of the foregoing.

(b) To the Knowledge of the Company, except as set forth in Section 4.12(c) of the Disclosure Schedule, each Contract identified or required to be identified in Section 4.12(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(c) To the Knowledge of the Company, except as set forth in Section 4.12(c) of the Disclosure Schedule, there are no outstanding rights to renegotiate any material amounts paid or payable to or by the Company under current or completed Contracts with any Person and, to the Knowledge of the Company, no such Person has made written demand for such renegotiations.

4.13 Insurance.

(a) Sellers have delivered or made available to Purchaser, and Section 4.13(a) of the Disclosure Schedule sets forth a list of:

(i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any officer or director of the Company as such, is or has been covered within the three years preceding the date of this Agreement;

(ii) true and complete copies of all pending applications for policies of insurance;

(iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of coverage or of the reserves for claims; and

(iv) any loss experience report prepared internally by the Company or submitted to any other entity by the Company in the last two years.

(b) Section 4.13(b) of the Disclosure Schedule describes:

(i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; and

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company.

(c) Except as disclosed in Section 4.13(c) of the Disclosure Schedule, no policy of insurance relating to the Company has been cancelled within the last two years.

4.14 Environmental Matters. The Company will provide Purchaser with access to all environmental reports commissioned by the Company and all files relating thereto and all written notices received from any Governmental Body pertaining to environmental matters.

4.15 Employees. Section 4.15 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee that has an annual compensation (direct plus indirect) in excess of $25,000, officer or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; and service credited for purposes of vesting and eligibility to participate under the Company's employee benefit plan, including any profit sharing or any Company stock option plan. The Company will provide Purchaser with a schedule of adjustments over the last five years to Hank Rothwell's bonus plan. Except as disclosed in Section 4.15 of the Disclosure Schedule, neither of the Company's chief executive officer nor chief financial officer is bound by a non-competition or similar contract or agreement with an entity other than the Company which affects such employee's abilities to perform its obligations under this Agreement. The Company will provide Purchaser with all employment contracts which fall within the ambit of this Section 4.15. The Company will also provide Purchaser with any collective bargaining agreement that affects the Company.

4.16 Certain Payments. To the Knowledge of the Company, none of the Company, or any director, officer or employee of the Company has (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (1) to obtain favorable treatment in securing business, (2) to pay for favorable treatment for business secured, (3) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Company or any Affiliate of any of the Company, or (4) in violation of any Legal Requirement, (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.17 Brokers or Finders. Except for Dresdner Klienwort Wasserstein, Inc. ("Dresdner"), a copy of whose engagement agreement has been provided to Purchaser, there is no investment banker, broker, finder or other intermediary that has been engaged or authorized to act on behalf of the Company, and in connection with any of the Contemplated Transactions. Except for the Dresdner Fee (as defined below), Sellers and the Company have not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the Contemplated Transactions.

4.18 Intellectual Property. To the Knowledge of the Company, the Company has rights to use, whether through ownership, licensing or otherwise, all trademarks, service marks and trade names that are material to the conduct of the business of the Company (collectively the "Intellectual Property Rights"). Except as disclosed in Section 4.18 of the Disclosure Schedule, to the Knowledge of the Company, there are no infringements by any other party of any of the Intellectual Property Rights. Except as set forth in Section 4.18 of the Disclosure Schedule, to the Knowledge of the Company, there are no currently pending lawsuits or written threats thereof against the Company alleging infringement of any intellectual property right of another Person.

4.19 SEC Compliance. Except as disclosed in Section 4.19 of the Disclosure Schedule, the Company has not received from the SEC during the five year period preceding the date hereof, any notice of any failure to comply or deficiency in compliance with any report, schedule, form statement or other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act.

Section 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants the following:

5.1 Good Standing and Corporate Power. Purchaser is validly existing and in good standing as a limited liability company under the laws of the State of Utah, and has all necessary corporate power to perform its obligations under this Agreement. Purchaser's financial resources are sufficient to enable it to purchase the Shares.

5.2 Authorization. Purchaser (i) has full power and authority to execute, deliver and perform this Agreement and all ancillary agreements to which Purchaser is a party; (ii) where applicable, the execution, delivery and performance of this Agreement and the ancillary agreements to which Purchaser is a party have been duly authorized and approved by such Purchaser's managers, and do not require any further authorization or Consent of Purchaser or its members; and (iii) this Agreement and each of the ancillary agreements to which Purchaser is a party have been duly authorized, executed and delivered by Purchaser and are the legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

5.3 No Conflicts. Neither the execution and delivery of this Agreement or any of the ancillary agreements or the consummation of the sale of the Shares contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

    (a) conflict with, result in a Breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) the Organizational Documents of Purchaser, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Purchaser is subject or by which Purchaser is bound, or (iii) any material court order to which Purchaser is bound; or

    (b) require the approval, Consent, authorization or act of, or the making by Purchaser of any declaration, filing, or registration with, any Person.

5.4 Brokers. Purchaser has not retained any broker or finder in connection with any of the Contemplated Transactions, and, except as provided in Section 13.11 of this Agreement, Purchaser has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the Contemplated Transactions.

5.5 Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser's representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

    (a) Purchaser has substantial experience in evaluating and investing in securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available.

    (b) Purchase is acquiring the Shares for Purchaser's own account for investment only, and not with a view towards their distribution.

    (c) Purchaser represents that by reason of its, or of its management's, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the Contemplated Transactions. Further, Purchaser is aware of no publication of any advertisement in connection with the Contemplated Transactions.

    (d) Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

    (e) Purchaser is a limited liability company and the office of Purchaser in which its investment decision was made is located at the address of Purchaser as set forth in Section 13.4.

5.6 No Other Representations and Warranties as to the Company. Purchaser understands and acknowledges that it is acquiring the Shares and making an Offer (as defined below) based on its own independent investigation of the Company and it is acquiring the Shares and corresponding interest in the Company "as is" with no warranties or representations that survive the Closing other than as set forth in Section 4.1(f). The parties hereto understand and acknowledge that the representations and warranties of Purchaser, Sellers and the Company, as set forth in Sections 4 and 5 of this Agreement, set forth the complete representations and warranties being made by Purchaser, Sellers and the Company and supersede all other agreements, understandings, representations or warranties between Purchaser and Sellers and the Company relating to the subject matter thereof and delivery of the Shares and that such representations and warranties shall not survive the Closing except for Seller's representations and warranties set forth in Section 4.1(f).

Section 6. COVENANTS

6.1 Confidentiality. Purchaser shall hold in strict confidence, and shall cause each of its Affiliates to hold in strict confidence, all documents and non-public information obtained with respect to Sellers and the Company. Purchaser shall not permit any of such documents or information to be used for purposes other than Purchaser's examination of the Company or to be disclosed or conveyed to any other Person, unless (a) such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent or approval required for the consummation of the Contemplated Transactions, (c) the furnishing or use of such information is required by legal Proceedings, or (d) such information is provided to Purchaser's consultants, advisors (legal and other), bankers, or business associates in connection with the Contemplated Transactions. Purchaser shall otherwise comply in all respects with the provisions of the Non-Disclosure Agreement dated as of October 24, 2001 (the "Non-Disclosure Agreement") among Purchaser and Dresdner and shall not use any such information in contravention of the United States securities laws or regulations and or any other applicable law or regulation.

6.2 Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees to continue conducting its real estate development business. Subject to the limitations set forth below, the Company shall have the right to (i) enter into Contracts with contractors, engineers, advertising agencies, land planners, attorneys and other professionals in connection with the development and sale of real property, (ii) solicit and enter into Contracts in connection with the sale and purchase of real property and water rights, (iii) pursue land use approvals and entitlements and (iv) develop its property including, without limitation, the construction of infrastructure improvements. The Company shall use commercially reasonable efforts (i) when in the best interest of the Company, to pay or perform obligations when due, (ii) to preserve intact the Company's current officers and key employees and (iii) to preserve relationships with the goal of preserving the ongoing business of the Company and the value and the assets of the Company. Except as set forth in Section 6.2 of the Disclosure Schedule, the Company shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

(a) commence any litigation having a value greater than $10,000,000 or settle any litigation having a value of greater than $5,000,000 without three (3) business days prior notice to Purchaser , provided that nothing herein shall limit the Company's right to otherwise commence or settle any litigation;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any equity securities of the Company, or split, combine or reclassify any equity securities of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity securities of Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any equity securities of the Company (or options, warrants or other rights exercisable therefor);

(c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase, any such shares or other convertible securities other than capital stock issued upon exercise of options or warrants outstanding as of the date of this Agreement;

(d) cause or permit any amendments to its Organizational Documents;

(e) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any Person;

(f) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others (or amend the terms of such agreements or instruments) in an amount greater than $10,000,000 in the aggregate (and in all cases, regardless of the amount, the funds obtained from any such actions shall be only used to finance the Company's real estate development business);

(g) grant any loans to others or purchase debt securities of others which are greater than $50,000 in the aggregate (and in all cases, regardless of the amount, such loans or purchase of debt securities shall be made or done only in connection with the operation of the Company's real estate development business);

(h) grant any severance or termination pay (in cash or otherwise) to any employee, including any officer, except payments made pursuant to standard written agreements outstanding on the date hereof as disclosed in the Disclosure Schedule;

(i) except as set forth in subsection (l), enter into any strategic alliance agreement or arrangement or joint marketing arrangement or agreement in excess of $10,000,000 in the aggregate, other than brokerage arrangements for sale of Phase I of Flagstaff, and copies of which will be provided to Purchaser (and in all cases, regardless of the amount, such alliances or agreements shall be entered into only in connection with the operation of the Company's real estate development business);

(j) take any action to accelerate the vesting schedule of any of the outstanding Company stock options or Company common stock, except acceleration made pursuant to standard written agreements outstanding on the date hereof;

(k) hire or terminate any management-level employees, or encourage any such employees to resign from the Company;

(l) buy and sell lots, units, or portions of real property in a single transaction greater than $10,000,000 in value which is to a single Person or entity;

(m) commence construction or enter into a construction contract, in either case, with payment obligations greater than $10,000,000 in the aggregate;

(n) enter into lines of business other than the development and sale of real property, minerals and water;

(o) enter into any Contract for services that is for a duration of greater than one year and not terminable by the Company on no more than 90 days notice and without cost to the Company;

(p) enter into any transaction with an Affiliate of the Company; or

(q) enter into a contract or agreement to do any of the foregoing.

6.3 Access to Information. From the date hereof to the Closing Date, in each case upon reasonable prior written notice by Purchaser, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to afford the officers, employees and agents of Purchaser reasonable access at reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company, and shall furnish Purchaser with such financial, operating and other data and information as Purchaser, through its officers, employees or agents, may reasonably request, in each case in any manner that is not unreasonably disruptive of the Company's business or operations; provided, however, that all Persons who are provided with such access or furnished with such information shall comply with the Company's customary health, safety and other visitation procedures when visiting any property, office, plant or other facility.

6.4 No Solicitation of Transactions.

(a) From the date hereof to termination of the Offer (as defined below), Sellers and the Company shall not, directly or indirectly, solicit or initiate the submission of any proposal to (i) acquire the Company or any of the shares of its shares of outstanding stock, (ii) acquire substantially all of the Company's assets or (iii) merge, consolidate or engage in a similar corporate transaction with respect to the Company (each, an "Acquisition Proposal"). Notwithstanding the preceding sentence, however, subject to the terms and conditions of this Section 6.4, Sellers, the Company and its Board of Directors may participate in any discussions or negotiations and may furnish to any other Person information with respect to the Company regarding any potential Acquisition Proposal not solicited, directly or indirectly, by the Company, its Board of Directors, or Sellers after the date hereof. The Company or Sellers, as applicable, shall provide to Purchaser a copy of all written non-public information provided to anyone in connection with or related to an actual or potential Acquisition Proposal (or, a reasonably detailed description of the information provided, if such information has been previously delivered or made available to Purchaser) within two business days following the initial delivery of such non-public information. Sellers or the Company, as applicable, will notify Purchaser of (1) receipt by any Seller or the Company of any written Acquisition Proposal and (2) any Acquisition Proposal not in writing which the Company has presented to its Board of Directors and (3) dissemination of any written notice to the Company's Board of Directors indicating an intent to raise or discuss any Acquisition Proposal at any meeting. The Company and Sellers shall provide to Purchaser such notification orally within two business days and in writing within three business days of the time of receipt of a written Acquisition Proposal, or the date of, or notice to, the meeting of the Board of Directors at which an oral Acquisition Proposal was considered. The notice shall identify in reasonable detail the terms and conditions of the Acquisition Proposal including, but not limited to, the identity of the Person making such Proposal (unless the release of such identity is prohibited by confidentiality agreements or otherwise) and the date of the meeting of the Board of Directors at which the Acquisition Proposal was or is to be considered. The Company and Sellers shall keep Purchaser informed of any material changes to any Acquisition Proposal. For purposes of this paragraph, the term "Sellers" shall not include the Non-Selling Parties or a Seller acting on behalf of, and only at the direction of, a Non-Selling Party. Sellers represent (which representation shall survive Closing) that they will not bring or solicit any Proceeding on behalf of the Non-Selling Shareholders that, if successful, could prevent or delay any of the Contemplated Transactions or which is encompassed by Section 12 herein unless such Sellers are legally obligated to take such action as nominees for the beneficial owners of shares (the Non-Selling Shareholders). Purchaser acknowledges that the Sellers have the right at any time to transfer title to shares of the Company's common stock to any one or more of the Non-Selling Shareholders.

(b) The Board of Directors shall be permitted to withdraw its approval and recommendation of the Contemplated Transactions, but only if a Superior Offer is pending at the time the Board of Directors determines to take such action. The Company shall give Purchaser written notice of any such withdrawal within two business days of its occurrence

6.5 Further Action; Best Efforts. The parties hereto shall cooperate with each other in connection with the making of all filings and submissions necessary under applicable Legal Requirements or otherwise to consummate the Contemplated Transactions, including by providing copies of all such documents to the other party and its advisors prior to filing or submission and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. The parties hereto shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Legal Requirement in connection with the Contemplated Transactions.

6.6 Public Announcements. Purchaser acknowledges and understands that Sellers, subject to advice of Sellers' or the Company's counsel, may publicly announce this Agreement in full and file a copy of this Agreement with the SEC for public disclosure and make all other required disclosures regarding this transaction without Purchaser's consent. Purchaser may make public announcements of this Agreement and the Contemplated Transactions with the prior approval of the Company, which approval shall not be unreasonably withheld.

Section 7. TENDER OFFER

7.1 The Offer.

    (a) On or before the Closing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) (or recommence pursuant to the terms of Section 7.6 herein, if applicable) an unconditional tender offer (the "Offer") for all of the remaining shares of the Company's common stock (the "Remaining Shares"), at a price per share in cash (the "Offer Price") determined pursuant to this Agreement; provided, however, the Offer may be conditioned upon the Closing of the Contemplated Transactions if the Offer is commenced prior to Closing. The Offer shall comply with all applicable rules and regulations of the SEC and the New York Stock Exchange. The Offer Price shall equal $25 minus the amount (the "Per Share Expense Reimbursement") that equals (i) the total fees and expenses paid by Sellers in connection with the Contemplated Transactions, including, without limitation, all reasonable legal fees and one-half of the Dresdner Fee (as defined below) contemplated by Section 13.11(c), divided by (ii) the total number of shares of the Company outstanding on the Closing Date. The Purchaser shall purchase any shares validly tendered pursuant to the Offer.

    (b) If a valid tender offer for the Remaining Shares is made by a third party (a "Competing Offer") while the Offer is still open, Purchaser will extend the Offer for an additional twenty-five (25) business days commencing at the initiation of the Competing Offer. Purchaser's obligation to extend the Offer shall only be in effect for one (1) Competing Offer.

    (c) [Reserved]

    (d) Purchaser shall be responsible for all of its fees and expenses incurred in connection with the Offer, including any filing fees to the SEC and all costs associated with such filings, including preparation and dissemination of its offering documents. Seller shall be responsible for all fees and expenses incurred by it, including Seller's legal counsel's review of documentation, in connection with the Offer.

    (e) This Section 7 shall survive and remain in effect at the time of and after the Closing.

7.2 Cooperation. Sellers and the Company shall cooperate with Purchaser and the Company, as appropriate and its agents, officers and legal counsel in the preparation by Purchaser of the Offer . The Board of Directors of the Company shall recommend acceptance of the Offer by holders of the Remaining Shares. If the Board of Directors of the Company (or any committee thereof) withdraws its recommendation of the Offer and/or recommends a Superior Offer, then the Company shall immediately notify Purchaser of such withdrawal or recommendation in writing.

7.3 Payment for Remaining Shares. As promptly as practicable on the earliest date as of which Purchaser is permitted under applicable law to accept for payment and pay for the Remaining Shares tendered pursuant to the Offer, Purchaser shall accept for payment, purchase and pay for all Remaining Shares tendered pursuant to the Offer (and not validly withdrawn by the holders of such shares).

7.4 Limitations on Amending the Offer. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not (without the prior written consent of Sellers and the Company): (i) withdraw the Offer; (ii) reduce the number of Remaining Shares subject to the Offer; (iii) reduce the price per share to be paid pursuant to the Offer; (iv) change the form of consideration payable in the Offer; or (v) amend, modify or supplement any of the terms of the Offer in any manner adversely affecting any of the holders of Remaining Shares.

7.5 Reimbursement of Expenses. Upon the closing of the Offer, Purchaser shall pay to Sellers an amount in cash equal to (i) the Per Share Expense Reimbursement, multiplied by (ii) the number of Remaining Shares tendered pursuant to the Offer (and not validly withdrawn by the holders of such shares). During the period ending 9 months following the closing of the Offer, Purchaser shall pay to Sellers an amount in cash equal to (i) the Per Share Expense Reimbursement, multiplied by (ii) the number of the Company's shares acquired or obtained in any type of transaction (other than the Offer), including, but not limited to, open market transactions, privately negotiated transactions or a merger in which Purchaser or its Affiliates acquire or accede to all or part of the remaining equity interest in the Company. Such payment shall be made by Purchaser promptly upon Closing of the Offer with respect to the Remaining Shares acquired in the Offer and thereafter any remaining payments promptly after the acquisition or obtainment of any additional Remaining Shares in an amount that generate payment obligations in increments of $10,000 or more.

7.6 Penalties for Breach of Offer Provisions. If (i) the Offer is commenced prior to Closing, (ii) Purchaser withdraws the Offer due to an intervening Proceeding and (iii) Purchaser subsequently closes its purchase of the Shares, then Purchaser shall reinstate the Offer pursuant to the terms hereof as soon as is practicable after the termination of the Proceeding (unless prevented from doing so as a result of a Proceeding). If Purchaser does not purchase at the conclusion of the Offer or any reinstated Offer under this Section 7.6 (as the expiration date of the Offer may be extended pursuant to Section 7.1(b), if applicable), all shares validly tendered (and not validly withdrawn by the holders of such shares) in accordance with the terms of the Offer, unless Purchaser is prevented from doing so as a result of a Proceeding, then Loeb acting in its discretion on behalf of Sellers within twenty (20) days from receipt of notice from Purchaser of its failure to purchase such shares shall have the right, in their sole discretion, to rescind the sale of the Shares; provided, however, that if the Company accepts or recommends a Superior Offer, and/or withdraws its recommendation of the Offer, Sellers shall have no right to rescind the sale of the Shares (unless Purchaser is required by Section 7.1(b) to extend the Offer and does not do so). This rescission right shall be exercised by delivery to Purchaser of a written notice. A closing of the rescission ("Rescission Closing") shall take place upon at least three days written notice by Loeb acting in its discretion on behalf of Sellers. At the Rescission Closing, Purchaser shall return to Sellers certificates, duly endorsed and assigned, evidencing the Shares in exchange for the Purchase Price. This rescission right is in addition to any right of specific performance or any other remedy of Sellers or the Company pursuant to the terms of this Agreement.

Section 8. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

The obligation of Purchaser to purchase the Shares and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

8.1 Accuracy of Representations and Warranties. The representations and warranties of the Company and Sellers set forth in Section 4 shall, as amended from time to time by the Disclosure Schedule and all amendments thereto, be accurate in all material respects when made and as of the Closing Date. At any time prior to the Closing Date (as it may be extended as provided in this Agreement), Sellers and the Company shall promptly amend the Disclosure Schedule by written notice to the Purchaser and Purchaser's Counsel at the address listed in Section 13.4 if they obtain Knowledge of any matter that should be included in the Disclosure Schedule, as required under this Agreement.

8.2 Performance. Sellers and the Company shall have performed, in all material respects, all obligations required by this Agreement to be performed by Sellers and the Company on or before the Closing Date.

8.3 Due Diligence. The Purchaser, in its sole discretion, shall be satisfied with the results of its due diligence investigation of the Company.

8.4 No Proceedings. There shall be no Proceeding pending to enjoin, restrain, prohibit or obtain substantial damages in respect of, related to, or arising out of this Agreement or the consummation of the Contemplated Transactions.

8.5 No Claim Regarding Stock Ownership or Sale Proceeds. There shall be no pending or Threatened claim by any Person asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Shares or (b) is entitled to all or any portion of the Purchase Price payable for the Shares, which, if successful in either case, would prevent Purchaser from acquiring at Closing, free and clear, at least fifty-one percent (51%) of the outstanding stock of the Company as of the Closing Date after assuming that all options or other rights to acquire common stock of the company have been issued, exercised and converted to common stock, as applicable.

Section 9. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

The obligation of Sellers to cause the Shares to be sold to Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Sellers in whole or in part, provided that the waiver of Section 9.2 with respect to the obligations of Section 7 may be waived by Sellers upon the consent of the Company):

9.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5 shall be accurate in all material respects when made.

9.2 Performance. Purchaser shall have performed, in all material respects, all obligations required by this Agreement to be performed by Purchaser on or before the Closing Date, including, without limitation, the commencement, or reinstatement if applicable, of the Offer as provided in, and subject to the terms of, Section 7 herein.

9.3 No Proceedings. There shall be no Proceedings pending to enjoin, restrain, prohibit or obtain substantial damages in respect of, related to, or arising out of this Agreement or the consummation of the Contemplated Transactions; provided, however, that this Section 9.3 shall not encompass any Proceeding described in Section 11.1(e), and in such event, the terms of Section 11.1(e) shall control and this Section 9.3 shall not apply.

9.4. Insurance. The insurance policy described in Section 12(d) shall, if purchased by the Company, be in effect at Closing; provided, however, that no act or omission on the Company's part within the reasonable control of the Company caused the cancellation or nonrenewal of the policy. This Section 9.4 shall not apply if the insurance policy is cancelled or not renewed for non-payment of premiums.

Section 10. CLOSING DELIVERIES

At the Closing:

(a) Sellers or the Company, as appropriate, will deliver to Purchaser:

(i) certificates representing the Shares, free and clear of any Encumbrance, duly endorsed (or accompanied by duly executed stock powers) for transfer of the Shares to Purchaser with such signatures as may be required by Purchaser's counsel;

(ii) a certificate executed by each Seller and the Company dated the Closing Date representing and warranting to Purchaser that each of Sellers' representations and warranties in this Agreement, as amended from time to time by the Disclosure Schedule, was accurate in all material respects as of the date of Closing (the "Sellers Warranty Certificates");

(iii) a certificate of the corporate Secretary or other authorized person of each Seller (as set forth in that Seller's Organizational Documents), dated the Closing Date certifying as to true and accurate copies of all corporate action taken by the directors of that Seller, related to or in connection with this Agreement and the names, true signatures and incumbency of those persons authorized by the respective Sellers to execute this Agreement and all related documents (the "Sellers' Secretary Certificates");

(iv) a certificate of the corporate Secretary of the Company dated the Closing Date certifying as to true copies of all corporate action taken by the directors of the Company related to or in connection with this Agreement and all related documents thereto, the Certificate of Incorporation (certified by the Secretary of State of Delaware as of a recent date), and the bylaws of the Company as amended to date, and the names, true signatures and incumbency of the officers of the Company authorized to execute this Agreement and the other documents executed or to be executed in connection herewith (the "Company's Secretary's Certificate");

(v) a recent Certificate of Corporate Existence and Tax Good Standing of the Company from the Secretary of State of Delaware (the "Good Standing Certificate");

(vi) resignations of those officers and directors of the Company and subsidiaries or Affiliates of the Company listed on Exhibit B hereto (the "Resignations");

(vii) consents to a change in control of landlords party to any and all material leases of the Facilities which require such consents (the "Landlords' Consents");

(viii) consents to a change in control required by any Applicable Contract (the "Contract Consents"); and

(ix) an opinion of Company's counsel to Purchaser in substantially the form attached hereto as Exhibit C.

(b) Sellers will deliver to Dresdner the amount equal to Seller's obligations to Dresdner as set forth in Section 13.11(c).

(c) Purchaser shall deliver:

(i) to Sellers, the amounts by bank cashier's or certified check or wire transfer the amounts all as set forth in Exhibit A hereof, reduced by the amount of the Deposit other than the portion, if any, of the Deposit used for the satisfaction of Purchaser's obligations pursuant to Section 12;

(ii) [Reserved];

(iii) to Sellers, a certificate dated the Closing Date and executed by Purchaser to the effect that, except as otherwise stated in the certificate, each of Purchaser's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement ("Purchaser's Warranty Certificate");

(iv) to Sellers, a certificate of the Secretary of Purchaser dated the Closing Date certifying as to true copies of all company action taken by the members of Purchaser related to or in connection with this Agreement, and the names, the signatures and incumbency of officers and managers of Purchaser authorized to execute this Agreement and the other documents executed or to be executed in connection herewith (the "Purchaser's Secretary's Certificate"); and

(v) an opinion of Purchaser's counsel to Sellers and the Company in substantially the form attached hereto as Exhibit D.

(d) The Company shall deliver to Dresdner the amount equal to the Company's obligation to Dresdner as set forth in Section 13.11(c).

Section 11. TERMINATION OF AGREEMENT

11.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing without any costs or damages against the other party, except with respect to the termination fee pursuant to Section 11.3 or the Deposit (if delivered to Seller pursuant to Section 3):

    (a) by the mutual written consent of Purchaser and Loeb acting in its discretion on behalf of Sellers and the Company at any time prior to the Closing;

    (b) at any time prior to Closing by Purchaser if a material Breach of any provision of this Agreement has been committed by Sellers or the Company and such Breach has not been waived or cured or by Loeb acting on behalf of Sellers or the Company if a material Breach of any provision of this Agreement has been committed by another Purchaser and such Breach has not been waived or cured;

    (c) by Purchaser if any condition set forth in Section 8 shall not have been satisfied or waived on or before the Closing Date;

    (d) by Loeb acting in its discretion on behalf of Sellers if any condition set forth in Section 9 shall not have been satisfied or waived on or before the Closing Date; or

    (e) by the Company or Loeb acting in its discretion on behalf of Sellers at any time prior to the Closing if (i) Sellers or the Company have received a Superior Offer and (ii) if any temporary restraining order, preliminary or permanent injunction or other order has been issued by any United States federal or state court of competent jurisdiction or other material legal restraint or prohibition has been issued or promulgated by a United States federal or state governmental entity, court or agency in a Proceeding which was initiated by a party other than the Company or Sellers having the effect of compelling consideration of a Superior Offer and sale of the Shares (by any means) to the originator of the Superior Offer. For purposes of this paragraph, the term "Sellers" shall not include the Non-Selling Parties or a Seller acting on behalf of and only at the direction of a Non-Selling Party. Sellers and the Company will control such action and shall consult with Purchaser in the defense of any such action, and, if Sellers and the Company elect not to control such action, Purchaser may undertake the defense of and control such action; provided, however, that if such action falls within the ambit of Section 12, then the provisions of Section 12 governing control and settlement of litigation shall govern. The party that is in control of such action shall use good faith efforts to vigorously defend and will endeavor to promptly resolve any such action; the other parties hereto shall have a right to participate in such action at their sole cost and expense. Sellers and the Company may settle any monetary portion of such action that does not impose upon Purchaser any monetary obligation or liability other than in de minimus amounts, subject to the limitations set forth in Section 12, but may not settle any portion of such action involving sale or other disposition of the Shares without the prior, written consent of the Purchaser. If Purchaser controls such action, Sellers and the Company shall fully cooperate with such defense and hereby consent to any settlement or disposition of any such action effected by Purchaser that does not impose upon the Sellers or the Company any monetary obligation or liability other than in de minimus amounts.

    (f) by Purchaser within ten (10) days of receipt of notice from the Company of its withdrawal of recommendation of the Offer and/or recommendation of a Superior Offer.

    (g) by any party hereto, if the Closing does not occur before the final deadline for Closing set forth in Section 2 herein, provided that the party that seeks to terminate this Agreement is not in Breach of this Agreement. Any Breach of this Agreement shall be subject to the provisions of this Agreement for addressing such Breach.

11.2 Effect of Termination; No Survival. Upon the termination of this Agreement pursuant to Section 11.1:

    (a) Purchaser shall promptly cause to be returned to Sellers all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Purchaser's investigation of the Company's business, operations and legal affairs, including any copies made by Purchaser or any of Purchaser's Affiliates of any such documents or information; and

    (b) neither party hereto shall have any obligation or liability to the other party hereto, except that (i) the parties to the Deposit Agreement shall have the obligations set forth in the Deposit Agreement, (ii) Purchaser shall remain bound by the provisions of this Section 11.2 and Sections 6.1, 12 and 13.11 and by the provisions of the Non-Disclosure Agreement and (iii) Sellers shall remain bound by the provisions of this Section 11.2 and Sections 4.1(f), 6.4, 11.3 and 12. The last two sentences of Section 6.4(a) shall survive ; the remainder of Section 6.4(a) shall survive until the Closing of the Offer Except as specified in the preceding sentence, all representations, warranties, covenants, terms and agreements shall terminate and no longer survive nor have any effect.

11.3 Termination Fees. If (i) this Agreement shall have been validly terminated by Sellers pursuant to Section 11.1(e) and (ii) the Shares are purchased pursuant to the Superior Offer, then Sellers shall pay to Purchaser the sum of $2,500,000 within five business days after the closing of such Superior Offer.

11.4 Reinstatement. If this Agreement is terminated by Sellers pursuant to Section 11.1(e) or by Purchaser pursuant to Section 11.1(f) (pertaining to recommendation of a Superior Offer) but the Sellers or the Company, as applicable, do not sell their shares pursuant to the Superior Offer, Purchaser shall have the right at its sole option to reinstate this Agreement (if not prevented from doing so by court order) with the time periods set forth in Section 2 continuing to run as if the date of reinstatement were the day after the day of such termination, pursuant to all of the terms hereto; provided, however, in no event shall the Closing Date be less than thirty (30) days from the date of such reinstatement. This Section 11.4 shall survive an termination of this Agreement.

Section 12. INDEMNIFICATION

(a) Subject to the limitations contained in subsection (d) below, Purchaser and the Company shall defend, indemnify and hold harmless each Seller, the Company and any of their respective officers, directors, employees, stockholders, partners, members, advisors or attorneys (collectively, "Agents") from and against any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense (including, without limitation, reasonable attorneys' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim), in connection with any action, suit, proceeding or demand by any direct or indirect stockholder of the Company or other party (other than the Company or Sellers, where for purposes of this parenthetical, the term "Sellers" shall not include the Non-Selling Parties or a Seller acting on behalf of, and only at the direction of, a Non-Selling Party) relating to or alleging that (i) in connection with the Contemplated Transactions, any actions, omissions or failure to act by Sellers violated the Sellers' fiduciary duties, as owners of the Shares, to minority shareholders of the Company including the Non-Selling Parties or the Company (a "Seller/Shareholder Action"); or (ii) any executive officer or director of the Company (respectively, "Executive Officer" and "Director") violated his or her fiduciary obligations in such capacity to minority shareholders of the Company including the Non-Selling Parties or the Company by (a) approving or authorizing the Company's execution and consummation of this Agreement or (b) recommending the Offer (an " Executive Officer/Director Action"). Purchaser shall secure its obligations pursuant to this Section 12 with the Deposit. Purchaser's obligations hereunder shall not be limited to the amount of the Deposit.

Purchaser shall have the right at its sole option to control and assume the defense of any Seller/Shareholder Action. Any Seller, the Company or any Agents named in such action shall fully cooperate with such defense and hereby consent to any settlement or disposition of such action effected by Purchaser that does not impose upon the Sellers or the Company or any Agents any monetary obligation or liability other than in de minimus amounts.

With respect to any Executive Officer/Director Action, the Executive Officer or Director who is the defendant in such action shall control any such action initiated prior to Closing and shall use good faith efforts to vigorously defend and endeavor to promptly resolve such action; and Purchaser shall have a right to participate in such defense at its own expense. Such Executive Officer or Director shall not agree to any settlement of any Executive Officer/Director Action without the prior, written consent of the Purchaser,. Purchaser may assume control over and defense of any Executive Officer/Director Action against any Executive Officer or Director which is initiated after Closing, and such Executive Officer or Director shall fully cooperate with such defense and hereby consent to any settlement or disposition of such action effected by Purchaser that does not impose upon such Executive Officer or Director any monetary obligation or liability other than in de minimus amounts. Any Executive Officer or Director named in such action shall have a right to participate in such action at its or their sole cost and expense. Under no circumstances shall such Executive Officer or Director agree to a settlement of any action under this Section 12 involving sale or other disposition of the Shares without the prior, written consent of the Purchaser. If a Seller/Shareholder Action and an Executive Officer/Director action are one and the same action, the action shall be treated as if it were an Executive Officer/Director Action for the purposes of the control (but not the settlement) provisions in this Section 12.

(b) Sellers, severally and not jointly, shall defend, indemnify, and hold harmless Purchaser and any of its officers, directors, employees or stockholders from and against any claim, liability, obligation, loss, damage, assessment, judgment, costs or expense (including, without limitation, reasonable attorneys' fees) arising from, caused by or related to any Breach of such Seller's representations and warranties set forth in Section 4.1(f) of this Agreement in any Proceeding brought by a third party.

(c) The Purchaser's and the Company's obligations set forth in this Section 12 shall survive in connection with any action, suit, proceeding or demand initiated within a period of three years after the Closing and shall remain the obligations of the Company and Purchaser and any surviving entity or successor in interest (excluding purchasers of assets for value but including recipients of assets for other than fair value) and the surviving entity in the case of any subsequent sale, merger, consolidation, or change in ownership of the Company or Purchaser. If the Company or the Purchaser, or any successor in interest, incurs any indebtedness for the purpose of purchasing or redeeming capital stock of the Company or the Purchaser, respectively, or making dividends, the indemnification obligations hereunder shall include indemnification by the recipients of such proceeds or funds with respect to such purchase, redemption, distribution or dividend.

(d) Contemporaneous with or subsequent to with the signing of this Agreement, the Company may purchase the insurance policy described on Exhibit B hereto, provided, however, that the premium that the Company shall be obligated to pay for such insurance policy shall not exceed $225,000 in the aggregate, with any portion of such premium exceeding $225,000 to be the responsibility of Sellers.

Section 13. MISCELLANEOUS PROVISIONS

13.1 Compliance with Laws. The parties hereto shall execute such agreements and other documents, and shall take such other actions, as the other parties hereto may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the Contemplated Transactions are carried out in full compliance with the provisions of all applicable laws and regulations, including without limitation, the United States securities laws and regulations.

13.2 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

13.3 Venue and Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. If any legal Proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor shall be in Delaware, which shall be deemed to be a convenient forum. Purchaser and Sellers hereby expressly and irrevocably consent and submit to the jurisdiction of the courts in Delaware and expressly waive (to the extent permitted by law) the right to bring an action in any other jurisdiction. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal Proceeding arising out of or related to this Agreement or the Contemplated Transactions.

13.4 Notices. All notices, demands, requests or other communications to be sent by one party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by delivery of the same in person to the intended addressee, by facsimile transmission to such party at the facsimile number set forth for such party on the signature pages below with a copy sent by depositing the same with Federal Express or another reputable private courier service ("Courier") for the soonest business day delivery offered by Courier to the intended addressee at its address set forth below (or at such other address as the intended recipient shall have specified in as written notice given to the other party hereto), or by depositing the same with Courier for the soonest business day delivery offered by Courier to the intended addressee at its address set forth below (or at such other address as the intended recipient shall have specified in as written notice given to the other party hereto):

    if to Purchaser:

    Capital Growth Partners, LLC
    Attn: Gerald A. Jackson
    Box 1776
    Park City, UT 84060
    Fax: 435 645 7304

    with a copy to:

    Robert A. Trevisani, Esq.
    Gadsby Hannah LLP
    225 Franklin Street
    Boston, MA 02110
    Fax: 617 204 8013

    if to the Company:

    United Park City Mines Company
    Attn: Hank Rothwell
    P.O. Box 1450
    Park City, UT 84060
    Fax: 435 649 8035

    if to Sellers:

    c/o Loeb Investors Co. XL
    Attn: Joseph S. Lesser
    521 5th Avenue, Suite 2300
    New York, NY 10175
    Fax: [212 883 0388]

    with copies to:

    Tivoli Partners
    Attn: Peter Kenner
    42 East 81st Street
    New York, NY 10028
    Fax: [212 439 9095]

    Labrador Partners, LP
    Attn: Stephen Farley
    655 Third Avenue
    Suite 2520
    New York, NY 10128
    Fax: [212 421 8745]

    Garth B. Jensen, Esq.
    Holme Roberts & Owen LLP
    1700 Lincoln, Suite 4100
    Denver, CO 80203
    Fax: 303 866 0200

13.5 Table of Contents and Headings. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

13.6 Assignment. Neither party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto; provided, however, that (i) Sellers may, prior to Closing, assign to any Person its right to receive all or any portion of the amount payable to Sellers under Section 1 and its right to receive all or any portion of any amount payable to Sellers under the Deposit Agreement and (ii) Purchaser may assign all or part of its rights under this Agreement to a company or other legal entity controlled by it.

13.7 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto.

13.8 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

13.9 Entire Agreement. This Agreement, the Deposit Agreement and the Non-Disclosure Agreement set forth the entire understanding of Purchaser, Sellers and the Company and supersede all other agreements and understandings between Purchaser, Sellers and the Company relating to the subject matter hereof and thereof.

13.10 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

13.11 Fees and Expenses.

(a) Any transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, escrow fees or other similar taxes, fees, charges or expenses incurred by Sellers, the Company or any other party in connection with the transfer of the Shares to Purchaser or in connection with any of the Contemplated Transactions shall be borne and paid exclusively by party upon whom the legal obligation to pay such tax, fee, charge or expense falls.

(b) Any fees or expenses incurred in connection with the Deposit Agreement in Section 3, shall split by Purchaser and Sellers.

(c) Except as provided elsewhere in this Agreement, all other fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Closing occurs; provided, however, that any fees arising from the sale of the Shares and, if any, the Remaining Shares tendered pursuant to the Offer or otherwise purchased by Purchaser payable to Dresdner (the "Dresdner Fee") pursuant to the engagement letter by and between Dresdner and the Company dated June 14, 2001, shall be split equally between Sellers and the Company and so paid promptly when due; provided, however, that Purchaser shall reimburse Sellers pursuant to Section 7.5 of this Agreement for the portion of the half of the Dresdner Fee paid by Sellers allocable to the Remaining Shares. Purchaser's reimbursement obligations herein shall be limited to reimbursement under Section 7.5 of this Agreement.

(d) Sellers shall divide the fees payable by them or allocable to them, including without limitation the Dresdner Fee, and all of their incurred expenses among themselves proportionately to their individual percentage of ownership of the Shares.

(e) The Company shall bear the expense of the time and expenditures expended by its professional consultants to disclose existing information to Purchaser in connection with Purchaser's due diligence in connection with this Agreement up to an amount of $20,000. Purchaser shall pay any amounts expended above that figure. Neither the calculation of the Company's expenditure nor Purchaser's expenditures provided for hereunder shall include payment for attorneys fees for legal advice provided in connection with this Agreement or the Contemplated Transactions.

13.12 Remedies. Remedies for a Breach of this Agreement by the Company or any Seller (other than a Breach of Section 4.1(f) or 11.3) shall be limited to specific performance. Any claim by Purchaser arising from or relating to a Breach of Section 4.1(f)may seek any damages available at law or equity other than consequential damages, unless such breach of Section 4.1(f) was intentional or Sellers had Knowledge of such breach prior to Closing, in which case Purchaser may seek any damages available at law or equity for such Breach. Sellers' liability hereunder shall be several, and not joint, liability. If Purchaser acquires at Closing at least fifty-one percent (51%) of the outstanding common stock of the Company as of the Closing Date after assuming that all options or other rights to acquire common stock of the Company have been issued, exercised and converted to common stock, as applicable, then the remedies provided for herein do not apply to any action alleging that Purchaser was harmed because it failed, due to the Seller's inability to deliver all of the Shares in accordance with the terms hereof, to obtain a sufficient majority of the shares of the outstanding common stock of the Company after the Offer to satisfy any provisions requiring a majority of shares in excess of sixty-six percent (66%) that may exist in the Company's Organizational Documents or in any Legal Requirements.

13.13 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of Purchaser, Sellers and the Company.

13.14 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of all parties hereto shall not survive the Closing, except for Sections 4.1(f), 6.1, 6.4, 7, 11.3, 11.4 and 12.

13.15 Agent for Sellers.

(a) Each of the Sellers hereby appoints Loeb as its agent and attorney-in-fact, for and on behalf of Sellers to give and receive notices and communications, to make the elections specified within this agreement, and to take all other actions that are either (i) necessary or appropriate in the judgment of Loeb for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from Sellers in care of Loeb shall constitute notice to or from Sellers.

(b) Loeb shall not be liable for any act done or omitted hereunder as Sellers' agent and attorney-in-fact while acting in good faith and in the exercise of reasonable judgment. Sellers, proportionately to their individual percentage of ownership of the Shares, shall indemnify Loeb and hold Loeb harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of Loeb and arising out of or in connection with the acceptance or administration of Loeb's duties hereunder.

13.16 Interpretation of Agreement.

(a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

(b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, the words "include", "including" and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

(d) References herein to "Sections" and "Exhibits" are intended to refer to Sections of and Exhibits to this Agreement.

13.16 Counterparts. This Agreement may be signed in counterparts, all of which together shall constitute one and the same instrument.

13.17 Definitions. For the purposes of this Agreement, the following terms shall have the definitions ascribed to them below:

"Acquisition Proposal" -- as defined in Section 6.4(a).

"Affiliate" - any Person controlling, controlled by or under common control with, the specified Person, and "control" of a Person (including, with correlative meaning, the terms "controlled by" and "under common control with") means (a) the beneficial ownership of 10% or more of the voting securities of such Person, (b) the status of being a director, officer, executor, trustee or other fiduciary of such Person or (c) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

"Applicable Contract" - any Contract (a) under which the Company has or may acquire any material rights, or (b) under which the Company has or may become subject to any material obligation or liability.

"Board of Directors" - the board of directors of the Company.

"Breach" - a "Breach" of representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or violation of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such material inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Closing" - as defined in Section 2.

"Closing Date" - the date on which the Closing takes place.

"Company" - as defined in the introduction of this Agreement.

"Company SEC Documents" - as defined in the Section 4.3.

"Consent" - any approval, consent, ratification, waiver or other authorization (including Governmental Authorization).

"Contemplated Transactions" - all of the transactions contemplated by this Agreement, including the Offer.

"Contract" - any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Deposit" - as defined in Section 3.

"Deposit Agent" - as defined in Section 3.

"Deposit Agreement" - as defined in Section 3.

"Disclosure Schedule" - the disclosure schedule prepared by Sellers and attached hereto.

"Dresdner" - as defined in Section 4.17.

"Dresdner Fee" - as defined in Section 13.11.

"Encumbrance" - any charge, claim, restriction, community property interest, condition, equitable interest, lien, option, pledge or security interest.

"ERISA" - the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Extension Event" - as defined in Section 2.

"Exchange Act" - the Securities and Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant thereto or any successor law.

"Facilities" - any real property, leaseholds, or other interests currently or formerly owned, rented, leased or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars, and rolling stock) currently owned or operated by the Company.

"GAAP" - generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements with which it refers were prepared.

"Governmental Authorization" - any material approval, Consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" - any:

(a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; and

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Initial Closing Date Deadline" - as defined in Section 2.

"Intellectual Property Rights" - as defined in Section 4.18.

"IRC" - the Internal Revenue Code of 1986, as amended, or any successor law, and regulations and rules issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS" - The United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) (the "Designated Persons") has Knowledge of such fact or other matter. In the case of the Company, the Designated Persons shall be limited to the Company's Board of Directors, President, Chief Executive Officer, Chief Financial Officer Kerry C. Gee, Vice President.

"LC" - as defined in Section 3.

"Legal Requirement" - any federal, state, local or municipal constitution, law, ordinance, regulation or statute, the application of which has a material affect on the Company.

"Loeb" - as defined in Section 4.1.

"Merger" - as defined in Section 7.1.

"Non-Disclosure Agreement" - as defined in Section 6.1.

"Non-Selling Parties" - as defined in Section 4.1.

"Offer" - as defined in Section 7.1.

"Offer Price" - as defined in Section 7.1.

"Order" - any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator that would have a material adverse affect on the subject of such Order.

"Organizational Documents" - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement and certificate of formation of a limited liability company; (e) the trust agreement and all related documents if a trust; (f) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (g) any amendment to any of the foregoing.

"Per Share Expense Reimbursement" - as defined in Section 7.1.

"Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

"Postponement" - as defined in Section 2.

"Postponement Period" - as defined in Section 2.

"Primary Governmental Authorizations" - as defined in Section 4.9.

"Proceeding" - any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase Price" - as defined in Section 1.2.

"Purchaser" - as defined in the first paragraph of this Agreement.

"Remaining Shares" - as defined in Section 7.1.

"Rescission Closing" - as defined in Section 7.6.

"SEC" - means the United States Securities and Exchange Commission.

"Securities Act" - the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant thereto or any successor law.

"Sellers" - as defined in the first paragraph of this Agreement.

"Shares" - as defined in the Recitals of this Agreement.

"Subsidiary" - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"Superior Offer" - means any Acquisition Proposal made after the date hereof that the Board of Directors determines is more favorable and provides greater value to the Company's stockholders to whom the Acquisition Proposal is made than the Contemplated Transactions, taking into account all of the terms and conditions of this Agreement. In the case of any proposed sale of assets or similar transaction, the offer price per share shall be calculated on the basis of cash that would directly or indirectly be realized by the stockholders after giving effect to any Taxes payable by the Company.

"Tax" - any tax (including any income tax, capital gains tax, employment tax, value-added tax, sales tax or property tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

"Tax Return" - any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any Legal Requirement relating to any Tax.

"Threatened" - a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any written notice has been given that a Proceeding or action will be asserted or commenced.

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Purchaser, Sellers and the Company have caused this Agreement to be executed by their duly authorized representatives as of February 21, 2002.

CAPITAL GROWTH PARTNERS, LLC

By: /s/ Gerald A. Jackson
Name: Gerald A. Jackson
Title: Manager

LOEB INVESTORS CO. XL

By: /s/ Joseph S. Lesser
Name: Joseph S. Lesser
Managing Partner

LABRADOR PARTNERS, LP

By: /s/ Stephen Farley
Name: Stephen Farley
Title: Managing Partner

TIVOLI PARTNERS, a limited partnership

By: /s/ Peter Kenner
Name: Peter Kenner
Title: General Partner

PETER I. KENNER

By: /s/ Peter I. Kenner
Name: Peter I. Kenner

PETER KENNER CUST
FBO NICHOLAS KENNER

By: /s/ Peter Kenner
Name: Peter Kenner
Title: Custodian

IRA FBO PETER I. KENNER

By: /s/ Peter Kenner
Name: Peter Kenner
Title: Custodian

KATHERINE IRENE KENNER TRUST

By: /s/ Clara Halperin
Name: Clara Halperin
Title: Successor Trustee

PETER KENNER CUST
FBO KATHERINE I. KENNER

By: /s/ Peter Kenner
Name: Peter Kenner
Title: Custodian

P. KENNER & B. KENNER TRUST

By: /s/ Clara Halperin
Name: Clara Halperin,
Title: Trustee

PETER KENNER ANNUITY TRUST

By: /s/ Clara Halperin
Name: Clara Halperin
Title: Trustee

UNITED PARK CITY MINES

By: /s/ Hank Rothwell
Name: Hank Rothwell
Title: President

EILEEN FARLEY

/s/ Eileen Farley
Eileen Farley

Eileen Farley Trust

By: /s/ Stephen Farley
Name: Stephen Farley
Title: Trustee

John Farley Trust

By: /s/ Stephen Farley
Name: Stephen Farley
Title: Trustee

J. C. Walter

/s/ J. C. Walter
J. C. Walter

T. Y. WONG FOUNDATION

By: /s/ Eleanor Wong
Name: Eleanor Wong
Title: President

TRUST f/b/o JOHN S. FARLEY UNDER THE UNIFORM GIFT TO MINORS ACT

By: /s/ Stephen Farley
Name: Stephen Farley
Title: Guardian

TRUST f/b/o GRACE FARLEY UNDER THE UNIFORM GIFT TO MINORS ACT

By: /s/ Stephen Farley
Name: Stephen Farley
Title: Guardian

Schedule A

Sellers and Ownership Information

Name	Shares	Purchase Price

Loeb Investors Co. XL	1,268,154.55	$ 31,703,863.75
Labrador Partners, LP	367,000	$ 9,175,000
Eileen Farley	5,700	$ 142,500
Eileen Farley Trust	6,900	$ 172,500
John Farley Trust	6,500	$ 162,500
J. C. Walter	7,600	$ 190,000
T. Y. Wong Foundation	17,000	$ 425,000
John S. Farley	229	$ 5,725
Grace Farley	229	$ 5,725
Tivoli Partners	98,820	$ 2,470,500
Peter I. Kenner	25,872	$646,800
Peter I. Kenner Cust FBO Nicholas Kenner	650	$16,250
IRA FBO Peter I. Kenner DLJSC as Custodian	128	$3200
Katherine Irene Kenner Trust Clara Halperin Successor TTEE	115	$2875
Peter Kenner Cust FBO Katherine I. Kenner	55	$1375
P. Kenner & B. Kenner Trust Clara Halperin TTEE DTD	30	$750
Peter Kenner Annuity Trust DTD 3/27/91 Clara Halperin TTEE	25	$625

Total	1,805,007.55	$ 45,125,188.75

Annex 2

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

RECITALS

This First Amendment to Stock Purchase Agreement (the "Amendment") is made as of this 21st day of June, 2002.

Reference is made to that certain Stock Purchase Agreement (the "Agreement") dated as of February 21, 2002, by and among Capital Growth Partners, LLC, a Utah limited liability company ("Purchaser"), United Park City Mines Company, a Delaware corporation (together, with its Subsidiaries, the "Company"), and those parties set forth on Schedule A attached thereto (such entities are hereinafter collectively referred to as "Sellers" and each individually as a "Seller"). All references herein or in the Agreement to the term "Agreement" shall be deemed to refer to the "Agreement, as amended".

The parties to the Agreement now seek to amend the Agreement as provided herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement, as amended herein.

AGREEMENT

Purchaser, Sellers and the Company, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and agree as follows:

1. The obligation in Section 7 of the Agreement of the Purchaser to make the Offer and all provisions in the Agreement that pertain to the Offer are hereby suspended, subject to the provisions of paragraph 5 below.

2. The definition of "Contemplated Transactions" in Section 13.17 of the Agreement is deleted in its entirety and replaced with the following: "all of the transactions contemplated by this Agreement, including the Merger".

3. On the Closing Date (as such date may be extended as provided herein) and immediately following the Closing, Purchaser will (a) vote the Shares acquired at the Closing by "Consent" under applicable Delaware law to effect a statutory merger (the "Merger") pursuant to which (i) the Company would be the surviving entity and (ii) upon the effective date of the Merger, the Remaining Shareholders of the Company (other than Purchaser) would receive "Merger Consideration" defined as an amount equal to $25 per share minus the "Per Share Expense Reimbursement" which equals (i) the total fees and expenses paid by Sellers in connection with the Contemplated Transactions, including, without limitation, all reasonable legal fees and one half of the Dresdner Fee (as defined in the Agreement) contemplated by Section 13.11(c) of the Agreement, divided by (ii) the total number of shares of the Company outstanding on the Closing Date (provided that if any Remaining Shareholder dissents to the Merger, such remaining shareholder shall receive merger consideration determined pursuant to his or her appraisal rights under Delaware law); and (b) cause the Company to file with the SEC, pursuant to applicable securities laws an information statement (the "Information Statement") and, as soon as practicable after approval by the SEC, to distribute the definitive Information Statement to the Shareholders of the Company. The Information Statement will provide that the Merger will become effective 20 days after the definitive Information Statement is distributed to the Remaining Shareholders. Any terms defined in this paragraph 3, if used in the Agreement, shall be deemed to be defined terms in the Agreement.

4. (a) Purchaser shall be responsible for all of its fees and expenses incurred in connection with the Merger, including any filing fees to the SEC and all costs associated with such filings, including preparation and dissemination of the Information Statement. Seller shall be responsible for all fees and expenses incurred by it (if any), including without limitation Sellers' legal counsel's review of documentation, in connection with the Merger;

(b) As promptly as practicable on the earliest date following the completion of the Merger as of which Purchaser is permitted under applicable law to pay the Merger Consideration to the holders of the Remaining Shares pursuant to the Merger, Purchaser shall pay such Merger Consideration; and

(c) Notwithstanding anything to the contrary contained in the Agreement, Purchaser shall not (without the prior written consent of Sellers and the Company): (i) fail to consummate the Merger; (ii) reduce the number of Remaining Shares subject to the Merger; (iii) reduce the Merger Consideration to be paid pursuant to the Merger; (iv) change the form of consideration payable in the Merger; or (v) amend, modify or supplement any of the terms of the Merger in any manner adversely affecting any of the holders of Remaining Shares.

5. If for any reason the Merger is not consummated, and the Remaining Shareholders do not receive the Merger Consideration (other than dissenting shareholders who will receive merger consideration determined pursuant to their appraisal rights under Delaware law), by the date which is 45 days after the Closing Date (the "Merger Completion Date"), all provisions in the Agreement pertaining to the Offer shall be reinstated as of the Merger Completion Date and the Offer shall be commenced (and the terms of paragraphs 2, 3, 4 (but not paragraph 4(a)), 7, 8 and 9 herein shall be null and void) in accordance with the terms hereof. If such Offer required to be commenced by the preceding sentence herein is not commenced within 20 days of the Merger Completion Date or if the Purchaser does not purchase at the conclusion of the Offer all shares validly tendered (and not validly withdrawn by the holders of such shares) in accordance with the terms of the Offer, unless the Purchaser is prevented from doing so as a result of a Proceeding, then Loeb acting in its discretion on behalf of Sellers, shall be entitled to the rescission rights set forth in, and subject to the terms and conditions of, Section 7.6 of the Agreement.

6. The first two sentences of Section 6.4(a) of the Agreement are hereby deleted, except that the definition of Acquisition Proposal shall remain solely for the purposes of using such defined term in the remainder of Section 6.4(a) of the Agreement and other places where it may appear in the Agreement.

7. In the first sentence of Section 7.2 of the Agreement, the word "Offer" is deleted and replaced by the word "Merger". The last two sentences of Section 7.2 are hereby deleted.

8. The first sentence of Section 7.5 is deleted and replaced with the following: "Upon the completion of the Merger, Purchaser shall pay to Sellers an amount in cash equal to (i) the Per Share Expense Reimbursement, multiplied by (ii) the number of Remaining Shares." The last sentence of Section 7.5 of the Agreement is deleted and replaced with the following: "Such payment shall be made by Purchaser promptly upon completion of the Merger."

9. In section 13.11(c), the phrase "tendered pursuant to the Offer" is deleted and replaced with the phrase "extinguished in the Merger in exchange for the Merger Consideration".

10. Section 2 of the Agreement is deleted and hereby replaced with the following, subject to the provisions of Section 12 herein:

"The closing of the transactions contemplated by Sections 1 and 3 (the "Closing") shall be held at the offices of Holme Roberts & Owen LLP, 111 East Broadway, Suite 1100 in Salt Lake City, Utah, or at such other place as may be jointly designated by Purchaser and Sellers, which Closing shall be held on the date (the "Closing Date") which is the date which is the later of (a) the date that is July 19, 2002 or (b) if a Proceeding is initiated as described in Section 8.4 (an "Extension Event") prior to or on July 19, 2002, the date that is the earlier of (i) ten business days following the date of the final disposition of the Extension Event, (ii) 90 days after the date of initiation of the Extension Event, or (iii) 238 days after the date of this Agreement (both (a) and (b), the "Initial Closing Date Deadline"); provided, however, that Purchaser may, at its election, postpone the Closing Date (a "Postponement") by 30 days after the Initial Closing Deadline (the "Postponement Period") upon written notice to Sellers and further provided that Purchaser may, further postpone the Closing Date by electing a Second Postponement and a Third Postponement, both as defined in the First Amendment to Stock Purchase Agreement dated as of June 21, 2002, pursuant to the terms of such First Amendment. If an Extension Event is initiated within the Postponement Period, the Closing Date shall be postponed until the earlier of (a) 268 days after the date of this Agreement or (b) the later of (i) 30 days after the beginning of the Postponement Period, (ii) 10 days after the final disposition of the Extension Event or (iii) 90 days after the date of initiation of the Extension Event. If an Extension Event is initiated within the period of the Second Postponement, the Closing Date shall be postponed until the earlier of (a) 270 days after the date of this Agreement or (b) the later of (i) 15 days after the beginning of the period of the Second Postponement, (ii) 10 days after the final disposition of the Extension Event or (iii) 90 days after the date of initiation of the Extension Event. If an Extension Event is initiated within the period of the Third Postponement, the Closing Date shall be postponed until the earlier of (a) 270 days after the date of this Agreement or (b) the later of (i) 15 days after the beginning of the period of the Third Postponement, (ii) 10 days after the final disposition of the Extension Event or (iii) 90 days after the date of initiation of the Extension Event."

Section 2, as amended, is intended to be interpreted consistent with the provisions of Section 12 hereof.

11. All other dates in the Agreement are hereby amended to conform to the changes set forth in Section 10 above and Section 12 below. All references to "the Postponement Period" in Section 3 shall be deleted and replaced with "the Postponement Period (including the period of the Second Postponement, if such Second Postponement has been elected and the period of the Third Postponement, if such Third Postponement has been elected)".

12. A. Upon execution of this Amendment by all parties hereto, Purchaser agrees that:

(i) Sellers' Representative (as defined in the Deposit Agent Agreement dated as of February 21, 2002 (the "Deposit Agreement") among the Purchaser (as defined in the Deposit Agreement), the Sellers (as defined in the Deposit Agreement), the Sellers' Representative (as defined in the Deposit Agreement) and the Deposit Agent (as defined in the Deposit Agreement)) may submit a Sellers' Disbursement Notice (as defined in the Deposit Agreement) in the amount of $250,000 (the "Initial Deposit") and that Purchaser will not file an Objection Notice to such Sellers' Disbursement Notice, thereby allowing said Initial Deposit to be distributed to Sellers, which Initial Deposit shall be nonrefundable as provided in Section 12(B) herein. In furthering the provisions of this subsection, such Deposit Agent shall promptly disburse such $250,000 to Seller's Representative on behalf of the Sellers and the parties shall execute any documentation necessary to accomplish the foregoing, including a notice from Purchaser to the Deposit Agent waiving the 7-day waiting period in relation to this $250,000, and the Deposit Agent shall distribute such $250,000 as soon as practicable. Purchaser will countersign Sellers' Disbursement Notice with respect to such $250,000 and will confirm in writing that it will not file an Objection Notice with respect to such $250,000.

(ii) the Deposit (as defined in the Agreement) shall be reduced by the amount of the Initial Deposit to the amount of $1,250,000, plus interest, and shall be governed by the provisions of the Agreement (as amended by this Amendment);

B. The Initial Deposit (of $250,000) shall be nonrefundable and shall be the property of the Sellers; provided, however, if a Closing occurs and Purchaser (or an affiliate of Purchaser) purchases the Shares from Sellers, the Initial Deposit shall be applied to the Purchase Price.

C. If a Postponement has been elected by Purchaser, Purchaser may, on or before August 19, 2002, elect a further postponement of the Closing Date for an additional 15 days (the "Second Postponement") by paying Seller's Representative on behalf of Sellers an additional deposit (the "Second Postponement Deposit") in the amount of $250,000. If no Closing occurs within the period of the Second Postponement (unless a Third Postponement, defined below, is taken), the Second Postponement Deposit shall be nonrefundable and shall be the property of the Sellers. If a Closing occurs and Purchaser (or an affiliate of Purchaser) purchases the Shares from Sellers, the Second Postponement Deposit shall be applied to the Purchase Price.

D. If the Second Postponement has been taken and the Second Postponement Deposit has been paid, Purchaser may, on or before September 3, 2002, elect a further postponement of the Closing Date for an additional 15 days (the "Third Postponement") by paying Seller's Representative on behalf of Sellers an additional deposit (the "Third Postponement Deposit") in the amount of $250,000. If no Closing occurs within the period of the Third Postponement, the Third Postponement Deposit shall be nonrefundable and shall be the property of the Sellers. If a Closing occurs and Purchaser (or an affiliate) purchases the Shares from Sellers, the Third Postponement Deposit shall be applied to the Purchase Price.

13. Section 9 is hereby amended by adding the following subsection 9.5 ("Merger"): "On or before the Closing Date, Purchaser will demonstrate to Sellers that there are sufficient moneys in escrow (the "Escrow"), with an independent institutional escrow agent, (either in the form of cash or in the form of a letter of credit) to pay the Merger Consideration to the Remaining Shareholders upon the closing of the Merger, with an escrow agreement that has been executed which provides that upon the closing of the Merger, the Merger Consideration will be released from the Escrow and paid to the Remaining Shareholders (or set aside for dissenting shareholders) and that the deed to certain lands (the "Lands") being purchased by EWRD IX, LLP will be released to such partnership and that there are no other conditions to the release of the Merger Consideration. As of the Closing Date, all conditions for the delivery of the deed pertaining to the Lands and the related sale of the Lands shall have been satisfied other than the closing of the Merger, and the deed shall be placed in the Escrow on the Closing Date (simultaneous with the Closing). If the Merger does not close and the Purchaser makes an Offer, as set forth in Section 5 herein, monies in the Escrow shall be applied to the Offer."

14. Subsection 11.2(a) is hereby amended (a) by inserting after the words "cause to be returned" the words "or provided, as applicable" and (b) by inserting after the word "information" at the end of the subsection, the words: "and any informational projections or reports prepared by or for Purchaser or its professionals relating to its due diligence (other than informational projections or reports that are subject to the attorney/client privilege or the work product privilege and other than communications among Purchaser's members.)."

15. Except as the provisions thereof may be amended or suspended hereby, the Agreement shall remain in full force and effect. Except as otherwise provided herein, the obligations set forth herein shall survive and remain in effect at the time of and after the Closing.

16. This Amendment shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

17. This Amendment may be signed in counterparts, all of which together shall constitute one and the same instrument.

[THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

Purchaser, Sellers and the Company have caused this Amendment to be executed by their duly authorized representatives as of June 21, 2002.

CAPITAL GROWTH PARTNERS, LLC

By:  /s/ Gerald A. Jackson

Name: Gerald A. Jackson

Title: Manager

LOEB INVESTORS CO. XL

By:  /s/ Joseph S. Lesser

Name: Joseph S. Lesser

Managing Partner

LABRADOR PARTNERS, LP

By:  /s/ Stephen Farley

Name: Stephen Farley

Title: General Partner

TIVOLI PARTNERS

By:  /s/ Peter I. Kenner

Name: Peter Kenner

Title: General Partner

PETER I. KENNER

By:  /s/ Peter I. Kenner

Name: Peter I. Kenner

PETER KENNER CUST

FBO NICHOLAS KENNER

By:  /s/ Peter Kenner

Name: Peter Kenner

Title: Custodian

IRA FBO PETER I. KENNER

By:   /s/ Peter I. Kenner

Name:  Peter I. Kenner

Title: Custodian

KATHERINE IRENE KENNER TRUST

By:  /s/  Clara Halperin

Name: Clara Halperin

Title: Successor Trustee

PETER KENNER CUST

FBO KATHERINE I. KENNER

By:  /s/  Peter Kenner

Name: Peter Kenner

Title: Custodian

P. KENNER & B. KENNER TRUST

By:  /s/ Clara Halperin

Name: Clara Halperin,

Title: Trustee

PETER KENNER ANNUITY TRUST

By:  /s/ Clara Halperin

Name: Clara Halperin

Title: Trustee

UNITED PARK CITY MINES

By:  /s/ Hank Rothwell

Name: Hank Rothwell

Title: President

EILEEN FARLEY

/s/ Eileen Farley

Eileen Farley

Eileen Farley Trust

By:  /s/ Stephen Farley, Trustee

Name: Stephen Farley

Title: Trustee

John Farley Trust

By:  /s/ Stephen Farley, Trustee

Name: Stephen Farley

Title: Trustee

J. C. Walter

/s/  J. C. Walter

J. C. Walter

T. Y. WONG FOUNDATION

By:  /s/ Eleanor Wong

Name: Eleanor Wong

Title: ______________

TRUST f/b/o JOHN S. FARLEY UNDER THE UNIFORM GIFT TO MINORS ACT

By:  /s/ Stephen Farley

Name: Stephen Farley

Title: Guardian

TRUST f/b/o GRACE FARLEY UNDER THE UNIFORM GIFT TO MINORS ACT

By:  /s/ Stephen Farley

Name: Stephen Farley

Title: Guardian

Annex 3

SUPPLEMENTAL STOCK PURCHASE AGREEMENT

RECITALS

This Supplemental Stock Purchase Agreement (the "Agreement") is made as of this 19th day of July, 2002 among Capital Growth Partners, LLC ("CGP"), a Utah Limited liability Company, Loeb Investors Co. XL ("Loeb") and United Park City Mines Company, a Delaware corporation (together with its subsidiaries, the "Company").

Reference is made to that certain Stock Purchase Agreement dated as of February 21, 2002, by and among CGP, the Company, and those parties set forth on Schedule A attached thereto (such entities are hereinafter collectively referred to as "Sellers" and each individually as a "Seller"), as such Agreement was amended by a First Amendment to Stock Purchase Agreement (the "First Amendment") dated as of June 21, 2002 (the Stock Purchase Agreement (as amended by the First Amendment, shall hereafter be referred to as the "Existing Stock Purchase Agreement").

AGREEMENT

CGP, Loeb and the Company, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. In addition to the shares of common stock of the Company provided to be sold under the Existing Stock Purchase Agreement pursuant to the terms thereof, Loeb agrees to sell and transfer to CGP and CGP agrees to purchase from Loeb 917,778.45 shares of capital stock of the Company (the "Supplemental Shares"), for a purchase price of $25/share (for a total purchase price of $22,944,461.25) , pursuant to and in accordance with the terms of the Existing Stock Purchase Agreement (as if the Supplemental Shares were being sold pursuant to the Existing Stock Purchase Agreement), which is incorporated by reference herein (but is not amended hereby); provided, however, that:

A. as the Supplemental Shares represent all of the shares of the Non-Selling Shareholders under the Existing Stock Purchase Agreement, Loeb agrees not to exercise any rights on behalf of the Non-Selling Shareholders set forth in Sections 3(iv), 6.4(a), 11.1(e) or 12(a) under the Existing Stock Purchase Agreement;

B. simultaneously with the execution hereof, CGP shall deposit $250,000 (the "Supplemental Deposit") with Zions' Bank (the "Deposit Agent"), which deposit shall be administered pursuant to (i) the sections of the Existing Stock Purchase Agreement pertaining to the Deposit (as defined therein) as if the Supplemental Deposit were the Deposit and as if the Supplemental Shares were "Shares" as defined in the Existing Stock Purchase Agreement, and (ii) the Supplemental Deposit Agent Agreement among Loeb, CGP, and Zions' Bank, of even date herewith (the "Supplemental Deposit Agent Agreement"). If the Supplemental Shares are sold to CGP pursuant to this Agreement, the Supplemental Deposit shall be applied to the purchase price of the Supplemental Shares pursuant to Section 3(i) of the Existing Stock Purchase Agreement as if the Supplemental Deposit were the Deposit and as if the Supplemental Shares were the Shares under the Existing Stock Purchase Agreement. If the Supplemental Shares are not sold to CGP, then the Deposit shall be disposed of pursuant to Sections 3(ii), 3(iii) and 3(b) of the Existing Stock Purchase Agreement as if the Supplemental Deposit were the Deposit and as if the Supplemental Shares were the Shares under the Existing Stock Purchase Agreement. It is understood that the Supplemental Deposit shall pertain solely to the Supplemental Shares and shall not be for the benefit of the Sellers under the Existing Stock Purchase Agreement other than Loeb as the holder of the Supplemental Shares; and

C. In addition to any other provisions contained herein, CGP shall have no obligation to purchase the Supplemental Shares and shall be entitled to prompt return of the Supplemental Deposit if is not able to acquire, at Closing (as defined in the Existing Stock Purchase Agreement) from Sellers (as defined in the Existing Stock Purchase Agreement), free and clear of all claims and Encumbrances (as defined in the Existing Stock Purchase Agreement) at least 51 percent of the outstanding common stock of the Company as of the Closing Date (as defined in the Existing Stock Purchase Agreement), not including the Supplemental Shares, after assuming that all other options or other rights to acquire common stock of the Company have been issued, exercised and converted into common stock, as applicable, and, as a result, does not close on the purchase of the Shares under the Existing Stock Purchase Agreement;

D. If the Closing occurs under the Existing Stock Purchase Agreement, CGP will be obligated to simultaneously purchase the Supplemental Shares (the "Supplemental Share Closing") under this Agreement, unless CGP will not able to acquire, at the Supplemental Share Closing, from Loeb, such Supplemental Shares free and clear of all claims and Encumbrances (as defined in the Existing Stock Purchase Agreement).

The parties hereto agree to be bound by all obligations, conditions, covenants, representations, warranties and other terms of the Existing Stock Purchase Agreement as if the Supplemental Shares were Shares (as defined in the Existing Stock Purchase Agreement) being sold pursuant to such Existing Stock Purchase Agreement, including, without limitation, the parties' agreement that representations and warranties the Sellers, the Company and CGP made, respectively, under the Existing Stock Purchase Agreement with respect to the Shares are hereby made by Loeb, the Company and the CGP, respectively, with respect to the Supplemental Shares.

The parties confirm that, in addition to the aforesaid Supplemental Deposit,

(i). Pursuant to Section 12A of the First Amendment, a $250,000 Initial Deposit (as defined in the First Amendment) was disbursed to Sellers, which Initial Deposit is nonrefundable and is the property of the Sellers provided that if a Closing occurs and CGP (or an affiliate of CGP) purchases the Shares from Sellers, the Initial Deposit will be applied to the Purchase Price, all as set forth in the First Amendment;

(ii). Pursuant to Sections 12(A) and 12(B) of the First Amendment, the Deposit (as defined in the Existing Stock Purchase Agreement) is in the amount of $1,250,000, plus interest;

(iii). Pursuant to Section 12(C) of the First Amendment, CGP may elect a Second Postponement (as defined in the First Amendment) by paying Seller's Representative an additional $250,000 deposit, which deposit will be applied to the Purchase Price of the Shares if a Closing occurs, pursuant to the terms of the First Amendment. The parties hereto agree that if CGP elects a Second Postponement under the Existing Stock Purchase Agreement, CGP will elect a Second Postponement with respect to the Supplemental Shares (which Second Postponement provided for herein shall be for the same time period as the Second Postponement provided for in the First Amendment) by paying Seller's Representative an additional deposit of $50,000 (the "Supplemental Shares Second Postponement Deposit"), payment and disposition of which shall be treated analogously to payment an disposition of the Second Postponement Deposit under the First Amendment; and

(iv). Pursuant to Section 12(D) of the First Amendment, CGP (as defined in the First Amendment) may elect Third Postponement (as defined in the First Amendment) by paying Seller's Representative an additional $250,000 deposit, which deposit will be applied to the Purchase Price of the Shares if a Closing occurs, pursuant to the terms of the First Amendment. The parties hereto agree that if CGP elects a Third Postponement under the Existing Stock Purchase Agreement, CGP will elect a Third Postponement with respect to the Supplemental Shares (which Third Postponement provided for herein shall be for the same time period as the Third Postponement provided for in the First Amendment) by paying Seller's representative an additional deposit of $50,000 (the "Supplemental Shares Third Postponement Deposit"), payment and disposition of which shall be treated analogously to payment an disposition of the Third Postponement Deposit under the First Amendment, but which Supplemental Shares Third Postponement Deposit shall pertain solely to the Supplemental Shares and shall not be for the benefit of the Sellers under the Existing Stock Purchase Agreement other than Loeb as the holder of the Supplemental Shares.

2. Loeb agrees to take the position that the Supplemental Shares are not "Remaining Shares" under the Existing Stock Purchase Agreement. Loeb agrees to indemnify and hold CGP harmless for any payments of expenses under the Existing Stock Purchase Agreement it is required to make under Sections 7.5, 13.11 or any related provision of the Existing Stock Purchase Agreement as a result of any other person or entity taking the position that the Supplemental Shares are Remaining Shares under the Existing Stock Purchase Agreement.

3. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

4. This Agreement may be signed in counterparts, all of which together shall constitute one and the same instrument.

5. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Existing Stock Purchase Agreement.

[THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

CGP, Loeb and the Company have caused this Supplemental Stock Purchase Agreement to be executed by their duly authorized representatives as of July 19, 2002.

CAPITAL GROWTH PARTNERS, LLC

 By: /s/ Gerald A. Jackson

Name: Gerald A. Jackson

LOEB INVESTORS CO. XL

 By: /s/ Joseph S. Lesser

Name: Joseph S. Lesser

Managing Partner

UNITED PARK CITY MINES

By: /s/ Hank Rothwell

Name: Hank Rothwell

Title: President

Annex B--FORM OF WRITTEN CONSENT OF STOCKHOLDERS

FORM OF

WRITTEN CONSENT IN LIEU OF A SPECIAL MEETING OF

STOCKHOLDERS OF

UNITED PARK CITY MINES COMPANY

Pursuant to Section 228 of the Delaware General Corporation Law, the undersigned, being holders of not less than a majority of the outstanding common stock of United Park City Mines Company, a Delaware corporation (the "Corporation"), hereby consent to, vote in favor of, and adopt the following resolutions.

WHEREAS, the Corporation has entered into an Agreement and Plan of Merger, dated as of August 26, 2002 (the "Merger Agreement"), by and among the Corporation, Capital Growth Partners, LLC, a Utah limited liability company ("CGP"), CGP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of CGP ("CGP Acquisition"), and each entity or individual set forth on the signature pages thereof, pursuant to which the Corporation will merge with CGP Acquisition (the "Merger"), and following such merger be a wholly-owned subsidiary of CCP;

 RESOLVED that the Merger, the Merger Agreement and the transactions contemplated thereby to which the Corporation is a party, be, and hereby are, adopted and approved.

 FURTHER RESOLVED, that any and all acts of the individuals acting on behalf of the Corporation as officers are approved, ratified and confirmed in all respects.

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the ___ day of August __, 2002.

Annex C--FAIRNESS OPINION OF FINANCIAL ADVISOR

February 8, 2002

Board of Directors
United Park City Mines Company
P.O. Box 1450
Park City, UT 84060

Members of the Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the Remaining Shares (as defined below) of United Park City Mines Company, a Delaware corporation (the "Company"), of the Offer Price (as defined below) to be received by such holders pursuant to the terms of the latest Stock Purchase Agreement draft, as of February 5, 2002 (the "Purchase Agreement"), among Capital Growth Partners, LLC (the "Purchaser"), the Company and the Sellers named therein (the "Sellers"). We understand that the Purchase Agreement provides for, among other things, the purchase by the Purchaser of 1,805,007.55 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company from the Sellers (the "Stock Purchase") and a cash tender offer to be commenced by the Purchaser on or before the closing of the Stock Purchase (the "Tender Offer") to acquire all of the remaining shares of Common Stock (the "Remaining Shares") at a price per Remaining Share of $25.00 less the Per Share Expense Reimbursement (as defined in the Purchase Agreement) expected to be approximately $0.22 per share (the "Offer Price"). The terms and conditions of the Stock Purchase and the Tender Offer, which together are sometimes referred to as the "Transaction," are set forth in more detail in the Purchase Agreement.

In connection with rendering our opinion, we have reviewed drafts of the Purchase Agreement, and for purposes hereof, we have assumed that the final form of this document will not differ in any material respect from the drafts provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

We have reviewed and considered certain financial and stock market data relating to the Company, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions that we believe be to relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities, including environmental and mine maintenance liabilities and requirements, of the Company, and no such independent valuation or appraisal was provided to us. We also have assumed that the Stock Purchase and the Tender Offer will each be consummated as provided in the Purchase Agreement without waiver or modification of any of the material terms or conditions contained therein, including without limitation any change in the consideration payable to any of the holders of Common Stock. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

In the ordinary course of our business, we may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as financial advisor to the Company in connection with the proposed Stock Purchase and subsequent Tender Offer and will receive a fee for our services, which is contingent upon the consummation of the Transaction. The Company has not asked us to, and we have not undertaken to, represent the particular interests of or provide specific advice to any group of stockholders of the Company, such as the Remaining Holders or the Sellers, or any particular members or committees of the Company's Board of Directors, such as an independent or special committee.

Our opinion addresses only the fairness from a financial point of view to the holders of Remaining Shares of the Offer Price to be received by such shareholders pursuant to the Tender Offer, and we do not express any views on any other terms of the Transaction. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Purchase Agreement or any consideration to be received by the holders of Shares pursuant to the Stock Purchase. In addition, our opinion does not address the solvency of the Company following consummation of the Transaction or at any time.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be relied upon by any other person, and may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder with respect to whether such holder should tender Remaining Shares pursuant to the Tender Offer or as to how such holder should vote with respect to matter requiring such holder's approval pursuant to the Purchase Agreement, and should not be relied upon by any shareholder as such.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the Offer Price to be received by the holders of the Remaining Shares of the Company pursuant to the Tender Offer is fair to such holders from a financial point of view.

Very truly yours,

DRESDNER KLEINWORT WASSERSTEIN, INC.

July 9, 2002

Board of Directors
United Park City Mines Company
P.O. Box 1450
Park City, UT 84060

Members of the Board of Directors:

This is with reference to the letter we delivered to you on February 8, 2002 (the "Fairness Opinion"), with respect to the fairness, from a financial point of view, of the consideration to be paid to certain stockholders of United Park City Mines Company, a Delaware corporation (the "Company"), pursuant to the Stock Purchase Agreement, dated as of February 21, 2002 (the "Purchase Agreement"), among Capital Growth Partners, LLC (the "Purchaser"), the Company and the Sellers named therein (the "Sellers"). Capitalized terms used but not defined in this letter have the meanings assigned to them in the Purchase Agreement.

You have provided us with the First Amendment to Stock Purchase Agreement, which draft appears to have been prepared on or about June 21, 2002 (the "First Amendment"), pursuant to which, among other things, the parties propose that the Purchaser will effect a statutory merger instead of the tender offer specified in the Purchase Agreement. For the purposes hereof, we have assumed that the final form of this document will not differ in any material respect from the version provided to us. In connection with your consideration of the First Amendment, you have asked us whether the terms of the First Amendment, had such terms been part of the Purchase Agreement when we delivered the Fairness Opinion on February 8, 2002, would have changed the opinion we expressed in the Fairness Opinion at the time it was delivered to you. The terms of the First Amendment, had such terms been part of the Purchase Agreement when we delivered our Fairness Opinion, would not have changed the opinion, subject to the various assumptions, qualifications and limitations set forth therein, we expressed in our Fairness Opinion at the time it was delivered to you. In particular, but without limiting the foregoing, our Fairness Opinion addressed and this letter addresses only the fairness from a financial point of view to the holders of the Remaining Shares of the Offer Price to be received by such holders pursuant to the Tender Offer.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be relied upon by any other person, and may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent.

Very truly yours,

DRESDNER KLEINWORT WASSERSTEIN, INC.

August 20, 2002

Board of Directors
United Park City Mines Company
P.O. Box 1450
Park City, UT 84060

Members of the Board of Directors:

This is with reference to the letter we delivered to you on February 8, 2002 (the "Fairness Opinion") with respect to the fairness, from a financial point of view, of the consideration to be paid to certain stockholders of United Park City Mines Company, a Delaware corporation (the "Company"), pursuant to the Stock Purchase Agreement, dated as of February 21, 2002 (the "Purchase Agreement"), among Capital Growth Partners, LLC (the "Purchaser"), the Company and the sellers named therein.

You have provided us with the Agreement and Plan of Merger, which draft appears to have been prepared on or about August 15, 2002 (the "Merger Agreement"), by and among the Purchaser, the Company, certain stockholders of the Company named therein (the "Sellers") and CGP Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser ("CGP Acq."), pursuant to which, among other things, the parties propose to suspend their respective obligations under the Purchase Agreement, as amended, and instead have CGP Acq. merge with and into the Company (the "Merger") on the terms specified in the Merger Agreement. For the purposes hereof, we have assumed that the final form of this document will not differ in any material respect from the version provided to us. In connection with your consideration of the Merger Agreement, you have asked us whether the terms of the Merger Agreement, had such terms been part of the Purchase Agreement when we delivered the Fairness Opinion on February 8, 2002, would have changed the opinion we expressed in the Fairness Opinion at the time it was delivered to you. The terms of the Merger Agreement, had such terms been part of the Purchase Agreement when we delivered our Fairness Opinion, would not have changed the opinion we expressed in our Fairness Opinion at the time it was delivered to you, subject to the various assumptions, qualifications and limitations set forth therein. In particular, but without limiting the foregoing, our Fairness Opinion addressed and this letter addresses only the fairness from a financial point of view to the holders of shares of the Company's common stock other than the Sellers of the Merger Consideration to be received by such holders pursuant to the Merger.

This letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger Agreement and may not be relied upon by any other person, and may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent.

Very truly yours,

DRESDNER KLEINWORT WASSERSTEIN, INC.

ANNEX D--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

SECTION 262 - APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.